Exhibit 10.10

INSURANCE ADMINISTRATIVE SERVICES AGREEMENT

THIS INSURANCE ADMINISTRATIVE SERVICES AGREEMENT (the “Agreement”) is entered into as of this 3rd day of June, 2004 (the “Effective Date”) by and between Merrill Lynch Life Insurance Company, an Arkansas domiciled life insurance company with its principal offices located at 1300 Merrill Lynch Drive, 2nd Floor, Pennington, NJ 08534 (“Customer”) and Liberty Insurance Services Corporation, a South Carolina corporation with offices located at 2000 Wade Hampton Boulevard, Greenville, South Carolina 29615 (“Liberty”). When referring to Liberty and Customer collectively the term “party” or “parties” may be used herein.

RECITALS:

     WHEREAS, Liberty administers life insurance contracts and annuity contracts as a third party administrator; and

     WHEREAS, Customer desires to engage Liberty to render the administrative services and related services for the Contracts described in this Agreement on the terms and conditions set forth in this Agreement, and agrees that Liberty shall perform such administrative services on Customer’s behalf.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties, intending to be legally bound, hereby agree as follows:

Article 1
Definitions

For all purposes as used in this Agreement, unless the context or use clearly indicates otherwise, the following terms shall have the following meanings and these definitions shall apply to both the singular and plural forms of the defined terms. Terms other than those defined shall be given their plain English meaning.

     1.1 An “Active” Contract is any Contract that is currently in force. Any Contract that is in a “pending” status is also considered to be Active. Approximately 58,000 Contracts are Active as of the Effective Date.

     1.2 “Additional Services Fees” has the definition provided in Section 3.4.

     1.3 “Additional Services Request” has the definition provided in Section 3.4.

     1.4 “Administrative System” means one of the six insurance administrative systems currently used by Customer to administer the Contracts. These systems are as follows: MIPS, Sched, Flex, Fidelity, Estate, and Onyx.

     1.5 “Agreement” means this Agreement together with the exhibits and schedules attached to it, and any amendments.

     1.6 “Amendment for Additional Services” has the definition provided in Section 3.4.

     1.7 “Ancillary Systems” means the ancillary systems currently used by Customer in connection with the administration of the Contracts that are not part of the Administrative System.

     1.8 “Authorized Personnel” are those employees of Customer who have the authority to authorize Additional Services, as designated in Exhibit 3.4.2.

     1.9 “Books and Records” has the definition provided in Section 4.1.

     1.10 “Breakage” has the definition provided in Exhibit 6.1.

     1.11 “Business Continuity Plan” has the definition provided in Section 3.5.

     1.12 “Business Day” means any day that is not a Saturday, Sunday or a day on which the New York stock exchange is closed.

     1.13 “Claims” has the definition provided in Section 13.3.

     1.14 “Claims Account” means the bank account established and funded by Customer for the payment of Contract claims and other disbursements.

     1.15 “Claims Notice” has the definition provided in Section 13.3.

     1.16 “Confidential Information” has the meaning provided in Section 10.1.

     1.17 “Consumer Price Index” means the Consumer Price Index for All Urban Consumers, All Items, U.S. City Average, as published by the United States Bureau of Labor Statistics of the Department of Labor.

     1.18 “Contract” or “Contracts” means one or all of the closed block, comprised of both Active and Inactive Contracts, which as of the Effective Date contained approximately 116,000 interest sensitive whole life policies, variable life policies, variable universal life policies, riders, endorsements, and associated contract benefits for which Liberty shall be performing the Services under this Agreement and which are more specifically identified by the plan codes listed on Exhibit 1.18.

     1.19 “Contract History” means a complete record of all information about one or more of the Contracts, regardless of what medium within which the record is stored (e.g. electronically, on paper, or on microfiche). “Contract History” includes, but is not limited to: copies of contract schedule pages, applications, policy forms; records of premium payments, deductions of insurance charges, loans, and other transactions applicable to the Contracts; records of investment base, account values, loans, and other policy values and correspondence to or from the Contractholder.

     1.20 “Customer” has the definition provided in the preamble.

     1.21 “Customer Software” has the definition provided in Section 9.1.

     1.22 “Damages” has the definition provided in Section 13.1.

     1.23 “Data” has the definition provided in Section 9.3.

     1.24 “Data Recovery Plan” has the definition provided in Section 3.5.

     1.25 “Deteriorating Financial Condition” has the definition provided in Section 8.4 (a).

     1.26 “Effective Date” means the date first written above.

     1.27 An “Inactive” Contract is any Contract that is not currently in force, including Contracts that have been surrendered for their cash value or on which a death claim has been paid. Approximately 58,000 Contracts are Inactive as of the Effective Date.

     1.28 “Incomplete Records Contracts” has the definition provided in Section 5.23.

     1.29 “Indemnified Party” has the definition provided in Section 13.3.

     1.30 “Indemnifying Party” has the definition provided in Section 13.3.

     1.31 “Insurance Risk” has the definition provided in Section 5.1.

     1.32 A “Lapsed” Contract is any Inactive Contract that is eligible to be reinstated to Active status, according to the provisions of that Contract.

     1.33 “Liberty Personnel” has the definition provided in Section 11.2 (II).

     1.34 “Liberty Software” means the proprietary software of Liberty used in the performance of the Services.

     1.35 “MIPS History Viewer” is an electronic repository of Contract History for Contracts that are administered on MIPS. MIPS History Viewer is not an administrative system, and Contract History from MIPS History Viewer is not available through MIPS.

     1.36 “Pass Through Costs” has the definition provided in Section 7.2 and are more specifically identified in Exhibit 6.1.

     1.37 “Performance Standards” means the standards set forth in Exhibit 3.2.1 of this Agreement.

     1.38 “Person” means an association, firm, individual, partnership (general or limited), corporation, limited liability company, trust, financial institution, unincorporated organization or other legal entity.

     1.39 “Premium Account” means the bank account established by Customer on behalf of Customer in a federally or state insured financial institution pursuant to which Liberty shall be provided access in accordance with applicable law governing third party administrators as provided in Section 15.6.

     1.40 “Related Companies” has the definition provided in Section 10.1.

     1.41 “Renewal Term” has the definition provided in Section 8.1.

     1.42 “Security Procedures” has the definition provided in Section 3.3 as set forth in Exhibit 3.3.

     1.43 “Service Center” has the definition provided in Section 3.2.

     1.44 “Services” means the insurance administrative services set forth in Exhibit 3.2.

     1.45 “Services Fees” has the definition provided in Section 6.2 and set forth in Exhibit 6.1.

     1.46 “Services Starting Date” means the date on which Liberty begins performance of the Services at the Service Center.

     1.47 “SIU” has the definition provided in Section 5.5.

     1.48 “Standard Rates” has the definition provided in Section 3.4 and as set forth in Exhibit 3.4.

     1.49 “System” means Liberty’s proprietary software or Third Party Software licensed by Liberty, computer hardware, computer programs and programming aids with supporting documentation, including, but not limited to, input and output formats, program listings, system flow charts, narrative descriptions and operating instructions, including tangible media upon which such programs are recorded, all of which are used by Liberty to perform the Services for the Contracts.

     1.50 “Term” has the definition provided in Section 8.1.

     1.51 “Terminated” Contract is any Inactive Contract that is not eligible to be reinstated to Active status, according to the provisions of that Contract.

     1.52 “Termination Fee” has the definition provided in Section 8.6.

     1.53 “Third Party Software” means any software that is not proprietary to either Liberty or Customer but is used by either Liberty or Customer to administer the Contracts.

     1.54 “Transition Services” has the definition provided in Section 3.1 and as more particularly set forth in Exhibit 3.1.

     1.55 “Transition Services Fees” has the definition provided in Section 6.1 and as set forth in Exhibit 6.1.

     1.56 “Year End” means the end of the financial period for Customer. The Year End in 2004 for Merrill Lynch Life Insurance Company is December 23, for ML Life Insurance Company of New York is December 23, and for Monarch Life Insurance Company is December 31. Thereafter, Customer shall provide Liberty with a schedule of all the close dates each year during the Term and any Renewal Term for each of these insurers as soon as such close dates are known to Customer.

Article 2
Engagement

     2.1 Engagement by Customer. Customer hereby engages Liberty to perform the Transition Services, Services, and Additional Services (if any) on behalf of the Customer with respect to the Contracts on the terms and conditions set forth in the Agreement, and Customer acknowledges and accepts the engagement of Liberty. Nothing herein shall restrict Customer’s right to contract with any third party to provide products and/or services similar to or identical to the Services provided in this Agreement.

     2.2 Acceptance of Engagement by Liberty. Liberty hereby accepts such engagement and agrees to perform the Transition Services, Services, and additional services in accordance with the terms and conditions of this Agreement.

Article 3
Services

     3.1 Transition Services. Beginning on the Effective Date, Liberty, with reasonable assistance from Customer, shall commence planning and analysis activities for the conversion of the Customer’s Data and Books and Records to a format appropriate for administration by Liberty at the Service Center, and transition and training in connection with the assumption of the administrative operations and procedures in connection with the Contracts, as described further in Exhibit 3.1 (collectively, the “Transition Services”).

     The parties acknowledge that the description and definition of the Transition Services attached as Exhibit 3.1 are general in nature and the parties agree to utilize commercially reasonable efforts to develop a definitive Transition Services plan in accordance with the procedures outlined under the heading “Transition and Transition Analysis Phase” of the Business Transition Methodology document, attached hereto as Exhibit 3.1.1, which will define the Transition Services in greater detail. Upon prior written approval by Customer and Liberty, the final Transition Services plan shall supplement the general Transition Services and the schedule set forth in Exhibit 3.1.

     The Transition Services shall be provided by Liberty, with reasonable assistance from Customer, using certain Customer Software and Third Party Software access to which shall be provided by Customer to Liberty as of the Effective Date, either directly by Customer for the Customer Software and for the Third Party Software by Customer using its reasonable efforts to facilitate use by Liberty of the Third Party Software. It is understood and agreed that access and use by Liberty of the Third Party Software shall not include access or use by Liberty of source code or system documentation in contravention of existing software license agreements with third parties. Any costs associated with obtaining access or use by Liberty to the Customer Software or the Third Party Software shall be borne solely by Customer.

     3.2 Services. Beginning on the Services Starting Date, Liberty shall provide the administrative services described in Exhibit 3.2 (the “Services”) in accordance with (i) the performance standards (the “Performance Standards”) as set forth in Exhibit 3.2.1 for the Services Fees set forth in Exhibit 6.1, as adjusted in accordance with Section 7.1. However, during the first sixty (60) calendar days after the Services Starting Date, Liberty shall not be subject to any Section 3.7 penalties for failure to meet the Performance Standards. The Services shall be provided from Liberty’s service center listed on Exhibit 3.2.2 (the “Service Center”), with the telephone call center of that Service Center available between the hours of 8:30 am and 6:00 pm Eastern Time. Liberty may provide the Services from one or more other Service Center(s) selected by Liberty that meet the same security and data recovery procedures required by this Agreement, as long as Liberty continues to perform services in accordance with the Performance Standards.

     (i) Liberty agrees that none of the Services described in Exhibit 3.2 subsections A, B, C, E, H, and L (except for mailing services and technology consulting services) will be provided by any third party(ies) who are not already being used by Liberty as of the execution date of this Agreement, without first obtaining Customer’s written acceptance. In no event shall Liberty provide Services by utilizing any entity or Service Center that is not located within, and providing all Services from, the continental United States without first obtaining Customer’s written acceptance.

     (ii) Any services, functions, actions or responsibilities not specifically described in this Agreement that are incidental to or reasonably necessary to perform the Services will be deemed to be implied by and included within the scope of the Services to the same extent and in the same manner as if specifically described in this Agreement.

     3.3 Facilities; Security and Data Recovery Procedures. Except as otherwise provided in this Agreement, Liberty shall furnish the facilities, including, without limitation, physical facilities, trained personnel, and data processing hardware and software, necessary to provide the Services. However, the costs for any telecommunication lines from Customer to the Service Center(s) shall be paid by Customer as a Pass Through Cost. During the Term and any Renewal Term(s), Liberty shall maintain and enforce security procedures (the “Security Procedures”) at the Service Center(s) that are at least as rigorous as those security procedures in effect at the Service Center(s) as of the Effective Date of this Agreement. A summary of the existing Security Procedures is set forth in Exhibit 3.3.

     (i) All Liberty connectivity to Customer and Customer connectivity to Liberty computing systems and/or networks and all attempts at same shall be only through security gateways/firewalls and only through mutually agreed upon security procedures; Liberty and Customer will not access, and will not permit unauthorized persons or entities to access, the other party’s computing systems and/or networks without the other party’s express written authorization and any such actual or attempted access shall be consistent with any such authorization; Liberty and Customer will use the latest available, most comprehensive virus detection/scanning program prior to any attempt to access any of the other party’s computing systems and/or networks and upon detecting a virus, all attempts to access the other party’s computing systems and/or networks shall immediately cease and shall not resume until any such virus has been eliminated; and Liberty and Customer will each abide by the computer security guidelines attached hereto as Exhibit 3.3.1

     3.4 Additional Services. Either party may request a change to the description or pricing of Services herein or to amend this Agreement or an Exhibit (herein a “Additional Services Request”). No Additional Services Request shall be binding on the parties unless the requirements of this Article 3.4 have been satisfied and the Additional Services Request is agreed to in writing by an authorized representative of both parties as defined in Section 16.7.

     Until such time as an Additional Services Request is formally agreed to by both parties, both parties shall continue to perform their respective obligations without taking account of the Additional Services Request. In the case of any Additional Services Request, Liberty shall within 10 Business Days of the date the request has been submitted in a format that fully provides Liberty with detailed specifications of the requirements, supply to the Customer either: (a) full details of all consequential changes that will be required (such as changes in fees or service levels) as a result of the Additional Services Request; or written confirmation that there will be no such consequential changes or effects. Both parties may mutually agree in writing to extend this process.

     Upon receipt of such an Additional Services Request from Customer, Liberty shall inform Customer pursuant to the terms of the preceding paragraph after receipt of Customer’s request as to whether Liberty is able to perform such additional services and, if so, Liberty shall provide Customer with: (a) a written description of the work Liberty anticipates performing in connection with such Additional Services Request, (b) a schedule for commencing and completing the Additional Services Request and (c) Liberty’s estimated charges for such additional services (the “Additional Services Fees”) which charges shall be calculated using those rates set forth on Exhibit 3.4 (the “Standard Rates”). In the event Customer elects to have Liberty perform the additional services, Customer and Liberty shall execute a written amendment to this Agreement in substantially the form set forth in Exhibit 3.4.1 (when completed and signed by both Customer and Liberty, such form shall be an “Amendment for Additional Services”). Written agreement by Customer shall be by at least one of the officers designated as an Authorized Person in Exhibit 3.4.2. Liberty shall not begin performing any additional services until an Amendment for Additional Services in respect of such additional services has been executed on behalf of Customer, as agreed by Customer and Liberty and in compliance with any applicable Third Party Software restrictions.

     3.5 Safeguarding Data. Liberty shall be responsible for maintaining a data recovery plan (the “Data Recovery Plan”), which is tested on an annual basis, and an off-site business continuity and resumption plan (the “Business Continuity Plan”), which is tested at least every eighteen months and, within thirty-six (36) months from the Effective Date, will be tested at least annually, to ensure that Customer’s Data and Books and Records can be restored after the occurrence of a force majeure event such as flood, fire, earthquake, accident, explosion, riot, war, civil commotion, or other similar disaster. Liberty and Customer shall mutually agree on the procedures to be followed with respect to the continued provision of the Services in such an event. Customer shall have the right to audit Liberty’s Data Recovery Plan annual test results and any test results of Liberty’s Business Continuity Plan. Exhibit 3.5 sets forth a high level summary of Liberty’s current Data Recovery Plan and Business Continuity Plan. Liberty shall establish reasonable safeguards to protect Customer’s Data and Books and Records against unauthorized distribution, loss or alteration. Upon reasonable notice, Customer shall have the right to review such procedures. Liberty shall notify Customer immediately of any security breaches involving Customer’s Data or Books and Records.

     3.6 Bank Accounts. Customer shall establish and maintain premium accounts with Customer’s preferred bank for each legal entity and will provide Liberty access to such accounts for the purpose of receiving client funds via checks, Fed Fund wire transfers and PAC (pre-authorized checks) payments. These accounts will also be utilized for the payment of client moneys via outgoing Fed Fund wire transfers. Liberty shall be given appropriate signing authority and systems access to process the outgoing payments in accordance with Customer guidelines. Customer currently maintains ZBA (zero balance account) disbursement accounts for each entity and shall provide signing authority to Liberty personnel in accordance with Customer guidelines with regard to issuance of check disbursements. Customer will continue to maintain existing procedures for funding of daily presentment amounts through Customer’s concentration accounts.

     3.7 Penalties for Failure to Meet Performance Standards. If Liberty fails to meet agreed upon tolerances of the Performance Standards set forth in Exhibit 3.2.1 in any month and, upon notice by Customer, fails to correct the performance for the same Performance Standard within the following month, Customer shall be entitled to an abatement of three percent (3%) of the monthly Services Fees or Minimum Fees for each month thereafter until the Performance Standards are met. For example, if Liberty receives notice from Customer of a failure to meet a specific Performance Standard in January, and Liberty fails to correct the performance during February, then Customer shall be entitled to the 3% abatement in March and any subsequent month(s) during which Liberty fails to meet the specific Performance Standards.

Article 4

Books and Records

     4.1 Books and Records. This Agreement shall be retained as part of the official records of both Customer and Liberty for the duration of the Term and any Renewal Term(s) of the Agreement and for five (5) calendar years thereafter in accordance with the National Association of Insurance Commissioners (hereinafter “NAIC”) Third Party Administrator Model Act.

     (a) Notwithstanding any contrary provision herein, until this Agreement is terminated or expires, Customer’s employees, internal and external auditors, attorneys, accountants and regulators in connection with an examination of Customer (or its Affiliates), will each have the right, during Liberty’s normal business hours in accordance with reasonable procedures and at reasonable frequencies upon prior notice to Liberty, to: (i) examine all records and materials of Liberty including, without limitation, premiums received for the Contracts, agents’ commissions for the Contracts, premium accounting, billing and collections, financial accounting, Liberty’s administrator’s fees, premiums received and deposited on behalf of Customer, subaccount positions on both an aggregate and individual contractholder level, claims paid on behalf of Customer, and authorized expenses paid on behalf of Customer and any other materials pertaining to the Services including an examination of the operation of Liberty’s administration and other information systems used to provide the Services (collectively, “Books and Records”), (ii) take extracts from any such records, redacted to remove references to matters other than those under this Agreement, (iii) visit and inspect any site operated by or for Liberty; (iv) interview employees and subcontractors of Liberty regarding the Services, (v) run computer programs, subject to Third Party Software license restrictions, and perform any other functions necessary for control assessment and/or investigations, (vi) verify the integrity of Customer’s data, (vii) examine the systems that process, store, support and transmit that data, and (viii) examine Liberty’s performance of the Services including, to the extent applicable to the Services and to the charges therefore, audits and reviews of practices and procedures, systems, applications development and maintenance procedures and practices, general controls (e.g., organizational controls, input/output controls, system modification controls, processing controls, system design controls, and access controls) and security practices and procedures as necessary to enable Customer and its affiliates to meet applicable regulatory requirements. Liberty shall provide to such employees, auditors, attorneys, accountants and regulators such assistance as they reasonably require at Standard Rates. Visits, inspections, interviews, requests, examinations, and other actions taken by Customer or its affiliates, its agents and other persons pursuant to this Section 4.1(a) must be preceded by reasonable notice to Liberty, and such actions will be conducted during normal business hours, and will be reasonably related to the Services, provided that Liberty shall make its facilities, personnel, records and similar items available at any time without prior notice if requested by regulators pursuant to an audit of Customer or by Customer’s or its affiliates’ internal or external auditors or attorneys pursuant to an audit specifically investigating an incident or suspected incident posing a risk to Customer’s business or reputation. All identified incremental costs associated with activities covered by this section that are a direct result of changes requested directly by Customer (in contrast with changes made as a result of regulatory or industry standards changing, which will be handled in accordance with Section 5.9) shall be subject to the definition of Pass Through Costs of Exhibit 6.1 and may be reimbursable to Liberty. To the extent such costs can be estimated and such costs exceed $5,000, Liberty shall notify Customer pursuant to the terms of Section 16.7.

     (b) Following any audit or examination, Customer shall conduct (in the case of an internal audit), or request its external auditors or regulators to conduct, a review conference with Liberty to obtain factual concurrence with issues identified in the review. At Customer’s request, Liberty shall furnish Customer with copies of Liberty’s external audit reports or agreed upon procedure reviews as they relate to the Services (redacted to remove references to matters other than the Services). Liberty and Customer shall meet to review any audit report or procedure review promptly after the issuance thereof and mutually agree upon the appropriate manner, if any, in which to respond to the changes suggested by the audit report or procedure review.

Liberty shall formally reply in writing to Customer audits within 30 calendar days after the audit report is issued. If Customer identifies to Liberty that Customer’s audit of Liberty identifies a bona fide, reasonable problem or concern in Liberty’s control environment or security policies and procedures, then, at Customer’s request, Liberty shall correct such problem within a mutually acceptable timetable at no cost to Customer, except in the event the issue relates to a program or procedure of Customer’s that Liberty is following based on the Business Requirements Document or other instruction by Customer.

     (c) Such Books and Records shall be maintained in accordance with prudent standards of insurance record keeping and shall be maintained for a period of not less than seven (7) calendar years from the year of their creation. The commissioner of insurance or appropriate governmental officer of any federal, state or local authority with jurisdiction over the Contracts, Customer or Liberty shall have reasonable access to such Books and Records during normal business hours for the purpose of examination, audit and inspection. In the event of termination of this Agreement, Liberty may, by written agreement with Customer, transfer all Books and Records to a new administrator rather than retain them for seven (7) calendar years from the year of their creation. In such cases, the new administrator shall acknowledge, in writing, that it is responsible for retaining the Books and Records of the Customer as required by applicable insurance law governing third party administrators.

     4.2 Ownership of Books and Records. All Books and Records relating to the Contracts shall be the property of Customer. However, Liberty shall retain the right to continuing access to the Books and Records to permit Liberty to fulfill all of its obligations under this Agreement.

     4.3 Liberty Self Audit. Liberty shall, at no cost to Customer, provide Customer with a Type II SAS 70 report within ninety (90) days after the end of each calendar year. The costs of any corrective actions taken as a result of Type II SAS 70 reports will be paid by Liberty, except to the extent the corrective actions relate to a program or procedure of Customer’s that Liberty is following based on the Business Requirements Document or other instruction by Customer.

     4.4 Periodic Review. Customer shall have the right to inspect Liberty’s Books and Records and standard reports generated in the normal course of providing the Services during normal business hours for the purpose of examination and inspection.

Article 5
Certain Covenants Of Customer

     5.1 Except as otherwise set forth in Article 13, Customer acknowledges that Liberty assumes no mortality or morbidity risk (“Insurance Risk”) for any of the Contracts, Contract owners, and for the insureds and beneficiaries of the Contracts. For purposes of this Agreement, Insurance Risk shall also include, without limitation, all compliance issues involving the Contracts, such as income tax compliance with the Internal Revenue Code and any issues related thereto, whether currently known or discovered during or after the Term or any Renewal Term of the Agreement, and all regulatory and actuarial issues relating to the design, cash values and benefits contents of the Contracts.

     5.2 Customer agrees to provide to Liberty, at Customer’s expense, access to Customer’s knowledgeable employees and independent contractors that may be required in the performance of the Transition Services, the Business Requirements Document and Additional Services Requests for the Services.

     5.3 Customer agrees that it shall be solely responsible for determining the benefits, premium rates, underwriting standards and criteria, claims payment procedures and claims settlement procedures, anti-money laundering policies and procedures, and privacy notices and privacy policies applicable to coverage of the Contracts and to the Contracts during the Term and any Renewal Term of this Agreement, and for securing reinsurance for the Contracts, if any is necessary. Customer shall provide Liberty, in writing, with all rules, procedures, guidelines, and instructions pertaining to these matters which Liberty agrees to comply with in full.

     5.4 Liberty agrees that it shall provide to Customer a copy of any written complaints or a tape recording of any oral complaints received by Liberty from any person within one Business Day for written complaints and two Business Days for oral complaints. For purposes of this section, “complaint” shall mean a written or oral communication which primarily expresses a grievance. Liberty agrees further to cooperate fully with Customer in providing all necessary documentation in its control so that Customer may respond in a timely fashion to the complainant. Liberty shall also cooperate and make its personnel available to assist Customer in the event a complaint shall involve services provided by Liberty. Customer shall be responsible for all complaints and regulatory inquiries arising from the Contracts. Customer will maintain a complaint log and perform any complaint reporting required of insurance companies in the various states.

     5.5 Customer agrees that it shall be responsible for filing and maintaining anti-fraud plans in the jurisdictions requiring such anti-fraud plans to be filed, whether currently required or required during the Term or any Renewal Term of this Agreement and for maintaining special investigation units (“SIU’s”) in connection with any such anti-fraud plans in accordance with applicable state law. Liberty shall cooperate with Customer in Customer’s efforts to prepare any such required anti-fraud plan and in Customer’s reporting requirements associated with such anti-fraud plans.

     5.6 Customer agrees to use reasonable efforts to (a) ensure that existing support of the Contracts, both operational support and information technology support, will remain in place until Liberty begins providing the Services on the Services Starting Date; and (b) ensure that knowledgeable employees or contractors of Customer will be available to assist Liberty during the Transition Services and in the preparation of the Business Requirements Document.

     5.7 Except as otherwise set forth in Article 13, Customer agrees that Liberty shall not be responsible for any and all claims, litigation, damages, losses, actions, suits, proceedings, including, without limitation, attorneys’ fees and costs incurred, whether contractual, extra-contractual, or punitive in nature, which are in any way related to the Contracts, the Insurance

Risk, or which are related to the acts or omissions of Customer’s employees, agents, brokers, and/or representatives who sold or serviced the Contracts.

     5.8 Customer agrees that Liberty shall have the right to audit, as Liberty deems necessary from time to time, facts provided by Customer about the Contracts in order to independently verify any information about the Contracts provided by Customer, which may affect the Transition Services, the Services and the Additional Services. Liberty shall conduct any such audit during Customer’s normal business hours and at Liberty’s sole expense. All such audits pursuant to this Section 5.8 shall be conducted in such a manner as to not unreasonably interfere with Customer’s normal operations. All Confidential Information of Customer obtained as a result of any monitoring, audits or inspections pursuant to this Section 5.8 shall be held by Liberty in accordance with the provisions of Section 10.1.

     5.9 In addition to the fee increases otherwise stated in this Agreement, Customer agrees that, subject to Liberty filing an Additional Services Request pursuant to Article 3.4 (and Exhibit 3.4.1) and Customer’s prior written approval, Services Fees specified for the Services may be increased by Liberty in the event that legislative and/or regulatory changes affecting the Contracts which occur during the Term or any Renewal Term of this Agreement and which are not currently contemplated by the parties cause Liberty’s cost of performing the Services to result in unforeseen increases. Any such increases in the Services Fees shall be reasonable and in proportion to Liberty’s increased incremental costs for performing such Services and Liberty shall use reasonable efforts to provide Customer with at least ninety (90) calendar days’ advance written notice of any such increases.

     5.10 If required by the State of Arkansas, Department of Insurance, Customer shall, at no cost to Liberty, obtain authority and any regulatory approvals that may be necessary for Liberty to have lawful access to the Contracts and the Books and Records as of the Effective Date in order to facilitate the performance by Liberty of the Transition Services, the Services and any Additional Services. Customer shall, at no cost to Liberty, obtain any regulatory approvals that may be necessary to transfer the Books and Records to Liberty’s Service Center.

     5.11 Customer warrants to Liberty that the Data is Year 2000 compliant. Customer further warrants to Liberty that in the event “windowing” techniques were used during Year 2000 remediation of the Books and Records, Customer shall provide Liberty with written documentation of all applicable rules used in the Year 2000 remediation of the Data for which Liberty will perform the Transition Services.

     5.12 Customer shall use reasonable efforts to maintain administration of the Contracts during the Transition Services within the Performance Standards and with no material production backlog. Customer agrees that Liberty shall not be liable for failure to maintain Performance Standards resulting from material production backlogs on the Services Starting Date. Customer will use reasonable efforts to maintain operations at the Performance Standards set forth in Exhibit 3.2.1 prior to and as of the close of the last Business Day prior to the Services Starting Date.

     5.13 Customer shall designate an employee of sufficient status within Customer’s organization to act as liaison with Liberty to facilitate the obligations of Customer under the Agreement during the Term and any Renewal Term of the Agreement, including monitoring, managing, and reporting. Such designated employee shall be the prime source of communications to Customer by Liberty and shall have sufficient authority to make decisions relating to the Agreement on behalf of Customer.

     5.14 During the Transition Services period, Customer shall provide Liberty with a secured space in which to house Liberty employees or contractors at Customer’s premises. Customer will provide Liberty with the ability to utilize existing Customer wiring and the power and environmental controls to support the Liberty employees or contractors use of laptops, at no cost to Liberty.

     5.15 Customer shall be responsible for valuation of the Contracts using existing methodologies and for calculation of statutory, tax and GAAP (Generally Accepted Accounting Principles) reserves for the Contracts. Liberty will provide valuation summary and seriatim valuation records electronically to Customer to enable Customer to perform valuation for the Contracts.

     5.16 Customer shall retain primary responsibility for maintaining the Contracts in compliance with all regulatory/legislative changes that occur during the Term or any Renewal Term of this Agreement. Liberty shall endeavor to provide Customer with notice of regulatory/legislative changes that would impact the Contracts and will assist Customer in the implementation of such changes as directed by Customer. Any such changes shall be handled as Additional Services Requests in accordance with Section 3.4.

     5.17 Customer warrants to Liberty that all initial and subsequent privacy notices for the Contracts have been provided to Contract owners in accordance with the Gramm-Leach-Bliley Act and any other applicable federal and state privacy laws. Customer shall provide Liberty with any privacy notices it wishes Liberty to send to Contract owners in accordance with the Gramm-Leach-Bliley Act.

     5.18 Customer shall provide Liberty with preliminary detailed specific technical interface requirements for Customer’s financial and valuation systems requirements within thirty (30) calendar days following the Effective Date and make reasonable efforts to provide final requirements within sixty (60) days of the Effective Date. If the completion of these requirements extends beyond 60 days of the Effective Date, then both parties shall meet to discuss the impact upon the Services Starting Date and the expeditious resolution of the completion of these requirements.

     5.19 Customer acknowledges and agrees that Customer shall bear all costs and expenses associated with any employment termination costs, severance costs, outplacement costs and costs of employee benefits for Customer’s employees whose employment may be affected as a result of this Agreement.

     5.20 Customer shall obtain all necessary consents from Third Party Software vendors currently used to administer the Contracts to enable use of the Third Party Software by Liberty in the performance of the Transition Services and, if applicable, the Services.

     5.21 Customer agrees to comply with applicable state third party insurance administration laws and regulations and Federal Securities Laws and regulations that place responsibilities upon Customer, as insurer, and as depositor for the separate accounts for the Contracts.

     5.22 Customer agrees to provide the preliminary Year End closing schedule and requirements to Liberty by September 30 of each year and updated Year End closing schedule requirements by November 1 of each year in a format mutually acceptable to both Customer and Liberty. Thereafter, Customer shall provide Liberty with the Year End closing schedule and requirements for each insurer of the Contracts as soon as such dates are known by Customer but in no event later than November 15 of each year.

     5.23 Customer acknowledges that there may be some Contracts for which only partial Books and Records or Data currently exists (the “Incomplete Records Contracts”). Customer agrees that procedures for providing Services for Incomplete Records Contracts will be handled as exception processing and will require written sign off from one of Customer’s Exhibit 3.4.2 designated persons or their designees. Customer further agrees that Liberty shall have no liability either under this Agreement or to any third party for failure to maintain Books and Records or Data on such Incomplete Record Contracts for any period prior to the Services Starting Date. Additionally, such Incomplete Record Contracts shall not be subject to the Performance Standards as long as notification to Customer of exception processing occurs within the Performance Standards.

     5.24 Customer agrees to provide Liberty with written instructions as to Customer’s privacy requirements, including, without limitation, instructions as to the use of encryption in sending nonpublic personal information to Customer’s agents. If the costs of implementing such privacy requirements increase Liberty’s costs of providing the Services, such costs shall be handled as Pass Through Costs.

     5.25 Customer agrees to provide Liberty with written instructions as to Customer’s Mutual Fund market timing policies and procedures, and any other relevant instructions pertaining to regulatory requirements concerning the Contracts and their administration.

     5.26 Customer agrees to use its reasonable efforts to provide Liberty with Unit Values, whether full or partial, by 8:20 pm ET on Business Days, to enable Liberty to apply prices to the Contracts on the same day. For purposes of this Section 5.26, Unit Values shall mean separate account index as defined in the Contracts. If not received by 8:20 pm ET, Liberty will use prior day’s pricing and Customer agrees to absorb any Breakage that may result from applying prior day’s pricing.

     (a) Liberty agrees to use its reasonable efforts to provide Customer with an electronic file of all subaccount trading activity by 11:59 PM ET each Business Day.

     (b) Liberty agrees to use its reasonable efforts to provide Customer with an electronic file of all general ledger activity by 4:00 AM ET covering all such activity for the preceding Business Day.

     5.27 Customer shall use its reasonable efforts to provide Liberty with the complete Contract History for the Contracts as Liberty may need in the performance of its duties under this Agreement.

Article 6

Compensation

     6.1 Transition Services Fees. In consideration of Liberty providing the Transition Services, Customer shall pay to Liberty the fees set forth in Exhibit 6.1 (the “Transition Services Fees”), according to the payment terms set forth in Exhibit 6.1.

     6.2 Services Fees. In consideration of Liberty providing the Services, Customer shall pay to Liberty the fees set forth in Exhibit 6.1 (the “Services Fees”), subject to any applicable adjustments set forth in this Agreement, and subject to the Minimum Fees set forth in Exhibit 6.1.

     6.3 Additional Service Fees. In consideration of Liberty providing the additional services, Customer shall pay the Additional Service Fees in the manner agreed upon by Customer and Liberty in accordance with Section 3.4.

     6.4 Telecommunication Charges. Unless otherwise set forth in this Agreement, all telecommunication charges incurred by Liberty in respect of the Transition Services, the Services or the additional services shall be paid by Customer as a Pass Through Cost.

     6.5 Billing Frequency. Unless otherwise set forth in this Agreement, the Service Fees, any Pass Through Costs, and the Additional Service Fees (if applicable) shall be due and payable by Customer to Liberty each month no later than thirty (30) calendar days after Customer’s receipt of a detailed billing statement. Customer shall pay the full amount of the billing statement to Liberty when due by wire (electronic) transfers of immediately available funds in U.S. dollars. Customer shall be billed in advance no later than the seventh (7th) Business Day of each month for the Services to be performed in that month, based upon the Service Fees and Minimum Fees set forth in Exhibit 6.1, and any additional services provided in the prior month. Bills for Additional Services may be billed separately. Liberty will prepare invoices based on the Contract count at the beginning of the month. Both parties agree to review the total billing statements on an annual basis and perform a true-up of the fees, as necessary. If any payment from Customer is not received by Liberty on or before thirty (30) days following Customer’s receipt of a billing statement from Liberty, then Customer shall pay Liberty interest at a monthly rate equal to 10% per annum (or the maximum rate of interest allowed by law, if lower) on the past-due amount until paid in full; provided, however, that the charging of interest is not a consent to late payment. Neither (i) the failure of Liberty to deliver a billing statement for Services rendered or to be rendered under the terms of this Agreement nor (ii) any error in the amount billed by Liberty for such Services shall constitute a waiver by Liberty of Customer’s obligation to pay for such Services or additional services or Pass Through Costs. Disputes concerning fees and expenses shall be resolved as provided in Paragraph 6.7 of this Agreement.

     6.6 Partial Months. Charges for a partial month shall be prorated on a daily basis based upon a thirty-day month.

     6.7 Billing Disputes. If Customer disagrees, in good faith, with any charge(s) on a billing statement from Liberty, Customer shall give Liberty written notice, which complies with the following provisions:

          (a) The notice shall separately identify each and every item in dispute, the amount which is disputed, the specific reasons alleged by Customer for the disputed charge, and the amount which is not disputed; if any, and

          (b) The notice shall be accompanied by payment in full for the undisputed amount of the billing statement.

     Both parties agree to mutually negotiate to resolve any disputes within thirty (30) calendar days of Customer’s written notice of a billing statement dispute. If the matter is not resolved within said thirty (30) calendar days period, the matter shall be resolved as provided in Article 14 of this Agreement.

     6.8 Taxes.

(a) Taxation. Customer shall be liable for, and shall be invoiced for, any sales/use tax, VAT, transfer tax, excise tax, tariff, duty or any other similar tax or payment in lieu thereof imposed by any governmental authority arising from the performance or furnishing by Liberty of Transition Services, Services and any additional services under this Agreement. Customer shall not be responsible for payment of any income, franchise, gross receipts or personal property taxes paid by Liberty as a result of this Agreement. In the event that a withholding tax or any sales, use, excise, business or services tax is assessed on the provision of the Services by Liberty to Customer or on Liberty’s charges to Customer under this Agreement, however levied or assessed, Customer shall bear and be responsible for and pay the amount of any such tax. To the extent that any withholding tax, sales, use, gross receipts, excise, value-added or services tax is required by law to be separately identified in Liberty’s billings to Customer, Liberty shall separately identify the tax and assume any and all responsibility for non-compliance, including tax, interest and penalty assessments.

(b) Taxes Based on Relocation. Any taxes assessed, as determined by Customer, including a gross-up thereon, on the provision of the Services for a particular site resulting from Liberty’s relocating or rerouting the delivery of Services for Liberty’s convenience to, from or through a location other than the locations or jurisdictions set forth in this Agreement shall be paid by Customer, and Customer shall receive a credit with respect to the fees invoiced under this Agreement equal to such payments made pursuant to this Section.

(c) Real Property Taxes. Customer and Liberty shall each bear sole responsibility for all taxes, assessments and other real property-related levies on its owned or leased real property.

(d) Cooperation. Customer and Liberty agree to cooperate to minimize imposition of value-added taxes under this Agreement, including without limitation, entering into separate agreements consistent with the terms and conditions of this Agreement that provide for the provision of Services to Customer. Liberty will cooperate with Customer in obtaining any VAT refund, sales/use tax refund or refund of any similar tax available to Customer. Liberty shall promptly notify Customer of any tax liability or potential tax liability, and of any pending or threatened tax audit or other proceeding that it knew or should have known would lead to the imposition of tax liability against Customer, and shall afford Customer opportunity to participate in any such audit or proceeding affecting its interests. Customer shall not be liable for any tax liability imposed as a result of any audit where Customer is not provided with such notice and opportunity to participate.

(e) Segregation. Customer and Liberty shall cooperate to segregate the fees paid hereunder into the following separate payment streams: (a) those for taxable Services; (b) those for nontaxable Services; (c) those for which a sales, use or other similar tax has already been paid; and (d) those for which Liberty functions merely as a paying agent for Customer in receiving goods, supplies or services (including leasing and licensing arrangements) that otherwise are nontaxable or have previously been subject to tax. In addition, Customer and Liberty shall each reasonably cooperate with the other to more accurately determine a Party’s tax liability and to minimize such liability, to the extent legally permissible. Customer and Liberty shall each provide and make available to the other any resale certificates, information regarding out-of-state sales or use of equipment, materials or services, and any other exemption certificates or information requested by a party.

Article 7
Fees and Costs

     7.1 Annual Adjustment to Fees. Not more than once per year, at the anniversary of the Services Starting Date, Liberty may increase the Services Fees and Standard Rates by a percentage equal to the percentage increase in the Consumer Price Index (“CPI”) as defined in Section 1.14. The percentage increase will be calculated as follows:

CPI prior calendar year
Percentage increase	=		-	1
CPI immediately preceding calendar year

No seasonal adjustments will be considered in calculating the percentage increase.

     7.2 Pass Through Costs. Customer shall pay certain pass through costs and expenses of the type set forth in Exhibit 6.1 (the “Pass Through Costs”) identified in this Agreement, which Pass Through Costs are related to the Transition Services, the Services and the additional services.

     7.3 Audit of Charges. Upon at least five (5) Business Days’ notice from Customer and no more than twice during any calendar year (unless a previous audit reveals a discrepancy), Liberty shall provide Customer with access to all of the financial records and supporting documentation in respect of its charges to Customer, excluding Liberty’s pricing model for this Agreement. If, as a result of such audit, Customer determines that Liberty has overcharged Customer, Customer shall notify Liberty of the amount of such overcharge and Liberty shall promptly pay to Customer the amount of the overcharge. All Confidential Information of Liberty obtained as a result of any monitoring, audits or inspections pursuant to this Section 7.3 shall be held by Customer in accordance with the provisions of Article 10.

     7.4 Undercharges. If, as a result of an internal audit of its charges to Customer, Liberty determines that it has undercharged Customer, Liberty may provide Customer with a billing statement in respect of such amount. Any such billing statement shall include the information specified in Section 6.5 and evidence that the amount was not charged to Customer previously. Upon receipt of this information and evidence, Customer shall pay the amount of the undercharge according to Section 6.5, unless disputed in good faith.

Article 8
Term and Termination

     8.1 Term. The term of this Agreement shall begin on the Effective Date and shall continue for a period ending ten (10) years following the Services Starting Date as outlined in Exhibit 3.1, unless terminated earlier pursuant to this Article 8 or extended as provided below (the “Term”). Customer may renew this Agreement and extend the Term for an additional period mutually agreed upon by both parties (the “Renewal Term”), under mutually agreeable terms and conditions including, without limitation, new pricing for the Renewal Term, by providing notice to Liberty at least 180 calendar days before the expiration of the initial Term described in the first sentence of this Section 8.1.

     8.2 Customer Termination for Convenience. Customer may terminate the Term of this Agreement on and after the first anniversary of the Services Starting Date, at any time and without cause, upon at least ninety (90) calendar days notice to Liberty prior to such termination date, and provided further that Customer pays to Liberty the applicable Termination Fee as set forth in Section 8.6, payable together with the notice of termination, less any applicable pro rata portion of the final month’s Services Fees paid by Customer to Liberty in advance.

     8.3 Termination for Cause. If either party fails to perform any of its material obligations under this Agreement (except as provided in Section 8.4), and such failure is not cured within thirty (30) calendar days after notice is given to the defaulting party specifying the nature of the default, the non-defaulting party may, upon further notice to the defaulting party, terminate this Agreement as of the date specified in such notice of termination; provided, however, that if the defaulting party is using its best efforts to cure such failure at the end of such thirty (30) calendar day period and diligently pursues such efforts thereafter, the non-defaulting party may not terminate this Agreement unless such failure continues for an additional sixty (60) calendar days. No Termination Fee shall be payable by Customer upon termination of the Agreement by Customer for failure of Liberty to perform pursuant to this Section 8.3. A

Termination Fee as set forth in Section 8.6 shall be payable by Customer upon termination of the Agreement by Liberty for failure of Customer to perform pursuant to this Section 8.3.

     8.4 Termination for Insolvency. In the event that either Liberty or Customer becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, its insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, then, unless the insolvent or bankrupt party immediately gives adequate assurance of the future performance of this Agreement, the other party may, by giving written notice thereof to such party, terminate this Agreement as of a date specified in such notice of termination. If Customer provides written notice to Liberty of its intention to terminate this Agreement due to Liberty’s insolvency, bankruptcy or receivership, no Termination Fees shall apply to such termination.

     (a) In the event that Customer determines that Liberty is experiencing a Deteriorating Financial Condition, Customer shall have the right to terminate this Agreement immediately without opportunity to cure. “Deteriorating Financial Condition”, with respect to a publicly traded company, or a down stream subsidiary of a publicly traded company, shall mean any of the following events for more than 30 calendar days: (1) Common stock is trading below US$1 in NYSE or NASDAQ or (2) delisted from NYSE or NASDAQ or suspended from trading. With respect to a both publicly traded companies and privately held companies, Deteriorating Financial Condition shall also mean an inability to pay creditors for a period of more than 30 calendar days.

     8.5 Effect of Expiration or Termination. Upon the expiration of this Agreement or termination of this Agreement for any reason:

          (1) Liberty shall provide to Customer those Services or additional services requested by Customer for up to twelve (12) months from the date of such expiration or termination. Customer shall pay Liberty for such Services or additional services at the then current rates for Services Fees and Additional Services Fees then in effect.

          (2) Customer shall pay Liberty for all Services and additional services performed through the final date of the performance of such services.

          (3) Customer shall be (a) obligated to pay a Termination Fee to Liberty as set forth in Section 8.6 in the event of a termination of this Agreement, except as provided for in Section 8.3 and 8.4 or for any termination that occurs during a Renewal Term; and (b) required to make any further payments under Section 6.8 (Taxes).

          (4) Upon termination or expiration of this Agreement for any reason, Liberty agrees that, in order to provide for uninterrupted service of the Contracts to Customer, at Customer’s request, Liberty shall provide, at Liberty’s then applicable Standard Rates, all reasonable assistance requested by Customer in promptly and orderly moving all Services to Customer or to a third party selected by Customer.

     8.6 Termination Fee. The termination fee (the “Termination Fee”) payable by Customer to Liberty under Section 8.2 and Section 8.3 of this Agreement, shall be:

(a)	$2,800,000, for terminations effective from the Effective Date to the period ending before the first anniversary date from the Services Starting Date;

(b)	$2,500,000, for terminations effective in the period beginning on and after the first anniversary date and ending before the second anniversary date from the Services Starting Date;

(c)	$2,300,000, for terminations effective in the period beginning on and after the second anniversary date and ending before the third anniversary date from the Services Starting Date;

(d)	$2,000,000, for terminations effective in the period beginning on and after the third anniversary date and ending before the fourth anniversary date from the Services Starting Date;

(e)	$1,800,000, for terminations effective in the period beginning on and after the fourth anniversary date and ending before the fifth anniversary date from the Services Starting Date;

(f)	$700,000, for terminations effective in the period beginning on and after the fifth anniversary date and ending before the sixth anniversary date from the Services Starting Date;

(g)	$500,000, for terminations effective in the period beginning on and after the sixth anniversary date and ending before the seventh anniversary date from the Services Starting Date;

(h)	$400,000, for terminations effective in the period beginning on and after the seventh anniversary date and ending before the eighth anniversary date from the Services Starting Date;

(i)	$300,000, for terminations effective in the period beginning on and after the eighth anniversary date and ending before the ninth anniversary date from the Services Starting Date; and

(j)	$200,000, for terminations effective in the period beginning on and after the ninth anniversary date and ending before the tenth anniversary date from the Services Starting Date.

(k)	No Termination Fees shall apply for terminations effective during the Renewal Term or any subsequent Renewal Terms.

     If there is a partial termination of the Contracts in the first five years of this Agreement due to sale of a portion of the Contracts, exclusive of Contracts insured by Monarch Life Insurance Company, Customer shall pay a pro rata share of the Termination Fees based upon the percentage of Contracts terminated as measured against the Contracts in force on the Effective Date.

     8.7 Duties of Customer upon Termination. Within thirty (30) Business Days after the effective date of the termination of this Agreement, Liberty shall submit a final bill for services provided through the date of termination. Within thirty (30) Business Days of receipt of this statement, Customer shall pay Liberty all sums owing under the terms of this Agreement. Customer shall return to Liberty, at Liberty’s expense, all Liberty property, equipment, manuals, operating instructions and procedures, together with any copies thereof, and all notes, memoranda or other documents relating to Liberty Services and the System.

     8.8 Duties of Liberty Upon Termination. Within thirty (30) Business Days after the effective date of termination, Liberty, at Customer’s expense, shall return all Customer property including: equipment, manuals, operating instructions and procedures, together with any copies thereof and all notes, memoranda or other documents or materials relating to the Customer or any Contracts.

Article 9
Systems and Proprietary Rights

     9.1 Access to Customer Software and Third Party Software. Customer hereby agrees to use reasonable efforts to obtain for Liberty, at no cost to Liberty, on or before the Effective Date, a non-exclusive, royalty-free, non-transferable right and license to access and use, and copy for back-up purposes, any Customer proprietary software on which the Contracts are being administered by Customer, together with any and all associated software documentation (the “Customer Software”) and, subject to applicable software license restrictions, any Third Party Software on which the Contracts are being administered by Customer, together with any and all associated software documentation, to enable Liberty to perform the Transition Services, and the Services. To the extent necessary to give rights to Liberty to use and modify the Third Party Software on which the Contracts are being administered as of the Effective Date, Customer shall, at Customer’s expense, obtain such rights for Liberty from applicable third party software vendors. Upon expiration or termination of this Agreement or the end of Liberty’s need to use portions of the Customer Software or Third Party Software licensed by Customer, the applicable rights granted to Liberty in this Section 9.1 shall immediately revert to Customer, except as necessary for Liberty to carry out its obligations under Section 8.5. When Liberty has fulfilled its obligations under Section 8.5, it shall (i) deliver to Customer a current copy of all the Customer Software or Third Party Software in Liberty’s possession, (ii) destroy or erase all other copies of the Customer Software or Third Party Software originally licensed by Customer in Liberty’s possession, and (iii) certify in writing to Customer that Liberty has complied with the obligations of this Section 9.1. Listings of the Customer Software and Third Party Software to be used in the performance of the Transition Services and Services are attached as Exhibit 9.1.

     9.2 Liberty Software. At termination or expiration of this Agreement, if Customer so requests, Liberty shall offer to sell Customer a license to use the Liberty Software (proprietary to Liberty) then being used by Liberty to perform the Services for the Contracts for the then current license fee for the Liberty Software. Any modification to the Liberty Software made by Liberty to support administration of the Contracts or performance of the Services will be licensed to Customer at no additional charge.

     9.3 Ownership of Data. All data and information submitted to Liberty by Customer in connection with the Transition Services, the Services and the additional services or any other services performed under this Agreement, or produced by Liberty in performing the Transition Services, the Services and additional services or any other services performed under this Agreement (collectively, the “Data”) is and shall remain the exclusive property of Customer and shall be considered the Confidential Information of Customer. Data (a) shall not be used by Liberty other than pursuant to this Agreement, (b) shall not be disclosed, sold, assigned, leased or otherwise provided to third parties by Liberty except as necessary to perform the Transition Services, the Services and the additional services, and (c) shall not be commercially exploited by or on behalf of Liberty, its employees or agents.

     9.4 Correction of Errors. Customer is responsible for (a) the accuracy and completeness of the Data provided to Liberty for the Transition Services and (b) any errors in and with respect to the Data directly attributable to any inaccurate or incomplete Data provided by Customer to Liberty. Upon discovery of Customer - created errors or inaccuracies in the Data, Liberty shall, at Customer’s expense, with reasonable promptness in light of the nature of the errors or inaccuracies, correct any errors or inaccuracies in the Data. However, Customer may, during the Transition Services period, elect to correct errors or inaccuracies in the Data and advise Liberty of those corrections.

     9.5 Ownership of Media. Unless furnished or paid for by Customer, all media upon which Data is stored is and shall remain the property of Liberty.

     9.6 Return of Data. Upon (i) the expiration or termination of this Agreement for any reason, (ii) the reasonable request by Customer at any time, at Customer’s expense, (iii) with respect to any particular Data, on such earlier date that such Data is no longer required by Liberty in order to provide the Services or additional services or in order to comply with applicable third-party insurance administrator laws and regulations, Liberty shall (1) promptly return to Customer all Data, in a flat file format and on the media reasonably requested by Customer, or, at the election and direction of Customer (2) with respect to Data returned pursuant to clauses (i) or (iii) above and at the election and direction of Customer, erase or destroy all Data in Liberty’s possession and provide written certification thereof. Any archival tapes containing Data shall be used by Liberty solely for back-up purposes.

Article 10
Confidentiality; Hiring Prohibitions

     10.1 Customer Confidential Information. Liberty will regard and preserve as confidential all information related to the business of Customer, its parent, affiliates and subsidiaries, and its or their respective clients, contractholders or contractholders contained in blocks of business serviced by Customer, or suppliers (hereinafter the “Related Companies”) that may be obtained by Liberty as a result of this Agreement (the “Confidential Information”). Liberty will not, without first obtaining Customer’s prior written consent, disclose to any person, firm or enterprise, or use for its benefit, any information relating to the pricing, methods, processes, financial data, lists, apparatus, statistics, programs, research, developments or related information of Customer, the Related Companies or its or their respective clients or suppliers concerning past, present or future business activities of said entities. Liberty shall inform Liberty Personnel providing Services to Customer under this Agreement of the confidentiality obligations set forth in this Agreement. Liberty shall take all steps necessary to assure that confidentiality is maintained by its personnel. The obligations contained in this paragraph do not extend to information that: (i) is already known to the Liberty at the time of disclosure without restriction or breach of any agreement; (ii) is obtained from a third party without restriction or breach of this Agreement; (iii) is public information or becomes public through no fault of the party to whom such information has been disclosed; (iv) is independently developed by the Liberty without the use of Customer’s Confidential Information; (v) is required to be disclosed by law or court order (provided that the Liberty shall promptly notify Customer of any such requirement prior to disclosure in order to afford Customer an opportunity to seek a protective order to prevent or limit disclosure), or (vi) is directly related to the tax treatment and tax structure of the transaction contemplated hereby and all materials of any kind (including opinions or other tax analyses) relating to such tax treatment and tax structure. For purposes of the preceding sentence, tax refers to U.S. federal and state tax.

Global Privacy Language. For the purposes of this Agreement, including this Section 10.1, the term “personal information” means: (i) any “nonpublic personal information” as such term is defined under the Title V of the U.S. Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq., and the rules and regulations issued thereunder or (ii) any information that can specifically identify an individual, such as name, address, social security number (“SSN”) etc., together with any other information that relates to an individual who has been so identified. The obligations set forth in this Section shall survive termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, with respect to any personal information delivered or made available to Liberty under or pursuant to this Agreement, Liberty agrees that:

(i)	as between Customer and it, Customer owns and retains all rights in and to such personal information, and it shall use and process such personal information solely for the purposes of carrying out its obligations under, and as expressly set forth in, this Agreement or as otherwise expressly directed in writing by Customer and not for any other purposes;

(ii)	it shall maintain an effective information security program, keep such personal information confidential and take appropriate administrative, technical and physical measures to secure and protect such personal information against unauthorized, unlawful or accidental access, disclosure, transfer, destruction, loss or alteration;

(iii)	it shall limit access to such information to a need-to-know basis and shall inform its employees and sub-contractors who have access to such personal information of its highly confidential nature and the limitations and procedures that apply to access and use of such personal information;

(iv)	except as otherwise provided in Section 3.2 (i), it shall not disclose or make such personal information available to sub-contractors without: (i) Customer’s prior written consent; and (ii) entering into an agreement in writing with the sub-contractor whereby the sub-contractor agrees to comply with, and treat such personal information in accordance with, this Section, using a nondisclosure form acceptable to Customer;

(v)	it shall promptly notify Customer when it becomes aware of any unauthorized access of such personal information or if it becomes the subject of any government, other enforcement or private proceeding relating to its data handling practices;

(vi)	it shall use and process such personal information in accordance with applicable privacy and data protection legislation, and in the case of any legal or regulatory obligation to disclose such personal information,

(vii)	it shall notify and co-operate with Customer, limit any disclosure to the minimum required by law and, to the extent possible, request that such information be kept confidential;

(viii)	it has no reason to believe that any legislation prevents it from fulfilling its obligations under this Agreement and it shall promptly notify Customer of any adverse change in any such legislation applicable to its obligations under this Agreement in which event Customer is entitled to suspend the delivery of personal information and, if necessary, terminate this Agreement with immediate effect;

(ix)	it shall not, except as explicitly agreed to in writing by Customer, under any arrangement established under this Agreement collect any personal information on Customer employees or clients from any cookies, applets, Web bug or beacons or similar technologies;

(x)	it shall, upon the reasonable request of Customer, provide Customer with information regarding its privacy/data protection practices and shall allow Customer reasonable access to audit compliance by it with this Section;

(xi)	it shall, on termination of this Agreement, promptly and in a secure manner return to Customer all such personal information and any copies or, at Customer’s written direction, destroy such personal information and copies (and certify that this has been done) unless any legislation or legal action prevents it from doing so in which case it warrants to keep such personal information and copies secure and confidential and no longer to actively process them and to return or, at Customer’s written direction, destroy such personal information and copies (and certify that this has been done) as soon as such legislation or legal action no longer prevents it from doing so;

(xii)	it shall promptly notify Customer’s legal counsel of any access requests made to it directly by individuals whose personal information may have been delivered or made available to it pursuant to this Agreement (“data subjects”), and shall, prior to responding to such request, provide copies of any such personal information that it is processing on behalf of Customer within such reasonable time limits as may be specified by Customer;

(xiii)	and it shall make available to any data subject on request a copy of this Section, and notwithstanding any other provision of this Agreement shall permit a data subject to enforce the provisions of this Section.

Nothing in Section 10.1 shall affect any data or information that Liberty validly receives from a source apart from (i) this Agreement or (ii) the relationship established pursuant to this Agreement, nor affect Liberty’s rights to use such data or information, provided that if Liberty receives any such data or information that is identical to any personal information that is delivered or made available to Liberty under or pursuant to this Agreement, then that fact shall in no way diminish Liberty’s obligations to keep the personal information so provided by Customer separate and secure. For avoidance of doubt, and as an example only, this means that if Liberty receives a name and social security number from Customer and also receives an identical name and SSN from a third party not acting on behalf of Customer, then this Agreement does not affect in any way how Liberty handles or uses the information received from the third party, but Liberty still must keep the data received from Customer separate and secure under this Agreement.

To the extent that Liberty receives, creates, has access to or uses protected health information regarding individuals who are owners of or eligible for benefits under the Contracts (“PHI”), in accordance with the requirements of the federal Health Insurance Portability and Accountability Act of 1996 and related regulations (“HIPAA”), as may be amended from time to time, Liberty agrees:

a.	Not to use or disclose PHI except i) to perform functions, activities, or services for, or on behalf of, the Customer as specified in this Agreement and consistent with applicable laws, or ii) to the extent that such use or disclosure is required by law. Any such use or disclosure shall be limited to that required to perform such services or to that required by relevant law

b.	Not to disclose PHI to any third party, including, without limitation, Liberty’s third party service providers except to the extent necessary to carry out Liberty’s obligations under this Agreement and then only with an agreement in writing from the third party to use or disclose such PHI only to the extent necessary to carry out their respective obligations to Liberty and for no other purposes. Liberty and Customer shall maintain, and shall require all third parties approved to maintain effective information security measures to protect PHI from unauthorized disclosure or use.

c.	To use appropriate safeguards to prevent use or disclosure of PHI other than as permitted by this Agreement and to implement administrative, physical and technical safeguards to reasonably protect the confidentiality, integrity and availability of any electronic PHI that each party creates, receives, maintains or transmits on behalf of the other.

d.	Liberty and Customer shall provide each other with information regarding such security measures upon the reasonable request of the other party and promptly provide the other with information regarding any failure of such security measures or any security breach related to PHI. Liberty and Customer shall attempt to mitigate any harmful effect of any use or disclosure that is made in violation of the requirements of this Agreement.

e.	To, within 15 Business Days of either Liberty’s or Customer’s request, provide the other party with any PHI or information relating to PHI as deemed necessary by the party to provide individuals with access to, amendment of, and an accounting of disclosures of PHI.

f.	To make records relating to use or disclosure of PHI available to the Secretary of the United States Department of Health and Human Services at his/her request to determine compliance with HIPAA.

g.	To, upon termination of the Agreement, in accordance with either party’s wishes, either return or destroy all PHI maintained in any form and retain no copies. If Liberty and Customer agree that such return or destruction is not feasible, the parties shall extend the protections of this Agreement to the PHI beyond the termination of this Agreement, in which case any further use or disclosure of the PHI will be solely for the purposes that make return or destruction infeasible. Destruction without retention of copies is deemed “infeasible” if prohibited by the terms of this Agreement or by applicable law, including record retention requirements of various state insurance laws.

Notwithstanding any of the above, Customer shall be solely responsible for providing Privacy Notices and obtaining any necessary HIPAA Authorizations.

For these purposes, PHI means individually identifiable information that is transmitted or maintained in any medium and relates to the past, present or future physical or mental health or condition of an individual; the provision of health care to an individual; or future payment for the provision of health care to the individual. PHI includes demographic information about individuals, including names; addresses; dates directly related to an individual, including but not limited to birth date; telephone numbers; fax numbers; E-mail addresses; Social Security numbers; policy numbers, medical record numbers; account numbers; and any other unique identifying number, characteristic, or code.

Breach of any of these provisions by either party shall constitute a material breach of this Agreement and provide grounds for immediate termination of this Agreement by the breached party, notwithstanding any other provisions of this Agreement.

This Article will survive the termination of this Agreement.

     10.2 Unauthorized Acts. Each party shall: (1) notify the other party promptly of any material unauthorized possession, use or knowledge, or attempt thereof, of the other party’s Confidential Information by any Person which may become known to such party, (2) promptly furnish to the other party full details of the unauthorized possession, use or knowledge, or attempt thereof, and assist the other party in investigating or preventing the reoccurrence of any unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information, (3) use reasonable efforts to cooperate with the other party in any litigation and investigation against Persons deemed necessary by the other party to protect its proprietary rights and (4) promptly use all reasonable efforts to prevent a reoccurrence of any such unauthorized possession, use or knowledge of Confidential Information. Each party shall bear the cost it incurs as a result of compliance with this Section 10.2.

     10.3 Action by Parties. No party shall commence any legal action or proceeding in respect of any unauthorized possession, use or knowledge, or attempt thereof, of the other party’s Confidential Information by any Person not a party to this Agreement without providing prior notice of the action to the other party.

     10.4 Employee Solicitation. Liberty shall not solicit, offer work to, employ or contract with any employee, agent, or independent contractor of Customer, and; b) Customer shall not solicit, offer work to, employ or contract with any employee, agent, or independent contractor of Liberty if such person is, or has within the preceding twelve (12) months, been engaged for Liberty in the performance of any work or project between Liberty and Customer described in this Agreement, without Liberty or Customer as the case may be first obtaining the written permission of the other party. This Section 10.4 shall not restrict the right of either Party to: (i) solicit the employment of personnel of the other party after such personnel have separated or have been separated from the service of such Party, provided that the soliciting Party did not solicit such separation; (ii) solicit or recruit generally by advertising in the media utilizing journals, newspapers and other publications of general circulation and (iii) utilize the services of a third-party professional agency regularly engaged in such solicitations as long as such agency is not directed to solicit employees, agents or independent contractors of Liberty or Customer without Liberty or Customer as the case may be first obtaining the written permission of the other party.

     10.5 Non-Solicitation of Clients. Liberty agrees that the names and addresses of all clients and prospective clients of Customer and of Customer’s parent company, and of any affiliated company, which may come to the attention of Liberty or any company or person affiliated with Liberty as a result of this Agreement are confidential. Such customer information shall not be used, without the prior written consent of Customer, by Liberty or any company or person affiliated with Liberty for any purpose whatsoever except as may be necessary in connection with the services provided hereunder.

     In no event shall the names and addresses of such customers and prospective customers that constitute confidential information under this Agreement be furnished by Liberty to any other company or person including, but not limited to: (1) any of such company’s managers, agents or brokers; (2) any company affiliated with Liberty or any manager, agent or broker of such company; or (3) any securities broker-dealer or any insurance agency.

     Liberty agrees that neither Liberty nor any company or person affiliated with Liberty shall solicit directly any customers whose names constitute confidential information pursuant to this section.

     The intent of this paragraph is that Liberty shall not utilize, or permit to be utilized, its knowledge of Customer, of Customer’s parent company or of any affiliated companies or of the clients of any of the foregoing for the solicitation of sales of any products or services.

Article 11
Representations And Warranties

     11.1 By Customer. Customer represents, warrants, and covenants that:

     (a) it is an insurance company duly incorporated, validly existing and in good standing under the laws of Arkansas; ML Life Insurance Company of New York is an affiliated life insurance company duly incorporated, validly existing and in good standing under the laws of New York; and it has an existing administration agreement with Monarch Life Insurance Company under which it has the authority to subcontract to Liberty the administration of the business of Monarch Life Insurance Company;

     (b) it has all the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

     (c) if required, the Arkansas Department of Insurance and the New York Department of Insurance has each given Customer approval to enter into this Agreement and to move its Books and Records pursuant to this Agreement, and no other approval, authorization or consent of any governmental or regulatory authority is required to be obtained or made by it in order for it to enter into and perform its obligations under this Agreement;

     (d) it has not, and will not, disclose any Confidential Information of Liberty in violation of the terms of this Agreement;

     (e) concerning only the contracts issued and sold by the Customer or its subsidiary, the Contracts which are the subject of the Transition Services and the Services were issued in conformity in all material respects with the laws and regulations of the jurisdiction governing the issue or delivery of such Contracts at the time of issue and such Contracts will remain in compliance in all material respects with applicable laws and regulations during the term of this Agreement. The Contract forms used to issue the Contracts that are the subject of the Services have been filed, where necessary, with the appropriate state insurance authorities in the states where the Contracts have been sold and met in all material respects all applicable legal requirements of each such state at the time in which they were sold;

     (f) there is no claim, action, suit, investigation, or proceeding pending or, to Customer’s knowledge, contemplated or threatened against Customer which seeks damages or penalties in connection with any of the transactions contemplated by this Agreement or to restrict or delay the transactions contemplated hereby or to limit in any manner Liberty’s rights under this Agreement;

     (g) there are no brokers with claims to fees based upon the transactions contemplated under this Agreement;

     (h) the nature of Customer’s obligations are time sensitive, and accordingly, time is of the essence in the performance of their obligations under this Agreement;

     (i) Customer has obtained, or shall have obtained on or before the Effective Date, consent or licenses from all necessary Third Party Software vendors with which Customer has licenses to permit Liberty to gain access to and to use the Third Party Software and Customer Software currently used by Customer to administer the Contracts; and

     (j) there are no regulatory authority restraints known to the Customer on the Books and Records and Data being transferred to the Service Center.

     11.2 By Liberty. Liberty represents, warrants and covenants that:

I.    (a) it is a licensed third party administrator duly incorporated, validly existing and in good standing under the laws of South Carolina;

     (b) it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

     (c) no approval, authorization or consent of any governmental or regulatory authority is required to be obtained or made by it in order for it to enter into and perform its obligations under this Agreement;

     (d) it has not, and will not, disclose any Confidential Information of Customer in violation of the terms of this Agreement;

     (e) the Transition Services, the Services and the additional services shall be rendered by personnel reasonably qualified by training and experience to perform such services;

     (f) the Services and the additional services do not and will not infringe upon the proprietary rights of any third party and Liberty has obtained all necessary software licenses to enable it to perform the Transitional Services and the Services;

     (g) the Services and the additional services will be provided with diligence and shall be executed in a workmanlike manner in accordance with practices and professional standards used in well-managed operations performing services similar to the Services and the additional services;

     (h) Liberty has, or prior to the performance of any Services will have, all licenses and permits from state or federal regulatory authorities required for the performance of the Services and the additional services;

     (i) there is no claim, action, suit, investigation, or proceeding pending or, to Liberty’s knowledge, contemplated or threatened against Liberty which seeks damages or penalties in connection with any of the transactions contemplated by this Agreement or to restrict or delay the transactions contemplated hereby or to limit in any manner Customer’s rights under this Agreement;

     (j) there are no brokers with claims to fees based upon the transactions contemplated under this Agreement;

     (k) the nature of Liberty’s obligations are time sensitive, and accordingly, time is of the essence in the performance of Liberty’s obligations under this Agreement; and

II.    Liberty recognizes that, in providing the services called for hereunder, Liberty’s employees, agents, independent contractors, subcontractors or other personnel (herein collectively “Liberty Personnel”) will have access to sensitive information regarding Customer, its clients, services and its participation in various financial markets. In addition, Liberty recognizes that Customer is regulated by several government and industry regulatory and self-regulatory agencies that require it to screen and monitor individuals who have access to client personal information and other non-public information. As such, Liberty agrees to the procedures found below.

III.    Prior to assigning or permitting any Liberty Personnel to provide services under this Agreement, Liberty shall:

     (i) Subject all Liberty Personnel who will perform services under this Agreement to a background check. Such background check shall be performed by Liberty at its expense and shall be thorough enough to indicate whether its Liberty Personnel have been convicted of, or pled guilty or no contest to, any felony in the

United States and in any foreign country where the Liberty Personnel are providing the services.

     (ii) Require all Liberty Personnel who will perform services under this Agreement to complete and sign the Liberty Personnel Employment Application Form, a copy of which is attached hereto as Exhibit 11.2, before the Liberty Personnel are assigned to provide services under this Agreement. Liberty shall review the completed forms, and maintain all such forms in Liberty’s company records during the time that such Liberty Personnel provide services under this Agreement, and for an additional seven years thereafter. Liberty shall provide Customer with access to these records upon Customer’s request.

               (iii) Fingerprint and photograph all Liberty Personnel who will perform services under this Agreement that require NASD licensing and maintain such materials in Company records during the time that such Liberty Personnel provides services under this Agreement, and for an additional five years thereafter.

               (iv) Not knowingly assign or permit any Liberty Personnel to provide services under this Agreement who have, within the previous ten-year period, been convicted of, or pled guilty or no contest to, any felony, regardless of the crime. In addition, Liberty shall not knowingly assign or permit any Liberty Personnel to provide services under this Agreement who have been convicted of, or pled guilty or no contest to, any misdemeanor involving:

•	Purchase or sale of a security	•	Bribery

•	Burglary	•	Embezzlement; theft

•	Counterfeiting	•	Conspiracy

•	Forgery	•	Robbery

•	Extortion	•	Petit Larceny

•	Making a false statement to a Government Official, Law Enforcement Officer, or under oath	•	Use or possession of stolen property

IV. During the term of the Agreement, Liberty shall:

          (a) Require all Liberty Personnel who provide services under the Agreement to immediately report to appropriate Liberty management if they are arrested, arraigned, indicted, charged, convicted of or plead no contest to, any felony or any of the misdemeanors listed above.

Liberty shall immediately provide such information to the following Customer contacts: Customer’s Office of General Counsel.

          (b) Inform Customer immediately if it suspects or has determined that any Liberty Personnel providing services under this Agreement is engaged in (1) unlawful activity involving or related to the services provided under this Agreement or (2) activity that would be a violation of the terms and conditions of this Agreement, including, but not limited to:

•	Insider Trading	•	Breach of confidentiality

•	Improper or illegal use of information obtained as a result of Liberty’s performance of the services under this Agreement	•	Abusive or inappropriate action or communication directed to a Customer employee

•	Making a false statement to a Customer employee	•	Sexual harassment of a Customer employee

•	Theft

•	Provide reasonable cooperation to Customer in any Customer investigation of alleged breach of the terms of this Section 11.2 by Liberty or its Liberty Personnel.

     (c) Information provided by Liberty to Customer in Liberty’s RFP Response dated November 4, 2003 in connection with these Services is true and accurate as of the date of this Agreement.

     (d) NO EMPLOYEE, AGENT, OR REPRESENTATIVE OF CUSTOMER HAS BEEN OFFERED, SHALL BE OFFERED, HAS RECEIVED, OR SHALL RECEIVE, DIRECTLY OR INDIRECTLY, ANY BENEFIT, FEE, COMMISSION, DIVIDEND, GIFT, OR CONSIDERATION OF ANY KIND IN CONNECTION WITH THE SERVICES. LIBERTY WILL NOT, AT ANY TIME, OFFER GRATUITIES OR ANY MERCHANDISE, CASH, SERVICES, OR OTHER INDUCEMENTS TO THE EMPLOYEES OF CUSTOMER.

     (e) Liberty is aware of and familiar with the provisions of the Foreign Corrupt Practices Act of 1977, as amended by the Omnibus Trade and Competitiveness Act of 1988 (“FCPA”) and the International Antibribery and Fair Competition Act of 1998 (“IAFCA”), and their purposes and will take no action and make no payment in violation of, or which might cause Liberty or Customer to be in violation of, the FCPA and/or IAFCA. Liberty further represents and warrants that no person employed by it in connection with the performance of its obligations under this Agreement is an official of the government of any foreign country, or of any agency thereof, and that no part of any moneys or consideration paid hereunder shall accrue for the benefit of any such official. Notwithstanding anything to the contrary, if Liberty takes any action that could constitute a violation of the FCPA or IAFCA, Customer may, at its sole option, immediately terminate this Agreement. Furthermore, for purposes of reasonably ensuring compliance with the FCPA and the IAFCA, Liberty agrees that, upon request by Customer at any time during the term of this Agreement, Liberty will make available for audit by an accounting firm designated by Customer which is reasonably acceptable to Liberty, Liberty’s books, records and other documentation relevant to its business activities conducted pursuant to this Agreement. The accounting firm shall provide to Customer only such information obtained from such review that relates to a possible violation of the FCPA and the IAFCA. Customer shall pay any and all costs of any such requested audit.

     (f) In regard to work performed and Services rendered under this Agreement, Liberty shall be responsible for compliance with all federal, state and local laws, ordinances, rules, regulations and judicial and administrative orders and settlements (including, without limitation, OSHA). Liberty expressly represents and warrants that it has the necessary expertise in regard to achieving and maintaining the aforementioned compliance.

     (g) Subject to Section 3.3(i), to the extent Liberty’s systems have any connectivity to Customer’s computer systems, (i) all Liberty interconnectivity to Customer’s computing systems and/or networks and all attempts at same shall be only through Customer’s security gateways/firewalls; (ii) it will not access, and will not permit unauthorized persons or entities, over which Liberty has control, to access, Customer’s computing systems and/or networks without Customer’s express written authorization and any such actual or attempted access shall be consistent with any such authorization.

     (h) None of its or its affiliates’ principals or executive officers and, to the best of its knowledge, after reasonable inquiry, none of its shareholders (which, in the case of publicly held companies, shall include only those shareholders holding more than 5% of the stock) are related to any public official or official of any issuer of municipal securities.

     11.3 DISCLAIMER. EXCEPT AS SPECIFIED IN SECTIONS 11.1 or 11.2, LIBERTY AND CUSTOMER MAKE NO OTHER WARRANTIES IN RESPECT OF THE TRANSITION SERVICES, THE SERVICES, OR THE ADDITIONAL SERVICES AND EACH EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A SPECIFIC PURPOSE.

Article 12
Remedies

     12.1 Specific Performance and Injunction. The parties acknowledge that if either party fails to comply with its obligations under Article 9 or Article 10 of this Agreement, or threatens to fail to comply with Article 9 or Article 10, the other party may suffer irreparable harm for which there may be no adequate remedy at law. Accordingly, if either party fails to comply with such obligations, then, in addition to its other remedies, the other party will be entitled immediately to injunctive relief or any other appropriate equitable remedy.

     12.2 Cumulative Remedies. Except as expressly limited by this Article 12, no remedy conferred upon or reserved to a party is intended to be exclusive of any other remedy available at law or in equity, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity, by statute or otherwise.

Article 13
Indemnification

     13.1 Indemnification by Liberty. Liberty shall indemnify, defend and hold Customer, and its parent, affiliates, directors, officers, agents or employees harmless from and against any and all claims, litigation, suits, proceedings, actions, liability, losses, expenses or damages, including reasonable attorneys’ and consultants’ fees and costs incurred, (collectively, “Damages”) which Customer and its parent, affiliates, directors, officers, agents or employees may sustain directly due to or directly arising out of any act or omission by Liberty, its parent, affiliates, directors, officers, agents, representatives, employees or others under contract with, appointed by, or otherwise acting on behalf of Liberty, which is in violation or breach of this Agreement or in violation of any applicable law, rule or regulation, except to the extent such Damages directly resulted from the negligence, bad faith or willful misconduct of Customer or its parent, affiliates, directors, officers, agents or employees.

     13.2 Indemnification by Customer. Customer shall indemnify, defend and hold Liberty, and its parent, affiliates, directors, officers, agents or employees harmless from and against any and all Damages which Liberty and its parent, affiliates, directors, officers, agents or employees may sustain directly due to or directly arising out of any act or omission by Customer, its parent, affiliates, directors, officers, agents, representatives, employees or others under contract with, appointed by or otherwise acting on behalf of Customer, which is in violation or breach of this Agreement or in violation of any applicable law, rule or regulation, or which are in any way related to the Contracts, or the Insurance Risk for the Contracts, or to the acts or omissions of the employees, agents, brokers, and/or representatives who sold the Contracts or to those persons who serviced the Contracts prior to the Services Starting Date, except to the extent such Damages directly resulted from the negligence, bad faith, or willful misconduct of Liberty or its parent, affiliates, directors, officers, agents or employees.

     Except for personal injury or death, or damage to personal or real property, in no event shall either party to this Agreement be liable to the other for special, indirect or consequential damages in connection with or arising out of the furnishing, performance or use of the services or materials provided hereunder.

     13.3 Indemnification Procedures Involving Third Party Claims. If any third party makes a claim covered by Sections 13.1 or 13.2 against any indemnified party (an “Indemnified Party”) with respect to which such Indemnified Party intends to seek indemnification under Sections 13.1 or 13.2, such Indemnified Party shall promptly deliver to the indemnifying party (an “Indemnifying Party”) a written notice (a “Claims Notice”), including a brief description of the amount and basis of the Claim, if known, and thereafter keep Indemnifying Party reasonably apprised as to the status of the defense. Provided, however, that the failure of the Indemnified Party to give prompt notice or to keep Indemnifying Party reasonably apprised shall not relieve the Indemnifying Party of any of its obligations under this Agreement unless such failure prejudices the Indemnifying Party.

     The Indemnifying Party shall be entitled to assume and control the defense of any such claim, action or proceeding (“Claim”) on Indemnified Party’s behalf by written notice to the Indemnified Party within thirty (30) days after receipt of a Claims Notice and the Indemnified Party shall cooperate fully with, and assist the Indemnifying Party in the defense and all related settlement negotiations of such Claim. The Indemnifying Party shall pay all reasonable outside costs incurred by the Indemnified Party related to the Indemnified Party’s assistance in defense of a Claim. The Indemnifying Party shall keep the Indemnified Party reasonably apprised as to the status of the defense. The Indemnified Party shall have the right to join in the defense of such Claim and employ its own separate counsel in any action, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party.

     If the Indemnifying Party shall fail to notify the Indemnified Party of its desire to assume the defense of any such Claim within the prescribed period of time or shall notify the Indemnified Party that it will not assume the defense of any such Claim, then the Indemnified Party shall defend such Claim in any such manner as it may deem appropriate, subject to the right of the Indemnifying Party to assume the defense of such Claim any time prior to its final determination or settlement. The Indemnifying Party shall also be permitted to join in the defense of such Claim and employ counsel at its own expense. Neither the Indemnifying Party nor any Indemnified Party shall be liable for any settlement of any Claim without its consent, which consent shall not be unreasonably withheld. In the event that one party submits to the other a settlement proposal that it wishes to accept, the party that receives the notice of the settlement proposal shall notify the submitting party, within ten (10) business days, of its decision to reject settlement, or consent to acceptance of the settlement offer shall be conclusively presumed.

     Notwithstanding the foregoing, the Indemnified Party shall retain, assume or reassume sole control over, and all expenses relating to, every aspect of the defense that it or Indemnifying Party reasonably believes is not the subject of the indemnification provided for in Sections 13.1 or 13.2.

     Until both (a) the Indemnified Party receives notice from the Indemnifying Party that it will defend; and (b) the Indemnifying Party assumes such defense, the Indemnified Party may, at any time after ten (10) days from notifying the Indemnifying Party of the Claim, resist the Claim or, after consultation with and the consent of the Indemnifying Party, settle or otherwise compromise or pay the Claim. The Indemnifying Party shall pay all reasonable outside costs of the Indemnified Party actually incurred arising out of or relating to defense and any such settlement, compromise or payment. The Indemnified Party shall keep the Indemnifying Party reasonably apprised as to the status of the defense.

     Following indemnification as provided in Sections 13.1 and 13.2, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party with respect to the matters from which indemnification has been made. Indemnification of the parties entitled to indemnification for breach of this Agreement shall be the exclusive remedy of such parties and the liability of all parties shall be limited as expressly provided in Article 13.

     13.4 Limitations on Indemnification. Notwithstanding anything contained in this Agreement to the contrary, the indemnification rights granted pursuant to this Article 13 shall be subject to the following limitations:

(i)	There shall be no indemnification obligation for any Damages that arise from or were caused by actions taken or actions not taken by the Indemnified Party.

(ii)	There shall be no indemnification obligation for any Damages that the Indemnified Party had an opportunity but failed in good faith to mitigate, to the extent that failure to so mitigate would result in a reduction of Damages recoverable under applicable principles of contract law.

(iii)	There shall be no indemnification obligation on a particular Claim unless and until the aggregate amount of Damages suffered by the Indemnified Party exceeds $50,000.00 on that particular Claim. For purposes of this Section 13.4, a “Claim” shall mean all assertions of Damages and causes of action made against the Indemnified Party that arise out of a single event, act, or omission or related series of events, acts, or omissions.

(iv)	In no event shall an Indemnifying Party be liable for indemnification payments for Damages in excess of $1,000,000 per Claim, provided however that there shall be no limitation if the Indemnifying Party’s liability for indemnification payments were incurred as a result of Indemnifying Party’s bad faith or willful misconduct.

(v)	In no event shall an Indemnifying Party be liable for any punitive damages or interest or special, incidental, indirect or consequential damages (whether in the nature of lost profits, business interruption or otherwise) suffered by Indemnified Party unless the Indemnifying Party participated in or consented in writing to the act or omission to act that resulted in the imposition of such additional damages.

(vi)	In no event shall an Indemnifying Party be liable for indemnification payments under this Agreement in an aggregate amount exceeding $10,000,000.

The provisions of this Article 13 shall survive the termination or expiration of this Agreement.

     13.5 The obligations of the parties under this Article 13 shall not be subject to the provisions of Article 14.

Article 14
Dispute Resolution and Arbitration

     14.1 Intention. It is the intention of Customer and Liberty that the customs and practices of the life insurance and life insurance administration industry will be given full effect in the operation and interpretation of this Agreement. The parties agree to act in all matters with good faith and the utmost integrity when dealing with each other and contractholders of Customer.

     14.2 Dispute Resolution. The parties will use reasonable efforts to resolve any dispute arising out of or relating to this Agreement through a meeting of the account managers from each party. If the parties are unable to resolve the dispute, either party may escalate the dispute to its executives as defined in Section 16.7. If an executive level meeting fails to resolve the dispute within thirty (30) days after escalation, the dispute will be decided through arbitration. Neither this Article 14 nor any other provision of this Agreement will prevent either party from pursuing equitable remedies to the extent required to protect rights or property or to prevent irreparable harm. If any dispute or claim between the parties is subject to judicial proceedings, each party expressly waives any right it might have to demand a jury trial in such proceedings.

     14.3. Process. To initiate arbitration, either Liberty or Customer will notify the other party by certified mail of its desire to arbitrate, stating the nature of the dispute and the remedy sought. The party to which the notice is sent will respond to the notification in writing within ten (10) Business Days of its receipt.

     There will be three (3) arbitrators who will be current or former officers of life insurance or insurance administration companies other than the parties to this Agreement, their parent, affiliates or subsidiaries. Each of the three arbitrators will be impartial regarding the dispute. Each of the parties to this Agreement will appoint one of the arbitrators and these two will select the third. If either party refuses or neglects to appoint an arbitrator within sixty (60) calendar days after the other party has given written notice to the other of its arbitrator appointment, the party that has given notice may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within thirty (30) calendar days of the appointment of the second arbitrator, then Liberty and Customer will each name three candidates to serve as the third arbitrator. Beginning with the party that did not initiate arbitration, each party will eliminate one candidate from the six until one remains. If this last remaining candidate declines to serve as the arbitrator, then the candidate previously last eliminated will be approached to serve. This process will be repeated until a candidate has agreed to serve as the third arbitrator.

     14.4. Arbitration Hearing. The arbitration hearing will be held on the date set by the arbitrators at a mutually agreed upon location. In no event will this date be later than four (4) months after the appointment of the third arbitrator. As soon as possible, the arbitrators will establish arbitration procedures as warranted by the facts and issues of the particular case. At least fifteen (15) Business Days prior to the arbitration hearing, each party will provide the other party(s) and the arbitrators with a detailed statement of the facts and arguments it will present at the arbitration hearing. The arbitrators will have the power to decide all substantive and procedural rules of the arbitration including but not limited to inspection of documents, examination of witnesses and any other matter relating to the conduct of the arbitration.

     14.5 Decision. The arbitrators will base their decision on the terms and conditions of this Agreement and the customs and practices of the insurance and the insurance administration industries rather than on strict interpretation of the law. The decision of the arbitrators will be made by majority rule, submitted in writing, and will be final and binding on both parties. There will be no appeal from the decision. Either party to the arbitration may petition any court having jurisdiction over the parties to reduce the decision to judgment.

     14.6 Costs of Arbitration. Unless the arbitrators decide otherwise, each party will bear the expense of its own arbitration activities, including its appointed arbitrator and any outside attorney and witness fees. The parties will jointly bear the expense of the third arbitrator.

Article 15
Compliance with Law

     15.1 Regulatory Authority. Liberty and Customer shall comply with the applicable federal and state laws and regulations having jurisdiction over the Contracts and the Services.

     15.2 Other State TPA Requirements. To the extent required by applicable law, the provisions of any current state insurance laws regulating third party insurance administrators that must be incorporated into an agreement of this type are hereby incorporated by reference into this Agreement to the extent applicable, including, but not limited to, the provisions of all of the following: Alaska Stat. §§ 21.27.630 to 21.27.650; Arizona Revised Statutes §20-485 to §20-485.12; Arkansas Code Ann. §§23-92-101 to 23-92-208; California Insurance Code §§1759 to 1759.10; Delaware Code §§311, 2304(16) and 2312 and Delaware Regulation 1406; Florida Stat. §§626.88 to 626.894; Georgia Code §§33-23-100 to 33-23-105 and Georgia Admin. Comp. Ch. 120-2-49; Idaho Code §§41-901 to 41-915; 25 Illinois Comp. Stats. 5/511.100 to 5/511.113; Indiana Code §§27-1-25-1 to 27-1-25-15 and Ind. Admin. Tit. 760 R. 1-41-1 to 1-41-5; Iowa Code §§510.11 to 510.23 and Iowa Admin. Code §§191-58.1 to 191-58.13; Kansas Stat. Ann. §§40-3801 to 40-3810; Kentucky Rev. Stat. §§304.9-051 to 304.9-052, 304.9-371 to 304.9-377; Louisiana Rev. Stat. Ann. §§22:3031 to 22:3046; Maine Rev. Stat. Ann. Tit. 24-A §§1901 to 1912; Maryland Ann. Code Ins. §§8-301 to 8-322; Michigan Comp. Laws §§550.901 to 550.962; Minnesota Stat. §60A.23 sub.8 and Minn. Ins. Reg. §2767.0100 to 2767.0900; Mississippi Code Ann. §§83-18-1 to 83-18-29; Missouri Rev. Stat. §§376.1075 to 376.1095 and Mo. Admin. Code tit. 20 §§200-9.500 to 200-9.800; Montana Code Ann. §§33-17-601 to 33-17-618; Nebraska Rev. Stat. §§44-5801 to 44-5816; Nevada Rev. Stat. §§683A.025; 683.0805 to 683A.0893 and Nev. Admin. Code §§683A.100 to 683A.165; New Hampshire Rev. Stat. Ann. §§402-H:1 to 402-H:16 and N.H. Admin. Code Ins. 2301.01 to 2301.20; New Mexico Stat. Ann. §§59A-12A-1 to 59A-12A-17 and N.M. Ins. Regs. §§4.5.1 to 4.5.22; North Carolina Gen. Stat. §§58-56-2 to 58-56-66;and N.C. Admin. Code tit. 11 ch. 21 §§0101 to 0110; North Dakota Cent. Code §§26.1-27-01 to 26.1-27-12; Ohio Rev. Code Ann. §§3959.01 to 3959.16, 3959.99 and Ohio Ins. Regs. Rule 301-1-51; Oklahoma Stat. Tit. 36 §§1441 to 1452; Oregon Rev. Stat. §§744.700 to 744.740 and

Or. Admin. R. 836-075-0000 to 836-075-0070; Pennsylvania Uncons. Stat. §§40-25-1001 to 40-25-1013; Rhode Island Gen. Laws §§27-20.7-1 to 27-20.7-16; South Carolina Code Ann. §§38-51-10 to 38-51-120; South Dakota Codified Laws §§58-29D-1 to 58-29D-34; Tennessee Code Ann. §§56-6-401 to 56-6-412; Texas Ins. Code Ann. Art. 21.07-6 and 28 Tex. Admin. Code §§7.1601 to 7.1615; Utah Code Ann. §§31A-25-102 to 31A-25-402; West Virginia Code §§33-46-1 to 33-46-20; Wisconsin Stat. §§633.01 to 633.17 and Wis. Admin. Code § Ins. 8.20 to 8.32; Wyoming Ins. Regs. Ch. 4, and any other similar laws and regulations for third party administrators that may be enacted or adopted during the Term or Renewal Term of this Agreement. In furtherance of the foregoing, the parties agree to the provisions in this Article 14.

     15.3 Payments To and From Administrator. The payment to Liberty of any premiums or charges for insurance by or on behalf of an insured of the Customer shall be deemed to have been received by Customer, and the payment of return premiums or claim payments forwarded by the Customer to Liberty shall not be deemed to have been paid to the Contract insured or Contract claimant until such payments are received by the Contract insured or Contract claimant. Nothing in this Section 15.3 shall limit any right of Customer against Liberty resulting from the failure of Liberty to make payments to Customer, Contract insureds or Contract claimants.

     15.4 Trade Secrets. Any trade secrets contained in the Data and Books and Records, including but not limited to the identity and addresses of Contract owners, shall be Confidential Information, except the commissioner of insurance or governmental officer may use such Confidential Information in any proceedings instituted against Liberty or Customer.

     15.5 Continuing Access. Customer owns the Data and Books and Records and shall at all times have access to the Data and Books and Records; however, Liberty shall retain the right to continuing access to such Data and Books and Records of Customer sufficient to permit Liberty to fulfill all of its contractual obligations to Customer, Contract insureds and Contract claimants pursuant to this Agreement. The relevant insurance commissioner or governmental officer shall be entitled to collect proper charges from Customer incurred in examination of Customers Books and Records maintained under this Agreement in accordance with, and to the extent permitted (if any) under, applicable law.

     15.6 Fiduciary Capacity of Liberty. All insurance charges or premiums collected by Liberty on behalf of or for Customer, and the return of premiums received from Customer shall be held by Liberty in a fiduciary capacity. Such funds shall be immediately remitted to the Person or Persons entitled to them or shall be deposited promptly in a fiduciary bank account (the “Premium Account”) established and maintained by Customer in a federally or state insured financial institution. Liberty shall not pay any claim by withdrawals from the Premium Account. Withdrawals from the Premium Account shall be made, as provided in this Agreement, for the following:

(i)	remittance to Customer when entitled to remittance;

(ii)	deposit in an account maintained in the name of Customer;

(iii)	transfer to and deposit in a claims paying account (the “Claims Account”), with claims to be paid as provided in this Agreement;

(iv)	payment to a group Contract owner for remittance to individual certificate holder entitled to such remittance;

(v)	payment to Liberty of its commissions, fees or charges; and

(vi)	remittance of return premiums to the Person or Persons entitled to such return premium.

     15.7 Payment of Claims. All claims paid by Liberty from funds collected on behalf of or for Customer shall be paid only on drafts, checks or by Federal Funds Wire or other electronic wiring of funds as applicable as authorized by the Customer from the Claims Account.

     15.8 Compensation Not Contingent on Claim Experience. Compensation to Liberty pursuant to this Agreement shall not make the amount of Liberty’s compensation contingent upon savings effected in the adjustment, settlement and payment of losses covered by Customer’s obligations.

     15.9 Notice to Contract Insured Individuals. Prior to the Services Starting Date, to the extent required by applicable state law, Liberty shall provide a written notice, approved and paid for by Customer, to Contract insured individuals advising them of the identity of, and relationship among, Liberty, the Contract owner and Customer. When Liberty collects funds, the reason for collection of each item must be identified to the Contract insured party and each item must be shown separately from any premium. Additional charges may not be made for services to the extent the services have been paid for by the Customer. Liberty shall disclose to Customer all charges, fees and commissions received from all services in connection with the provision of administrative services for Customer, including any fees or commissions paid by insurers providing reinsurance.

     15.10 Delivery of Materials to Contract Owners. Any Contracts or other written communications delivered by Customer to Liberty for delivery to Contract insured parties or Contract covered individuals shall be delivered by Liberty promptly after receipt of instructions from Customer to deliver them, as mutually agreed.

Article 16

Miscellaneous

     16.1 Governing Law and Forum. This Agreement shall be governed by the laws of the State of New York, without reference to conflict of laws principles.

     16.2 No Waiver. No failure or delay on the part of a party in exercising any right, privilege, power or remedy under this Agreement, and no course of dealing, shall operate as a waiver of any such right, privilege, power or remedy, nor shall any single or partial exercise of any right, privilege, power or remedy under this Agreement preclude any other or further exercise of such right, privilege, power or remedy. No waiver shall be asserted against either party unless duly signed in writing on behalf of such party. No notice to or demand on a party in any case shall entitle such party to any other notice or demand in any similar or other circumstances or constitute a waiver of the right of the party giving such notice or making such demand to take any other action in any circumstances without notice or demand.

     16.3 Assignment. Neither party may assign this Agreement without the prior written consent of the other party; provided, however, that either party may, upon notice to the other party, assign this Agreement, without the other party’s consent, to any successor entity pursuant to a merger or corporate reorganization involving an entity or involving an entity or entities that are affiliates or subsidiaries of the assigning party as of the Effective Date of this Agreement. Any assignment in contravention of this Section 16.3 shall be null and void. The prohibitions against assignment under this Section 16.3 shall not affect Liberty’s rights to subcontract under Section 16.14 of this Agreement.

     16.4 Entire Agreement. This Agreement and each of the Exhibits and schedules attached to this document and incorporated by reference into this Agreement, constitutes the entire, final and complete agreement between the parties with respect to its subject matter, and supersedes all prior discussions, negotiations and agreements, written or oral, related to the subject matter of this Agreement, and there are no other representations, understandings or agreements between the parties relative to such subject matter.

     16.5 Independent Contractor. The relationship between the parties is that of independent contractors. It is not the intent of the parties to create, nor shall this Agreement be construed to create any partnership, joint venture, or employment relationship between or among the parties, or any of the officers, employees, agents or representatives of the parties.

     16.6 Severable Provisions. Each paragraph and provision is severable from the Agreement, and if a court of competent jurisdiction declares one or more provisions or parts invalid, the remaining provisions shall nevertheless remain in full force and effect.

     16.7 Notices. All notices and other communications required or permitted or otherwise provided for in this Agreement shall be given in writing and transmitted by personal delivery or certified mail, return receipt requested, postage prepaid, or facsimile transmission (or e-mail or electronic transmission as permitted or agreed by the parties from time to time), addressed as follows:

If to Liberty:	Liberty Insurance Services Corporation
2000 Wade Hampton Boulevard
Greenville, South Carolina 29615
Attention: Robert E. Evans, President & CEO
Facsimile number: (864) 609-8084

with a copy to:	Liberty Insurance Services Corporation
2000 Wade Hampton Boulevard
Greenville, South Carolina 29615

Attention: Susan E. Cyr, VP & General Counsel
Telecopy number: (864) 609-3176

If to Customer:	Merrill Lynch Life Insurance Company
Attn: Barry G. Skolnick
Senior Vice President and General Counsel
1300 Merrill Lynch Drive, 2nd Floor
Pennington, NJ 08534
Facsimile number: (609) 274-0926/0928

with copies to:	Merrill Lynch Life Insurance Company
Attn: Chief Financial Officer

Merrill Lynch Life Insurance Company
Attn: Chief Actuary

and

Merrill Lynch Insurance Group Services, Inc.
Attn: Chief Operating Officer
480 Deer Lake Boulevard East
Jacksonville, FL 32246

For purposes of this Agreement, Authorized Representatives for each party are as follows:

For Liberty:	Senior Vice President, Business Process Outsourcing, and
General Counsel

For Customer:	Chief Operations Officer of Merrill Lynch Insurance Group Services, and
Chief Financial Officer of Merrill Lynch Life Insurance Company, and
Chief Actuary of Merrill Lynch Life Insurance Company, and
General Counsel of Merrill Lynch Insurance Group Services, Inc.

     16.8 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one single agreement between the parties.

     16.9 Headings; Cross References. The article and section headings and the table of contents are for reference and convenience only and shall not be considered in the interpretation of this Agreement. All cross-references in this Agreement to Sections, Articles or Exhibits shall be deemed to be references to the corresponding section or article in, or exhibit to, this Agreement, unless the context otherwise clearly indicates.

     16.10 Consents, Approvals and Requests. All consents and approvals to be given by either party under this Agreement shall not be unreasonably withheld and each party shall make only reasonable requests under this Agreement. No approval shall be valid or acceptable unless given by an authorized representative of the appropriate party.

     16.11 Publicity. Liberty and Customer shall not use the other party’s name, but not its trademarks or service marks, or refer to it directly or indirectly in any media release, public announcement or public disclosure relating to this Agreement or its subject matter, including in any promotional or marketing materials, lists or business presentations without approval from the other party for each such use or release, except as may be required by law; provided, however, that Liberty may use Customer’s name when referring to Liberty’s clients in business presentations and proposals. Customer has the right in its own sole discretion to withhold its consent to any such request by Liberty.

     16.12 Amendments. No amendment to, or change, waiver or discharge of, any provision of this Agreement shall be valid unless in writing and signed by an authorized representative of the party against which such amendment, change, waiver or discharge is to be enforced.

     16.13 Third-Party Beneficiaries. Each party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any Person or entity other than Customer and Liberty.

     16.14 Subcontracting. Subject to the terms of this paragraph, Liberty may subcontract any portion of the work to be performed under this Agreement without Customer’s prior written consent so long as subcontractor complies with all relevant laws, Performance Standards, and the terms and conditions of this Agreement. Liberty agrees that none of the Services described in Exhibit 3.2, subsections A, B, C, E, H, and L (except for mailing services and technology consulting services) will be provided by any third party(ies) who are not already being used by Liberty as of the Effective Date of this Agreement, without first obtaining Customer’s written consent. In the event Liberty subcontracts any work to be performed under this Agreement, Liberty shall retain responsibility for the work. Liberty shall notify Customer if Liberty subcontracts a portion of the Services under this Agreement. Such notice to Customer by Liberty may be after the fact. Liberty shall not subcontract any portion of the work to be performed under this Agreement without Customer’s written consent if the subcontractor is to perform any of the work outside of the continental United States.

     16.15 Force Majeure. The performance by either party of any of the undertakings set forth in this Agreement shall not be deemed untimely to the extent any late performance or nonperformance is due to acts of God, acts of war, civil disturbance, acts of government, including, but not limited to, government or court orders or any other act or event beyond the control of the effected party.

     16.16 Survival. The provisions of Section 4.2, Section 5.1, Section 5.7, Section 6.8, Section 7.3, Section 7.4, Section 8.5, Section 8.6, Section 8.7, Section 9.2, Section 9.3, Article 10, Article 12, Article 13, Article 14, Section 16.1, Section 16.4, Section 16.11 and this Section 16.16 shall survive the termination or expiration of this Agreement.

     16.17 Insurance. Without limiting Liberty’s liability to Customer or third parties hereunder, Liberty at its sole cost agrees to maintain the following insurance coverage with insurance carriers no less than A rated by Best’s Insurance Guide:

1.	All insurance coverage required by Federal, State or Local law and statute, including Workers’ Compensation Insurance.

2.	Employer’s Liability Insurance with a minimum limit of $1,000,000 bodily injury by accident, $1,000,000 bodily injury by disease, and $1,000,000 bodily injury each person.

3.	Commercial General Liability Insurance and Umbrella Liability, including coverage for Products/Completed Operations, Contractual Liability, Personal and Advertising Injury for the services and products to be provided, and obligations undertaken by Liberty (or any subcontractor) to Customer under this contract. Such Commercial General Liability Insurance and Umbrella Liability shall provide for minimum Combined Bodily Injury and Property Damage Coverage Limits of $5,000,000 per occurrence.

4.	Comprehensive Automobile Liability Insurance with Combined Bodily Injury and Property Damage Coverage Limits, per occurrence, of at least $1,000,000.

5.	Fidelity Bond covering all Liberty’s (or any subcontractor) employees and officers for a limit of at least $2,000,000 per occurrence.

6.	Errors & Omission insurance with limits of $3,000,000.

All insurance required herein shall be primary and non-contributory. Liberty shall furnish to Customer certificates of insurance evidencing such required insurance coverage will include Customer, its parent, subsidiaries, affiliates, and their officers, agents, directors and employees as additional insured - as its interests may appear under this contract. Said certificates will include a provision whereby the insurance carrier will endeavor to provide directly to Customer, thirty (30) days’ advance written notice before cancellation of coverage or material reduction in coverage takes effect for such policies evidenced on such certificate, regardless of whether canceled by Liberty or insurance carrier.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

LIBERTY INSURANCE SERVICES CORPORATION

By:	/s/ Bruce W. Powell

Name: Bruce W. Powell
Title: Senior Vice President, Operations
Date: June 3, 2004

MERILL LYNCH LIFE INSURANCE COMPANY

By:	/s/ Amy L. Ferrero

Name: Amy L. Ferrero
Title: Senior Vice President, Administration
Date: June 3, 2004

EXHIBIT 1.18

PLAN CODES FOR

CONTRACTS

The Contracts are insured by Merrill Lynch Life Insurance Company (MLLIC), ML Life Insurance Company of New York (MLLICNY), and Monarch Life Insurance Company (Monarch) and were originally issued by MLLIC, MLLICNY, Monarch, or Family Life Insurance Company. All Contracts are currently administered by Merrill Lynch Insurance Group Services, Inc. and are more specifically identified by the following Contract plan codes:

Product Name	Product Type	Plan Code
Captn 1	Single Premium Variable Life Insurance	CAP
Captn 2	Modified Single Premium Variable Life Insurance	MSB
Captn Flex	Flexible Premium Variable Life Insurance	C3S, C3J
Directed Life 2: Accumulator	Scheduled Premium Variable Life Insurance	SP1 Version code: A
Directed Life 2: Economizer	Scheduled Premium Variable Life Insurance	SP1 Version code: C
Directed Life 2: Protector	Scheduled Premium Variable Life Insurance	SP1 Version code: B
Directed Life: 100L	Scheduled Premium Variable Life Insurance	L83, L84, LPE
Directed Life: 200D	Scheduled Premium Variable Life Insurance	V81, V83, V84, VPE
Directed Life: 7-Pay	Scheduled Premium Variable Life Insurance	7PY, 7PE
Estate Investor	Flexible Premium Variable Universal Life Insurance	EIS, EIJ
Fidelity	Single Premium Variable Life Insurance	JSC, JLC, SLC, SFO, JFO
Investor Life	Flexible Premium Variable Life Insurance	P1S, P1J
Investor Life Plus	Flexible Premium Variable Life Insurance	P2S, P2J
Legacy Power	Modified Single Premium Variable Life Insurance	A1S
ML-ONE	Single Premium Interest Sensitive Whole Life Insurance	ML1
ML-ONE(E)	Single Premium Interest Sensitive Whole Life Insurance	MLE

Product Name	Product Type	Plan Code
ML-1R	Single Premium Interest Sensitive Whole Life Insurance	MLR
ML-2R	Single Premium Interest Sensitive Whole Life Insurance	ML2
ML-7	Seven-Pay Interest Sensitive Whole Life Insurance	ML7
Priority I	Interest Sensitive Whole Life Insurance	PR1
Prime Plan I	Single Premium Variable Life Insurance	S81, S83
Prime Plan II	Single Premium Variable Life Insurance	P83
Prime Plan III	Single Premium Variable Life Insurance	PP3, PN3
Prime Plan IV	Single Premium Variable Life Insurance	PP4, PN4
Prime Plan V	Modified Single Premium Variable Life Insurance	MSA
Prime Plan VI	Flexible Premium Variable Life Insurance	P6S, P6J
Prime Plan 7	Flexible Premium Variable Life Insurance	P8S, P8J
Prime Plan Investor	Flexible Premium Variable Life Insurance	P7S, P7J

EXHIBIT 3.1

TRANSITION SERVICES

Liberty will provide an overall transition project manager and provide the overall management and leadership to establish, in conjunction with Customer, tasks, timelines, responsibilities and guidelines in connection with the Transition Services and the transition and training in connection with the conversion of Customer’s Data and Books and Records to a format appropriate for administration by Liberty at the Service Center starting on the Services Starting Date. Customer will adopt and follow reasonable Liberty transition planning and implementation guidelines. Customer will provide reasonable resources from Customer’s employees and contractors to participate in the Transition Services. The following guidelines shall serve as the basis for the detailed analysis and planning that must follow.

The final Transition Services schedule will be jointly developed by Liberty and Customer and finalized in the Business Requirements Document. Initial transition planning will begin on the Effective Date and will be completed by the Services Starting Date, which Services Starting Date shall commence on May 31, 2005, provided, however that if there are changes to the Business Requirements Document that are outside the scope of services currently contemplated by the parties, the Services Starting Date and the pricing of the Transition Services may be impacted. The Services Starting Date shall occur on the first Business Day following a weekend. If Customer materially delays Liberty’s work any time during the Transition Services Period, then the completion date will be extended on a day-for-day basis for a period of time equal to the delay. Any such material delay by Customer shall be treated as additional services at Standard Rates and may cause an increase in the Transition Services Fees. Liberty will notify Customer immediately of any such material delay. If Liberty is the cause of any material delay, Liberty agrees to reduce its fee by $5,000 each calendar day beyond the Services Starting Date.

The following project management/control procedures will be included in the Transition Services plan:

1)	interim milestones and sign-offs

2)	weekly updates

3)	periodic team meetings

4)	monthly progress reports

5)	periodic management/steering committee meetings

6)	issue management procedures

7)	change procedures consistent with those procedures set forth for the additional services

8)	training/knowledge transfer

The following assumptions are made by Liberty in connection with the Transition Services to be provided by Liberty and Customer:

•	The block of business contains approximately 116,000 contracts of which 58,000 are currently active and approximately 58,000 are inactive U.S. Contracts as of the Effective Date.

•	Customer will provide Liberty copies of Contract forms and all documentation regarding the administration of these contracts.

•	The setup for financial accounting services will be on the appropriate financial system based on the implementation approach.

•	Customer will accept the Liberty standard reporting, correspondence, billing notices.

•	Liberty shall designate only employees who are registered with the National Association of Securities Dealers (“NASD”) with at least Series 6 and 63 licenses to provide the telephone support to Customer’s contractholders contemplated hereunder. Liberty shall designate only supervisors or managers who are registered with the NASD with at least Series 6, 26 and 63 licenses to provide supervisory or managerial services in the provision of telephone support.

•	Liberty shall use reasonable business judgment to ensure only Liberty Personnel possessing the necessary training and experience required to service the Contracts shall be used in the performance of the services as contemplated hereunder.

•	Liberty employees shall at all times act in the best interest of the Customer. Liberty Personnel shall act in good faith and in a manner designed to maintain the existing relationship between Customer and contractholders.

Customer will pay all Pass Through Costs as described in Exhibit 6.1.

•	Liberty will be able to begin documentation of requirements on-site at no later than 60 calendar days after signing of the Agreement between Customer and Liberty.

EXHIBIT 3.1.1

BUSINESS TRANSITION METHODOLOGY

Liberty’s methodology to accommodate the Transition Services identified in this Exhibit 3.1.1 are outlined below and will be adhered to in the performance of these Transition Services.

I. Conversion and Transition Analysis Phase:

•	This phase will begin on the Effective Date and will be completed by the Customer Services Starting Date; provided, however, that Customer provides all necessary support to Liberty during the Transition Services Period.

•	Upon signing of the Agreement, Liberty will assign a project manager responsible for the supervision and control of all aspects of the Transition Services.

•	During this Conversion and Transition Analysis phase, Customer will be expected to provide resources capable of supplying the following information:

1.	Provide an individual capable of directing and authorizing the assignment of Customer resources as may be required to support the conversion and transition analysis. (Business Area Coordinator)

2.	Provide in-house knowledge of existing business processes and administrative systems used to support the Policies. (Business)

3.	Provide transferable knowledge of the Policies, including without limitation commissions, valuation, lapsing, loans, riders, benefits, etc. (Actuarial)

4.	Provide resources capable of defining the data structures and data integrity for the systems currently being used to support the Policies. Provide life insurance data files in an electronic media capable of being interpreted by Liberty. (Data)

5.	Provide Customer employees who are knowledgeable of and capable of explaining the procedures used to operate and update the current policy administration systems supporting the Contracts. (Systems & Operations)

EXHIBIT 3.1.1 (Continued)

•	Liberty will develop business area requirements, which will detail all activities required to support the conversion and transition of the Contracts.

•	Customer will review and, if acceptable, provide its written acceptance of the final version of the Business Requirements Document. Once agreement between Customer and Liberty has been reached on the business requirements documents, they shall collectively be referred to herein as the “Business Requirements Document”. Any change to the final Business Requirements Document will be handled as additional services (and will be charged at the Standard Rates), following the defined change control process within Liberty’s methodology.

•	Liberty and Customer agree that business area requirements will include required delivery times and methods for all reports, files, and other data (collectively, “reports”) provided by either party to the other. Liberty and Customer acknowledge that these reports may contain time-sensitive data that is critical to the functioning of both businesses and, as a result, agree that the requirements will include a mandatory response time in the event that an error is discovered in a report. If necessary, support for error corrections will be provided on weekends and holidays. Appropriate knowledgeable staff will be provided by both parties to correct errors in a timely fashion.

II. Conversion Development and Transition Phase:

•	This phase will begin no later than two weeks following the Conversion and Transition analysis phase.

•	Liberty will complete the system enhancements as defined in the Business Requirements Document.

•	Liberty will complete the interfaces to Customer’s systems as defined in the Business Requirements Document. Liberty and Customer will jointly test the integrity of all interfaces to Customer Software.

•	Liberty and Customer will perform quality assurance and testing of the Liberty Software. Liberty and Customer will jointly test interfaces to the Customer Software.

•	Liberty will develop the programs to evaluate, populate and convert the Contract master files to the Liberty Software as provided in the Business Requirements Document.

•	Liberty will define, code and test the plan description file needed to support the Contracts and Liberty agrees further that the Contracts will be supported in accordance with all product specifications provided by Customer, including certain specifications that may not be currently supported by Customer’s Administrative Systems, unless Customer provides its written consent to omit a particular specification.

•	Liberty agrees that it will not alter any terminology or definitions used with respect to the Contracts or in the existing administration systems or in communications to Customer’s employees, agents, or clients, unless Customer provides written consent to such alteration. All relevant terminology will be defined in policy forms, prospectuses, policy specifications, or client service standards, etc. By way of example only, the phrase “Investment Base” (and

EXHIBIT 3.1.1 (Continued)

not Account Value, Contract Value, or similar terms) will be used to describe the amount available under a variable life policy for investment.

•	During this Conversion Development and Transition phase, Customer will provide reasonably sufficient numbers of resources and sufficiently knowledgeable personnel or consultants capable of supplying the following information to assist Liberty in its responsibilities:

1.	Provide actuarial resources capable of testing and certifying values being generated by the Liberty Software. Provide resources to work with Liberty actuarial resources to establish the post-conversion valuation procedures and processes.

2.	Provide an individual capable of directing and authorizing the assignment of Customer resources as may be required to support the Conversion Development and Transition phase development. (Business Area Coordinator)

3.	Provide personnel from Customer capable of defining the data structures and data integrity for the systems currently being used to support the Contracts. Provide life insurance data files in an electronic media capable of being interpreted by Liberty. (Data)

4.	Provide personnel from Customer capable of operating and maintaining the current Customer Software Policy administration systems. (Operations)

III. Conversion Implementation Phase:

•	This Conversion Implementation phase will begin immediately following the Conversion Development and Transition phase.

•	This phase will consist of quality assurance by Liberty and acceptance testing by Customer and Liberty of the Liberty Software.

•	Liberty will balance and reconcile all Data being converted to support the Services subject to testing against Customer’s existing administrative systems and review which shall be provided to Customer. 100% of Contracts that are being converted to the Liberty Software, the Contract values shown below must be within $1.00 or less of the equivalent value as provided by Customer’s administrative systems as of a series of valuation dates. Customer may provide Liberty with written approval to exclude certain Contracts from this requirement. Definitions and calculation rules for all values will be provided in the product specifications that will be provided to Liberty by Customer.

o	Values applicable to whole life contracts include:

▪	Interest credited

▪	Cost of insurance charges

▪	Account value

▪	Total cash value

▪	Policy debt

▪	Net cash value

▪	Surrender penalty

▪	Surrender value

▪	Specified face

▪	Death benefit

▪	Net death benefit

▪	Preferred loan available

▪	Non-preferred loan available

▪	Total loan available

▪	Preferred loan balance

▪	Non-preferred loan balance

▪	Net loan cost

o	Values applicable to variable life contracts include:

▪	Investment base/account value

▪	Cost of insurance

▪	Administration expense charges

▪	Net loan cost

▪	Unrecovered load

▪	Net cash value/net Contract value

▪	Policy debt/loan debt

▪	GID interest adjustment

▪	Net net cash value

▪	Surrender value/net surrender value

▪	Total death benefit

▪	Variable insurance amount

▪	Current face

▪	Fixed base

▪	Amount available for loan

▪	Tabular cash value (MIPS only)

▪	Scheduled fixed base (Sched only)

▪	Unearned COI (Estate only)

▪	Rider COI (Estate only)

▪	Maximum non-MEC premium (Estate only)

▪	Maximum premium payable (Estate only)

▪	Liberty will provide the training for Service Center employees on how to process the Contracts on the Liberty Software.

▪	Liberty will certify that all interface files created to support the Contracts are functioning in accordance with the business area requirements.

EXHIBIT 3.2

SERVICES

The final version of the Services to be performed under this Agreement will be determined by the Business Requirements Document as mutually agreed to by Customer and Liberty.

Liberty shall perform the following duties and responsibilities with respect to the administration of the Contracts.

A. Billing and Collection Services

1.	Producing and mailing premium and loan notifications in accordance with Customer’s guidelines.

2.	Applying payments accurately using information including loan, loan interest, and premium.

3.	Processing non-forfeiture actions within the established Performance Standards.

4.	Providing the appropriate Contract information, billing information, billing statement messages and loan repayment reminders.

5.	Processing cash deposits according to Customer’s banking instructions.

6.	Maintaining Contract accounting records.

7.	Establishing process with depositing bank for handling returned items.

8.	Administering direct billing, EFT/PAC billing .

9.	Providing lapse notices.

10.	Providing premium error clearing.

11.	Providing premium processing.

12.	Processing premium and loan payments from Customer’s accounts.

13.	Processing stale checks.

14.	Adhering to Customer’s guidelines for accepting money.

B Contract Owner Support Services

1.	Full processing of Data files in support of Customer’s mailing of all annual, quarterly, and confirmation statements to Contract owners.

2.	Preparing, processing, recording, and mailing confirmation of non-financial and financial Contract changes, including, without limitation, ownership, beneficiary, assignments (as identified in Exhibit 3.2.1)

3.	Processing and recording address changes and other non-financial changes.

4.	Processing financial transactions including: Contract surrenders, loans, fund transfers, additional premium payments (as identified in Exhibit 3.2.1) and supporting Customer’s processing of annuitizations.

5.	Processing reinstatements and Contract changes (additional payments, reissues and reinstatements) in adherence to Customer’s underwriting guidelines.

6.	Preparing illustration projections for Contract owners.

7.	Providing call center services for Contract owners.

8.	Providing conservation data to Customer.

9.	Preparing Data files for annual reports, proxy, and privacy mailings pursuant to Customer’s instructions.

10.	Preparing Data files for ad hoc and other mailings (as Additional Services)

11.	Responding to written Contract owner inquiries.

12.	Processing returned mail.

13.	Support and process trust maturities.

14.	Support and process Contract overloans.

15.	No trades will be accepted or processed after market close of the New York Stock Exchange for that day’s pricing. If a trade is not processed by market close of the New York Stock Exchange and Liberty had it in their possession by one-half hour prior to market close of the New York Stock Exchange, then it is considered an error by Liberty. Any bulk transaction requests received by Liberty by one hour prior to market close will be processed by market close of the New York Stock Exchange. Any trades received by Liberty after these specified timeframes will be deemed to be not in good order and they will receive the following day’s pricing.

16.	To the extent Liberty discovers any trading activity that is inconsistent with the Customer’s policy, as amended from time to time, on Mutual Fund market timing, then Liberty will immediately notify Customer of such activities.

17.	Liberty shall not adjust or alter in any way the Contract owner’s values without the prior consent of Customer. Contract Values shall include but not be limited to: death benefits, cash values, investment base and loan debt.

C. Claims Support Services

1.	Acknowledge, adjudicate and pay claims according to Customer’s written guidelines.

2.	Responding to inquiries and resolving disputes according to Customer’s written guidelines.

3.	Providing assistance to Customer, if necessary, in defending a claims determination.

4.	Establishing procedures to avoid, detect, and report possible fraudulent activities; however, it is Customer’s duty to establish an SIU and any anti-fraud plan(s) required by state insurance laws and regulations.

5.	Investigating claim related Contract changes and verifying coverage.

6.	Gathering necessary documentation to review a claim.

7.	Adhering to Customer’s published claims guidelines by consulting with Customer before denying any claims.

8.	Issuing benefit checks.

9.	Provide Customer with a monthly query capability to obtain all claim acknowledgements and paid death claims for the prior month.

D. Financial Accounting, Treasury and Commission Support Services

1.	Create daily accounting extract and feed for all Contract owner transactions, and cash related transactions.

2.	Create and transmit daily sub account trading file.

3.	Create daily CMA client debit and credit interface.

4.	Processing price corrections.

5.	Controlling suspense accounts.

6.	Performing suspense account reconciliation.

7.	Processing fund changes and trust maturities.

8.	Creating and maintaining bank accounts as directed by Customer.

9.	IRS tax compliance testing under IRC Section 7702 and 7702A in accordance with Customer’s guidelines.

10.	Preparing and mailing PS58, Form 712 support.

11.	Calculating commissions.

12.	Remit and interface to Customer commission payments.

13.	Accept/transmit appointment files.

14.	Prepare an electronic file for Customer to perform tax reporting (Forms 1099 and 5498). Provide appropriate information to Customer for its abandoned property/escheat processing and reporting.

(I)	Treasury/Cash Management (CM):

Deposits:

•	New bank accounts will be opened for processing life deposits with Bank of America. Cash Management will have balance reporting and funds transfer access to consolidate funds into concentration or will fund account as needed. Liberty will have access and appropriate authority to generate outgoing wire transfers for client wires.

•	CM will monitor the depository accounts daily to determine funding/excess cash positions.

•	Liberty will need to notify CM of next day’s total outgoing wires prior to close of business each day.

•	Liberty will need to notify CM by 10:00 AM ET each Business Day of any unexpected outgoing wires not included in normal daily totals.

•	Liberty will need to provide CM with a breakdown of all deposits and wire transfer disbursements at a portfolio level by 10:00 AM ET for prior Business Day’s activity.

PAC’s:

•	PAC’s will be directed through new deposit accounts.

•	Liberty will need to provide CM with daily totals for portfolio level details.

Check Disbursements:

•	MLIG currently maintains ZBA disbursement accounts for each entity with JPMorgan Chase Funding is automatic versus the MLIG concentration accounts.

•	Liberty will be provided with signatory authorization on these accounts in accordance with MLIG policy for check issuance purposes.

•	Liberty will need to provide CM with a breakdown of presentments at a portfolio level by 10:00 AM ET each day for prior day’s activity.

Account Credits:

•	A transmission must be set up to send MLPF&S the credit information daily. (Will need systems participation to determine feasibility or alternate solutions.)

•	Liberty will notify CM of daily totals for funding purposes by 10:00 AM ET.

Account Debits:

•	This category will require systems participation for possible solutions.

•	Regardless of the method determined to generate these transactions, funds will be transferred to the deposit account.

•	Liberty will need to provide CM with a breakdown of presentments at a portfolio level by 10:00 AM ET each day for prior day’s activity.

E. Actuarial Support Services

1.	Illustration support services in cooperation with Customer’s actuaries.

2.	Preparing valuation extracts in accordance with Customer’s standards to enable Customer to perform Contract valuation.

3.	Providing Contract data in support of annual statement/year-end requirements in accordance with Customer’s standards.

4.	Providing data to support: experience analysis, audits and regulatory inquiries, and manual tax calculations and legal/customer complaints to enable Customer to perform calculations as required.

F. Records Management Support Services

1.	Establishing and maintaining facilities and procedures for the safekeeping of Books and Records, including: Contract records, confidential records, claims records, and other relative materials.

2.	Ensuring that documents are sorted, prepared, and stored as part of the Contract record according to Customer’s guidelines and in accordance with applicable third party insurance administration law.

3.	Purging all records according to Customer’s record retention schedule and in accordance with applicable third party insurance administration law.

4.	Providing onsite file storage and offsite file storage and imaging.

5.	Providing Customer with copies of Contract records upon request.

G. Distribution Services

1.	Ensuring that mail is date stamped and delivered within the Customer’s Performance Standards.

2.	Ensuring outgoing mail reaches the post office within Customer’s guidelines.

3.	Completing Contract mailings, disbursement mailings, confirmation mailings and claim payment mailings.

H. Disaster and Business Recovery Services

1.	Making tapes, microfiche and other hardcopy backups containing copies of any and all Data then residing on the system.

2.	Allowing Customer’s personnel access to the off-site facilities

3.	Making available to Customer a copy of the back-up copies as requested.

4.	Providing disaster recovery planning and testing.

5.	Arranging off-site storage of back-up tapes.

6.	Providing a hot site.

7.	Maintain back-up of all Contract records/files.

8.	Meet minimum service/administrative requirements as outlined in mutually agreed upon Customer’s Business Recovery documentation.

I. Reinsurance Administration Services

1.	Provide abstract to Customer.

2.	Notification of claim acknowledgment and payment.

3.	Providing support for reinsurer’s audits.

4.	Providing Customer with initial notice of death and waiver claims and providing Customer with supporting claims documentation.

J. Regulatory and Compliance Support Services

1.	Provide complaint information/documentation support to Customer.

2.	Making available to Customer all records and logs required in connection with any audits.

3.	Notifying Customer of any suspected employee or agent fraud or defalcations immediately or not later than forty-eight (48) hours of becoming aware of such suspected problem.

4.	Notifying Customer of any threatened or filed lawsuits connected to the Contracts or the Agreement.

5.	Provide assistance to Customer’s legal department in support of restricted Contracts and subpoenas.

6.	Incoming Funds: Liberty must adhere to Customer’s (and Monarch Life Insurance Company’s) rules for acceptance of cash equivalents (i.e., money orders, cashier checks, etc.)

Disbursements: Liberty will provide Customer with information on pending disbursements (checks/wires) via an excel spreadsheet twenty-four (24) hours prior to disbursement being made to the client. Customer will research disbursements utilizing the Customer’s anti-money laundering tools and provide approval to Liberty within twenty-four (24) hours to disburse the funds. Liberty will not disburse funds without approval from Customer. In the event additional research is required, Customer will request Liberty to pend the disbursement until resolution. If a pended disbursement goes beyond the service standard contained in Exhibit 3.2.1 as a result of Customer’s request to pend a particular disbursement, Liberty will not be penalized unless the initial twenty-four (24) hour notification was not provided to Customer.

Ongoing adherence to USA PATRIOT Act: Liberty will provide a weekly file of all active Customer and Monarch Life Insurance Company business to Customer. This file will be run against the Customer Regulatory List Screening Utility (RLSU) for adherence to the USA PATRIOT Act.

7.	Implementation of regulatory changes as identified by Customer. (as Additional Services)

8.	Support Customer guidelines regarding the following regulatory/compliance items: anti-money laundering, prohibition of late-day trading and market timing activities, Patriot Act requirements and privacy.

9.	Support regulatory examinations and financial audits.

10.	Correct a Contract’s value on the administrative system as required by Customer to support resolution of client complaints as directed .

K. Administrative Support

1. Perform management of above operations and maintain all relevant process/product documentation and conduct staff training.

L. Conversion of Contract History

Liberty and Customer agree as follows:

1.	All Contract History that is available electronically on an Administrative System will be converted to the Liberty Software for Active Contracts, Lapsed Contracts, and Contracts which were Terminated after December 31, 2002.

2.	All other Contract History that is available electronically on an Administrative System will be converted to an electronic storage medium. Liberty will provide Customer with this Contract History on request.

3.	All Contract History that is not available electronically will be stored as a Pass Through Cost by Liberty. Copies of this Contract History will be made available to Customer upon request.

M. System Access

1.	Liberty agrees to provide Customer remote access to their Contract Data via the Liberty Software. Access will be granted for both the production and actuary environments. Liberty Software access hours shall be on Business Days between 7:30 AM and 9:00 PM ET and on weekends/public holidays with 5 days’ prior written notice from Customer. Liberty Software access availability to Customer during access hours shall be at 99%. Severity 1 Incident reports shall be delivered by Liberty to Customer within 24 hours of resolution. A Severity 1 Incident is defined as an unscheduled system outage during the access hours. The Severity 1 Incident report will include information on the duration of the outage, business impact, security and privacy impact, and root cause analysis. The format and content of the incident report will be mutually agreed to by Liberty and Customer.

EXHIBIT 3.2.1

PERFORMANCE STANDARDS

Performance Standards for the Services provided would be as follows, and are measured from the date of receipt of all required and completed documentation to the time the transaction is completed. All references to “days” in this Exhibit 3.2.1 shall mean Business Days.

Merrill Lynch Reportable Transactions

Transaction	1st Tier Performance Standard	2nd Tier Performance Standard
Claims Processing:
Acknowledge Death Claim*	90% completed within 2 Business Days	100% completed within 4 Business Days
Death Claim Payment*	90% completed within 2 Business Days	100% completed within 3 Business Days
Claim Correspondence		100% completed within 5 Business Days
Billing:
Payments*		100% completed Same Day
Misc. Billing Processing		100% completed Same Day
Billing Research		100% completed within 5 Business Days
Billing Record Change		100% completed within 2 Business Days
Financial Processing:
Loans/Partial Withdrawals*		100% completed Same Day
Reallocations*		100% completed Same Day
Surrenders/1035 Exchanges*		100% completed Same Day
Corrective Processing		100% completed within 2 Days
Loan Wiring Authorization		100% completed within 3 Days
Price Corrections received by 2:00 PM ET (excludes multi-day and/or multi-fund price corrections) *		100% completed Same Day (in the case of multi-day and/or multi-fund price corrections, both parties agree to discuss a plan for correction)
Reinstatements		100% completed within 10 Business Days
Reissues		100% completed within 15 Business Days
Settlement Option Quote		100% completed within 10 Business Days
Non-Financial Processing:
Merrill Lynch Account Number		100% completed within 2 Business Days
Financial Advisor Changes*		100% completed within 3 Business Days
Agent Changes*		100% completed within 7 Business Days
Address Changes*		100% completed within 5 Business Days
Beneficiary/Owner Changes*		100% completed within 7 Business Days
Other Non-Financial Changes		100% completed within 5 Business Days
Policy Informational Letters/Documents:
Inforce Illustrations		100% completed within 5 Business Days
Reg. 60 Illustrations*		100% completed within 5 Business Days

Transaction	1st Tier Performance Standard	2nd Tier Performance Standard
Duplicate Policies		100% completed within 5 Business Days
Telephone Correspondence		100% completed within 5 Business Days
Policy or Loan History		100% completed within 5 Business Days
Performance Data		100% completed within 5 Business Days
Surrender Packet		100% completed within 4 Business Days
Written Correspondence*		100% completed within 7 Business Days
Tax:
1099 Corrections or Duplicates		100% completed within 2 Business Days
Form 712		100% completed within 5 Business Days
Complaints:
Transfer Oral Customer Complaints*		100% completed within 2 Business Days
Transfer Written Customer Complaints*		100% completed within 1 Business Day
Call Center:
800 line calls received*		• 97% of total calls answered • 80% of total calls answered within 30 seconds

*	ONLY THESE ASTERISKED TRANSACTIONS ARE SUBJECT TO SECTION 3.7 PENALTIES FOR FAILURE TO MEET PERFORMANCE STANDARDS

Note that any transaction which requires Customer actuarial calculations or support will be forwarded to Customer within the above prescribed timeframe and “Pended for Special Handling” while Liberty is awaiting a response from Customer. When forwarding a transaction to Customer, Liberty will include all information (current and historical Contract values, transaction history, date of original receipt, etc.) required to complete the actuarial calculation or support. The request from Liberty should also clearly indicate the specific transaction that has been requested. Once the transaction is returned to Liberty from Customer it will begin a new performance standard period based on the above prescribed timeframes. In the event that the request is financial in nature, Liberty will process the transaction effective the date of original receipt in the Liberty Service Center unless otherwise instructed by Customer. Customer is responsible for any breakage associated with transactions pended for special handling in this manner. All communications or contact with Contract owners, beneficiaries, or agents will be made solely by Liberty and not by Customer’s actuarial staff.

PROCESSING GUIDELINES FOR MERRILL LYNCH FINANCE

Customer and Liberty agree to complete financial processing guidelines for the Contracts following completion of the Business Requirements Document as mutually agreed to by
Customer and Liberty.

EXHIBIT 3.2.2

SERVICE CENTER(S)

2000 Wade Hampton Boulevard
Greenville, South Carolina 29615

Liberty shall provide all services contemplated in this Agreement each Business Day of scheduled operation. The telephone call center shall be open on Business Days during the following hours: 8:30 AM to 6:00 PM Eastern Standard Time.

Disaster recovery sites include the following locations:

Smyrna Megacenter (Sungard)
5600 United Drive
Smyrna, GA 30082

Atlanta MegaCenter (Sungard)
11650 Great Oaks Way
Alpharetta, GA 30022

Wood Dale MegaCenter (Sungard)
711 N. Edgewood Avenue
Wood Dale, IL 60191

EXHIBIT 3.3

SECURITY PROCEDURES

Liberty shall take commercially reasonable steps to provide that the Service Center environment is not accessed or used by any unauthorized party, and that no data is added, altered, deleted, or otherwise removed by any unauthorized party. Such steps may include, without limitation, the use of access codes, passwords, and anti-virus programs, as appropriate for the environment.

Liberty’s computing platforms are housed in a secure data center on Liberty’s premises. Access to the data center is restricted to authorized personnel only through a card access system. The access system logs access as well as access attempts by unauthorized personnel. The entrance to the data center is also monitored by personnel located within the data center. Visitors to the data center are required to be escorted.

User access to Liberty’s computing platforms is controlled by standard commercially accepted methods. The system administrator and the security administrator monitor all security provisions and system logs. All security provisions have been repeatedly audited by Liberty’s internal audit department and external auditor and continue to receive excellent reviews.

All access to Confidential Information, including Contract owner’s credit card billing numbers, authorized automatic checking account numbers of Policy owners, and other confidential Customer Data are limited to only authorized personnel. In addition, all such information will be located in a secure location during non-business hours.

EXHIBIT 3.3.1

CUSTOMER INFORMATION SECURITY
TERMS AND CONDITIONS.

Liberty shall comply with the following rules (heretofore “applicable Information and Security Provisions”) when providing goods and/or services under this Agreement to Customer.

A. General

☐ Employs staff whose responsibilities include Information Security and Privacy and Information Risk Management.

Establishes and implements information security policies, processes, and procedures that govern:

a.	appropriate use of the Internet, electronic mail, voice mail, and facsimile machines by Liberty staff,

b.	Liberty staff remote access to Liberty-owned and operated networks and systems (both with user-level privileges and administrator-level privileges),

c.	Liberty personnel management (including procedures to be followed when a staff member leaves Liberty’s employ),

d.	backup, recovery, and archival of Liberty-owned and Customer-owned information,

e.	secure operating system and software application configuration and management,

f.	access to, processing, and disposal of Customer information,

g.	computer security incident response and investigation,

h.	security vulnerability notification and remediation,

i.	protection against malicious code and viruses,

j.	business continuity and disaster recovery,

k.	change management, and

l.	physical security;

☐ Will not post any information or inquiry to any public forum including, but not limited to, Internet Newsgroups, for which said information can be traced or related to Customer or the services provided under this Agreement;

☐ Use commercially reasonable efforts to monitor, on a regular basis, reputable sources of computer security vulnerability information such as FIRST, CERT/CC, and Liberty mailing lists, and take appropriate measures to obtain, thoroughly test, apply and provide to Customer relevant service packs, patches, upgrades, and workarounds.

☐ Test, on at least an annual basis, the implementation of its information security measures through the use of network, system, and application vulnerability scanning tools and/or penetration testing. High level results of each test, including vulnerability severity and counts, and a timeline for resolving any problems discovered, will be completed and provided to Customer within seven (7) Business Days of the completion of the test. Detailed results of any such test will be maintained by Liberty as confidential and will not be shared with any other parties, including Customer, to reduce exposure to potential exploitation. Reports will be provided to IS&P (Information Security and Protection) Team at Customer.

☐ Maintain, for a period of at least 90 calendar days (or such longer period as may be required by law or contract) detailed logs files concerning all activity on Liberty’s systems associated with Services provided to Customer including, without limitation:

a.	All sessions to the secured site will be established

b.	Information related to the reception of specific information from a user or another system

c.	Failed user authentication attempts

d.	Unauthorized attempts to access resources (software, data, processes, etc.)

e.	Administrator actions

f.	Events generated (e.g., commands issued) to make changes in security profiles, permission levels, application security configurations, and/or system resources.

g.	All Log files should be protected against unauthorized access, modification, or deletion.

☐ Upon conclusion or termination of this Agreement, provide Customer with copies of all Customer information maintained under this Agreement. Liberty will remove all Customer information from the Liberty production and test systems, and will notify Customer when this is complete.

☐ Upon conclusion or termination of this Agreement, use mutually agreed upon data destruction processes (as approved and certified by each party’s information technology processes) to eliminate all Customer information from Liberty systems and applications

☐ Establish and implement a training and awareness program to communicate these policies, processes, and procedures to all staff members.

☐ Liberty further agrees to follow a documented management approval process to handle exceptions to the policies and processes defined in Section A above.

☐ Upon request, Liberty agrees to provide copies of relevant policy, process, and procedure documents to Customer.

☐ Adhere to a software design, development, testing, and deployment “life cycle” methodology for all software releases, and to integrate information security and information risk management into all phases of the methodology.

☐ Permit Customer to request and/or perform, at the expense of Customer, up to two additional security assessments per year, including but not limited to, review of policies, processes, and procedures, on-site assessment of physical security arrangements. Such assessments will be conducted at a time mutually agreed upon between Liberty and Customer, and the results will be provided to Liberty by Customer.

☐ At the time of initial user sign-on to any system, device, and/or application used to provide services under this Agreement, the system, device, and/or application must display a message advising users that the system they are accessing is for authorized use only. The message should also include content that advises prospective users that unauthorized and/or malicious use of the system is prohibited and violators may be prosecuted to the fullest extent of the local and international law and that by logging on, the user has read and understood these terms. The following is solely for example purposes:

EXAMPLE OF US BASED LANGUAGE

*********************************************** WARNING **************************************************

You have accessed a private computer system. This system is for authorized use only and user activities are monitored and recorded by company personnel. Unauthorized access to or use of this system is strictly prohibited and constitutes a violation of federal and state criminal and civil laws, including Title 18, Section 1030 of the United States Code and applicable international laws. Violators will be prosecuted to the fullest extent of the law. By logging on you certify that you have read and understood these terms and that you are authorized to access and use this system.

B. Network and Communications Security

☐ At the Hosting Facility site, deploy multiple layers of defense, specifically firewalls, host/network-based intrusion detection and proxy services to increase the effort required to compromise network(s), system(s) or application(s) and to increase the probability that such attempts will be detected.

☐ Configure firewalls, network routers, switches, load balancers, name servers, mail servers, and other network components in accordance with commercially reasonable industry standards.

☐ Minimize the potential for external unauthorized access to Liberty Software systems through the use of firewalls, filtering routers, or other similar network segmentation devices.

☐ All security monitoring systems including, but not limited to, firewalls and intrusion detection systems must be monitored 24 hours per day, 365 days per year.

C. Infrastructure Platforms, Services, and Operations Security

☐ Configure all infrastructure platforms and services (operating systems, web servers, database servers, firewalls, routers, etc.) used to provide services under this Agreement and authentication mechanisms according to industry best practices.

☐ Ensure that all remote administrative access to production systems is performed over encrypted connections (i.e., SSH, SCP, SSL-enabled web-management interfaces, and VPN solutions).

☐ Restrict user accounts on each system used to provide services under this Agreement to those Liberty staff members with a job-related need to access the system.

☐ Use commercially reasonable efforts to ensure that the authentication mechanisms used to control access to each system used to provide services under this Agreement are configured to prevent the use of trivial and predictable authenticators. Strong authentication, such as token-based authentication, should be applied to users with remote access to systems and/or network devices. Liberty network authentication passwords must be at least six characters and include at least three of the following four categories:

•	Upper case letters

•	Lower case letters

•	Numbers

•	Extended characters such as: ( ) * & ^ % $# @ ! < > ? : ; “ ] [ = +

Additional authorization controls to applications should be applied to users with access to critical business applications, sensitive information, or special access privileges, including password complexity as per the Liberty Password Requirements Table attached to this Exhibit 3.3.1.

☐ Maintain logically separate development, quality assurance, test, and production operating environments as it relates to services provided under this agreement.

☐ Except for access required to diagnose problems, ensure that developers do not have access to production systems or production data. Lead programmers have access to production systems for emergency fixes only. This access is controlled using a profile with elevated privileges that is monitored by the information security staff.

D. Application Security

☐ Permit only authenticated and authorized users to view, create, modify, or delete information managed by applications used in connection with providing services under this Agreement.

☐ Ensure that web browser cookies that store confidential data will be encrypted using a public and widely accepted encryption algorithm.

☐ “Time out” and terminate system communication sessions after a period of user inactivity as per the Liberty Password Requirements Table attached as part of this Exhibit 3.3.1. After this timeout, the user must re-authenticate to the network before any further work may be performed.

☐ Terminate any active sessions interrupted by power failure, system “crash,” network problem, or other anomaly, or when the connection is interrupted by the user as per the Liberty Password Requirements Table attached as part of this Exhibit 3.3.1.

☐ Require each user of the application to be uniquely and unambiguously identified through the use of an identifier such as a user-id.

E. Data Security

☐ Transmit all Customer information classified “Confidential” or above between Liberty Software systems and Customer Software systems, or to an external user using the Secure Sockets Layer or Transport Layer Security protocols with no less than 128-bit keys. Under no circumstances shall Liberty permit this information to be transmitted unencrypted.

☐ When database storage is required, secure all Customer information classified “Confidential” or above with appropriate access controls or logical partitioning of data.

☐ Limit access to all Customer information processed under this Agreement to those Liberty Personnel with a job-related need, and require all such Liberty Personnel to sign and agree to be bound by a confidentiality agreement.

☐ Maintain separate and distinct development, test and staging, and production databases to ensure that production information is not accidentally altered or destroyed.

☐ Testing should be done only with test data; production files and data must never be impacted by the development process. If access to production data is required, such access must be limited to read only.

F. Physical Security

☐ Maintain all workstations, servers, and network equipment used to provide services under this Agreement in secure facilities owned, operated, or contracted for by Liberty.

☐ Limit access to these secure facilities to authorized Liberty staff members with job-related needs.

☐ Monitor access to these secure facilities through the use of security guards, surveillance cameras, authorized entry systems, or similar methods capable of recording entry and exit information.

☐ Maintain all backup and archival media containing Customer information, or other information used to provide services under this Agreement, in secure, environmentally-controlled storage areas owned, operated, or contracted for by Liberty.

☐ Limit access to backup and archival media storage areas and contents to authorized Liberty staff members with job-related needs.

☐ Ensure that, upon termination pursuant to the terms of Article 8, employee(s)’ physical and logical access to any services performed under this Agreement Customer will be removed and/or disabled within 24 hours of Customer’s request.

☐ Maintain a documented policy and procedure for handling the removal of non-personal property removed from secured areas (e.g., a Property Removal Pass). Authorizations by Liberty management must precede any equipment, information or software being taken off-site.

☐ Liberty must implement appropriate physical and environmental controls. Physical access controls must include those that restrict and monitor entry to Liberty’s facility (e.g. data or network operations centers, telecommunications rooms, or ancillary areas (i.e. generator or UPS storage rooms), and should be implemented as follows:

a.	Access will be limited to a ‘need-to-know/use’ basis, and will be kept to a minimum;

b.	The Liberty or building custodian will review physical access privileges on a semi-annual basis;

c.	Physical entry to sensitive areas (data or network operations centers, UPS areas, etc.) must be minimally controlled by electronic card access locks.

☐ Dispose of Confidential Information as follows:

a.	Paper – Confidential Information contained on hard copy will be disposed of by shredding.

b.	Non-Paper Storage Media (e.g. tapes, computer discs, microfilm and microfiche) – using a mutually agreed upon method of destruction.

c.	Computer Hardware – Extreme caution will be taken when disposing or repairing of PC’s, laptops or other devices used to store confidential information. These devices must be cleared of all confidential information before they are destroyed, sent to a vendor to be repaired or refurbished, or donated to charity.

d.	A disk wipe utility or physical device must be used to fully erase all Liberty and all Customer information prior to disposal or transfer of any equipment containing a hard drive, removable media, or any media with data storage capabilities.

e.	Leased systems must be completely cleared of Liberty and all Customer information (data records) before being returned to the leasing company. A third party service may be used to perform disk wipes prior to return of equipment to the leasing company.

G. Malicious Code and Virus Protection

☐ Use the latest, commercially available industry acceptable virus and malicious code detection and protection product(s) on all workstations and servers used to provide services under this Agreement.

☐ Maintain installed virus and malicious code detection and protection product(s) at the latest available signature levels.

☐ Report all occurrences of viruses and malicious code, not handled by deployed detection and protection measures, on any workstation or server used to provide services under this Agreement, to Customer within 2 hours of discovery, if such occurrence causes a breach in security affecting Customer Data or Services. This report must be made by calling 1-800 MER HELP (637 4357). The attendant will input a trouble ticket and route it to the IS&P queue.

H. Business Continuity and Recovery

☐ Perform backups of all systems, applications, and data used to provide services under this agreement in a manner consistent with the business resumption specified elsewhere in this Agreement.

☐ Periodically transfer backup media to a secure off-site storage facility.

☐ Have a detailed, documented plan for responding to a prolonged disruption in services caused by power failure, system failure, natural disaster, or other unforeseen circumstances that includes processes and procedures for resuming operations within a mutually agreed upon time period.

☐       If the scope of the services provided under this agreement call for any level of Business Continuity, Liberty will provide Customer IS&P with a copy of their Business Continuity Plan for review.

☐       Test, on at least an eighteen month basis, the implementation of this plan. The results of each test, and a plan for resolving any problems discovered in a timely manner, will be documented and such documentation provided to Customer within five business days of the completion of the test.

☐       Report the activation of this plan to Customer within one (1) hour of activation, and provide regular status updates, at mutually agreed upon times throughout the day, for the duration of the recovery period; This report must be made by calling 1-800 MER HELP (637 4357). The attendant will input a trouble ticket and route it to the IS&P queue

I. Computer Security Incident Response

☐      Have a detailed, documented plan for responding to computer security incidents that includes processes and procedures for assessing the severity of the incident, identifying the cause of the incident, repairing the cause of the incident, restoring normal operations, and documenting the results of the response

☐      Report the detection of any computer security incident involving the networks, systems, or applications used to provide services under this Agreement to Customer within 2 hours of discovery, if such incident jeopardizes Customer security or Data confidentiality, and provide regular status updates at four-hour intervals (or at mutually agreed upon times throughout the day) for the duration of the incident. This report must be made by calling 1-800 MER HELP (637 4357). The attendant will input a trouble ticket and route it to the IS&P queue.

☐      Provide Customer, within five (5) Business Days of the closure of the incident, with a written report describing the incident, actions taken during the response, and plans for future actions to prevent a similar incident from occurring in the future.

☐      Follow industry best practices, when collecting and preserving evidence during an incident investigation.

J. Other

☐      At some time before the implementation/go live date, Customer will be permitted to perform a risk assessment and security review of any application that requires access to Customer information.

EXHIBIT 3.4
STANDARD RATES*
(2004 Time and Materials Rates)

Personnel Hourly Rates
Sr. Management	$200

• Directors and VP’s

Sr. Professional Staff	$160

• Actuaries, Project Managers

Programmers/System Analysts	$110

Professional Staff	$90

• Business Analysts, Quality Assurance,

Accountants, Underwriters, Trainers

Service Center Personnel	$50

If outside consulting services are used and those services billed by the outside consulting services are greater than these Standard Rates, Liberty will bill those outside consulting services to Customer at Liberty’s cost. If outside consulting services are used and those services billed are less than the Standard Rates, Liberty will bill those outside consulting services to Customer at a discount to Liberty’s costs as mutually agreed to by Liberty and Customer during the completion of the Additional Services Request Form as defined in Exhibit 3.4.1.

*These Standard Rates are subject to annual adjustment in accordance with Section 7.1 of the Agreement.

EXHIBIT 3.4.1

ADDITIONAL SERVICES REQUEST FORM

Requests for additional services by either party will be made on the following form. Once approved by Liberty and Customer, the Additional Services Request Form will become an Amendment for Additional Services in accordance with Section 3.4 of the Agreement. The multi-phase process outlined below will govern both the cost basis for the development and the approvals to proceed to the next phase.

Phase 1:	Additional Services Request Review
Phase 2:	Requirements Definition
Phase 3:	Recommended Solution provided
Phase 4:	Estimate Provided
Phase 5:	Approved Request Prioritized
Phase 6:	Solution Implemented
Phase 7:	Solution Tested
Phase 8:	Final Approval Requested
Phase 9:	Deliver to Production

All Customer or Liberty requests for additional services will be submitted in writing. Upon receipt of a written request, and approval by Customer, Liberty will begin the following multi-phase procedure:

Phase 1: Additional Services Request Review. Liberty or Customer, as the case may be, will review the request and will analyze the following at a summary level:

•	business need addressed by the request

•	Commercial availability of the software that would meet business need

Phase 2: Requirements Definition. Both parties agree to work together to create comprehensive requirements.

•	Customer’s or Liberty’s requirements will be compared to the business need to ensure the need will be met by the requirements.

•	The requirements will be in writing and complete before progressing to the next phase.

•	Requirements will include any deadlines jointly set by Customer and Liberty, if appropriate.

•	Customer and Liberty will provide written approval of the requirements.

•	Once scope is defined, any changes will be reviewed and approved once impact is known.

Phase 3: Recommended Solution Provided. The approved requirements from Phase 2 will be analyzed by Liberty or Customer as the case may be.

•	Liberty will provide a detailed, recommended solution. This solution will involve participation from the Service Center as well as Customer input.

•	The solution will be provided in writing.

•	This solution will provide the cost adjusted pursuant to Exhibit 3.4 and time frame, resource requirements for testing and training, and any technological constraints or negative impacts.

•	Customer will approve the solution or request changes to the original request.

•	Customer and Liberty will both provide written approval for the solution.

Phase 4: Estimate Provided. Liberty will provide a written estimate for the Additional Services requested.

•	Based on the approved recommended solution, a detailed cost estimate will be prepared by Liberty.

•	This estimate will include all resources necessary to successfully implement the requirements defined in Phase 2.

•	If the Additional Service Request modification is made consistently across the majority of Liberty clients and platforms, the estimate will be pro-rated based on the current Active Contracts as a percentage of total contracts being serviced on all Liberty platforms.

•	This estimate will be delivered by Liberty and all impacts will be discussed at this time.

•	Scope changes at this point will begin the process again, at Phase 1.

•	Customer and Liberty will both provide written authorization for the estimate.

•	Approval of this phase is authorization to proceed with the prioritization and development of the request.

•	The parties shall use commercially reasonable efforts to resolve any Additional Services Request within 20 Business Days of the date made; however, if they are unable to reach agreement, the following provisions shall apply: (a) if an Additional Services Request originated by Liberty would in the Customer’s reasonable opinion have an adverse impact on the Services or the fees payable by Customer, the Customer shall be entitled to refuse that Additional Services Request; (b) if Liberty can demonstrate to the Customer’s reasonable satisfaction that an Additional Services Request originated by the Customer would require any consequential changes as set out in Section 3.4 above, the Customer shall be entitled to require Liberty to comply with that Additional Services Request subject to the Customer agreeing to such consequential changes; and (c) if Liberty fails to demonstrate to Customer’s reasonable satisfaction that any such consequential changes are required, the Customer shall be entitled to deny authorization of that Additional Services Request sought by Liberty.

Phase 5: Approved Request Prioritized. This new request will be prioritized by Liberty based on any deadlines set by Customer in the requirements and the resource availability.

•	Customer and Liberty will work together to set the priority for the new request.

•	Resource availability of both information technology and Service Center will be considered in the prioritization, as well as, the urgency of the request.

•	A list of requested Additional Service Requests will be maintained by Liberty.

•	Customer will have access to this list of prioritized requests.

•	Liberty will provide Customer with weekly status updates to Customer regarding the progress and timeline to completion for each Additional Service Request.

Phase 6: Solution Implemented. Liberty will provide the staff to make the changes necessary to support the Additional Services Request.

•	If applicable, Liberty will make the necessary system modifications based on the recommended solution approved by Customer.

•	Liberty will work within the estimate approved by Customer.

Phase 7: Solution Tested. Customer and Liberty will provide the appropriate resources to successfully plan and test the modification.

•	Liberty Quality Assurance will provide the guidance necessary for Customer to ensure the modification meets the business need.

•	Appropriate testing resources will be provided to prepare and implement the testing plan.

•	Liberty Quality Assurance will provide necessary training for the modification to the testers.

•	If the modification requires training to be provided to the Service Center, Liberty will provide the training.

•	Testing will be done in a stable, controlled testing environment.

•	Problems will be reported in writing to the implementation team and incorporated into the weekly status update required as a part of Phase 5.

•	Once testing is complete, approval will be received in writing from all testers.

Phase 8: Final Approval Requested.

•	Final approval is required prior to moving the modifications to the Production environment.

Phase 9: Deliver to Production. Customer will approve all testing prior to the modifications being delivered to Production.

•	Production Releases will be scheduled in advance.

•	Customer will be notified of the modification delivery into production.

•	Delivery of the modification to Production completes the Additional Services Request process.

EXHIBIT 3.4.1 (Continued)

     This Exhibit 3.4.1 describes the request form to be used in the event Customer or Liberty requests to have additional services provided by Liberty under the Agreement.

ADDITIONAL SERVICES REQUEST FORM

Project Name:

Author:                                                                                                           Creation Date:

Change Request Number:

Change Request Title:

Initial Request By:                                                                                  Initial Request Date:

                                                                                               Change Request Status:                                         Change
                                                                                               Request                                        Priority:

O Initial Request
O Request Approved	O High
O Request Not Approved	O Medium
O Change in Progress	O Low
O Closed

Description of Change:

Reason for Change:

Estimated Impact of Change:

Documents &
Component	Requirements	Design	Construction	Training	Acceptance	TOTAL

Completion Instructions On Next Page.

The Additional Services Request Form shall be modified or replaced if mutually agreed upon by Customer and Liberty.

ADDITIONAL SERVICES REQUEST FORM COMPLETION INSTRUCTIONS

1.	Project Name: Self explanatory

2.	Author: Self explanatory

3.	Creation Date: Self explanatory

4.	Change Request Number: Self explanatory

5.	Change Request Title: Give a brief descriptive title to the change request.

6.	Initial Request By: Enter the person’s name who initiated the change request.

7.	Initial Request Date: Enter the date on which the initial change request was made.

8.	Change Request Status: Mark the status of the issue. Initial Request, Request Approved, Change in Progress or Closed. The status cannot be changed to Request Approved until the Request Approved By and Approval Date lines are completed. The status cannot be changed to In Progress until the Change in Progress By and Progress Date are entered. The status cannot be changed to Closed unless the Closed By and Closed Date lines have been completed.

9.	Change Request Priority: Mark the priority of the request as High, Medium or Low. “High” indicates immediate action should be taken. Change has significant impact on budget, timeliness or expectations. “Medium” indicates that the change has a moderate slight impact on budget, timeliness or expectations. “Low” indicates that the request has light or no impact on budget, timeliness or expectations but the request must still be completed.

10.	Description of Change: Describe the requested change together with a rationale if this is not apparent.

11.	Reason for Change: Describe the background data in information which gave rise to the change.

12.	Estimated Impact of Change: Enter each component of the change as well as the number of hours positively or negatively impacted on the project. Hours impacted should be identified at each stage.

Accepted by: Liberty	Accepted by: Customer

By:	By:

Print Name:	Print Name:

Title:	Title:

Exhibit 3.4.2

For purposes of authorizing additional services under the terms of this Agreement, the following officers of Customer must sign any Additional Service Request before any work may be commenced:

•	General Counsel, Merrill Lynch Life Insurance Company

•	Chief Financial Officer, Merrill Lynch Life Insurance Company

•	Chief Actuary, Merrill Lynch Life Insurance Company

•	Chief Operating Officer of Merrill Lynch Insurance Group Services, Inc.

•	Vice President of Insurance Operations for Merrill Lynch Insurance Group Services, Inc.

EXHIBIT 3.5

DATA RECOVERY PLAN AND BUSINESS CONTINUITY PLAN

Liberty’s computing platforms are backed-up each week over the weekend, with incremental backups performed daily. This includes all system libraries and user directories as well as application software and data. The back-up tapes are aged in a fire proof vault, in a separate building on the Liberty site, and also stored at a secure off-site location. The disaster recovery documentation reflects which back-up tapes should be used at each point in the recovery process. The tapes are preserved according to the following retention guidelines.

AS/400:

•	Daily backups are retained for 14 days

•	Weekly backups are retained for a minimum of 5 weeks

•	End of month back-ups are retained for 6 months

•	End of quarter back-ups are retained for 3 years

•	End of year back-ups are retained for 7 years

LAN Servers:

•	Daily back-ups are retained for 5 weeks

•	Weekly back-ups are retained for 5 weeks

•	End of quarter back-ups are retained for 1 year

Liberty has contracted for recovery services for its entire computing environment. This contract includes hot site services as well as ongoing review and testing of recovery procedures. The recovery procedures have been fully documented and the documentation is updated as changes occur to reflect the most current information regarding the actual tape volumes needed for recovery and their location. The recovery procedure is tested, including a complete restoration of the system at the hot site on an annual basis. Liberty’s internal audit department monitors the conduct and results of the recovery test.

A copy of Liberty’s Business Continuity Plan is available upon request. A comparable Business Continuity Plan will be maintained for as long as the Contracts are being administered by Liberty.

EXHIBIT 3.6

LIBERTY EMPLOYEES AUTHORIZED ON CUSTOMER’S PREMIUM ACCOUNT
AND CLAIMS ACCOUNT

TBD

EXHIBIT 6.1

FEES

1.	TRANSITION SERVICES FEES

The fixed amount payable by Customer to Liberty for the Transition Services shall be One Million Five Hundred Thousand Dollars ($1,500,000), payable in installments on the completion of the milestones indicated below. This fixed amount for Transition Services is exclusive of Pass Through Costs, which are reimbursable by Customer to Liberty pursuant to Section 7.2 of the Agreement.

Installment	Estimated Date	Milestone
$500,000	June 15, 2004	Signing of Agreement
$500,000	October 15, 2004	120 Days after Signing of Agreement
$500,000	May 31, 2005	End of Transition Services period

The Transition Services Fees listed above are inclusive of all work to be performed pursuant to the Business Area Requirements as of the Effective Date, with the following exceptions:

Item Name	Estimated Cost
Calculate commissions	$201,000
Extracts for NSCC reporting – Positions, FAR, and license & appointment	$58,650
Process OFAC feed on all checks prior to releasing them from System	$23,450
Provide information on Trades and Buy/Sell Activity – prior to 3:30 PM ET daily** (new money and new trade requests only)	$23,450
Provide dual environment for policy wording terminology differences between variable life and whole life contracts	$75,000

** Mutual fund activity notification does not include trades for automatic asset rebalanced (AAR) accounts. If AAR’s need to be included in the notification, there would be an additional estimated cost of $93,800.

If Customer chooses to have Liberty commence work on any of the exception items above, then the Transition Services Fees will be increased by the estimated costs listed. The increased Transition Services Fees will be payable in accordance with the Transition Services Fees Milestone payment schedule listed above.

2.	SERVICES FEES

Policy	Cost*
Interest-sensitive Whole Life	$16.00 per active Contract, per year
Variable Life	$45.00 per active Contract, per year
Variable Universal Life	$45.00 per active Contract, per year
Transactional Fee per Terminated Contract	$10.00 one-time charge per active Contract

NOTES:
Customer shall not be charged a Service Fee for any Contract or Contracts that is/are Inactive.

*Annual Contract Administration fees are subject to annual increases based on an external index (Consumer Price Index as defined in Article 1).

**The monthly minimum Contract administration fee payable to Liberty is $50,000 (the “Minimum Fee”), regardless of the number of Contracts remaining in force. However, the monthly minimum is subject to reduction or set-off pursuant to breakage or other error related costs or indemnification payments paid or owed pursuant to Article 13.

*** Liability for Breakage: At the end of each calendar year, Customer will take the ending variable life separate account asset base and multiply it by the rate .008%. The end result (by legal entity) will be compared to the actual net breakage incurred and booked in the ledger. If the actual amounts exceed the .008% threshold amount, Liberty will pay the difference to Customer within thirty (30) calendar days of receipt of breakage payment request from Customer, if such breakage was due to Liberty’s error. All other price corrections due to Customer’s error will be corrected and billed to Customer at Standard Rates, and Customer shall be responsible for such breakage. Liberty will not be responsible for breakage resulting from Liberty’s following a Customer defined process. Customer will also be responsible for breakage as specified in Section 5.26, Exhibit 3.2 and Exhibit 3.2.1.

****Contracts in force shall be calculated consistent with the methodology reflected in Customer’s annual bluebook/greenbook statement.

3.	PASS THROUGH COSTS

▪	All reasonable transition travel costs (e.g. commercial air travel by coach ticket) and expenses related to Transition Services.

▪	Inbound and outbound long distance toll charges and communication lines incurred in providing the Transition Services, the Customer Services and any Additional Services under this Agreement, including costs of a toll-free telephone number for Contract owners and agents

▪	Custom form printing

▪	Postage and express mail charges

▪	Sales/use taxes on the Transition Services, the Customer Services and any Additional Services

▪	Storage of historical, non-imaged files

▪	Scanning of historical, non-imaged files into the workflow system

▪	Microfiche and microfilm charges to store

▪	Data communication lines

▪	Special regulatory mailings such as TPA relationship notices, privacy notices, etc.

▪	Customer discretionary mailings

▪	Off-site records storage and imaging costs

▪	Other costs expressly identified in this Agreement as Pass Through Costs

▪	Underwriting and claims investigation charges such as exams, APS’s, investigative bureau services, MIB charges, etc.

▪	Costs for faxes or encryption, if applicable, if Customer’s instructions for sending non-public personal information to agents, Customer, or other third parties require the use of a specific encryption standard or software not already employed by or licensed to Liberty.

EXHIBIT 9.1

LISTING OF CUSTOMER SOFTWARE AND THIRD PARTY SOFTWARE AND
MEDIA ON WHICH CONTACTS ARE CURENTLY BEING ADMINISTERED OR
STORED

TBD

EXHIBIT 11.2

LIBERTY PERSONNEL EMPLOYMENT APPLICATION FORM

ADDITIONAL SERVICES REQUEST FORM

Project name:	Merrill Lynch Intergration

Author:	Tammy Vadas Creation Date 8/2/2004

Change Request Number:	MLA

Change Request Title:	Additional Services to be included as part of the Transition project.

Initial Request By:	Amy Ferrero – Merrill Lynch	Initial Request Date:	7/1/2004

Change Request Status:

X	Initial Request

O	Request Approved

O	Request Not Approved

O	Change in Progress

O	Closed

Change Request Priority:

X	High

O	Medium

O	Low

Description of Change:

Item Name	Estimated Cost
Calculate commissions	$201,000
Extracts for NSCC reporting – Positions, FAR, and license & appointment	$58,650
Process OFAC feed on all checks prior to releasing them from System	$23,450
Provide information on Trades and Buy Sell Activity – prior to 3:30 PM ET daily (new money and new trade requests only)	$23,450
Provide dual environment for policy wording terminology differences between variable life and whole life contracts	$75,000

Reason for Change: The Services listed above are contained in the Insurance Administrative Services Agreement (page 81). These additional services were excluded from the original scope of the Transition project. These requested changes are now to be implemented as part of the project and have been approved by Merrill Lynch as an additional service. An email approval was submitted by Merrill Lynch on 7/1/2004. This signed form is required to provide an original signature that will become part of the Insurance Administrative Services Agreement.

Estimated Impact of Change:

Component	Requirements	Design	Construction	Documents & Training	Acceptance	TOTAL

NOTE: See pricing chart referenced above which was taken directly from the contract.

Accepted by:	Liberty Insurance Services	Accepted by:	Merrill Lynch

By: Bruce W. Powell	By: Amy Ferrero

Print Name: BRUCE W. POWELL	Print Name: Amy Ferrero

Title: SVP	Title: Senior Vice President, Administrative

Date: 8/5/2004	Date : 8/4/04

AMENDMENT NO. 2
TO
INSURANCE ADMINISTRATIVE SERVICES AGREEMENT

     This Amendment No. 2 to INSURANCE ADMINISTRATIVE SERVICES AGREEMENT (the “Amendment No. 2”) is made as of the 29th day of November, 2004, (the “Amendment No, 2 Effective Date”) by and between Merrill Lynch Life Insurance Company, an Arkansas domiciled life insurance company with its principal offices located at 1300 Merrill Lynch Drive, 2nd Floor, Pennington, NJ 08534 (“Customer”), and Liberty Insurance Services Corporation, a South Carolina corporation with offices located at 2000 Wade Hampton Boulevard, Greenville, South Carolina 29615 (“Liberty”).

RECITALS

     WHEREAS, Customer and Liberty are parties to an Insurance Administrative Services Agreement dated as of June 3, 2004 (the “Agreement”), pursuant to which Liberty has agreed to provide certain administrative services and related services to Customer for the Contracts described in the Agreement; and

     WHEREAS, Customer and Liberty previously amended the Agreement by executing an Additional Services Request Form effective as of August 5, 2004 (“Amendment No. 1”); and

     WHEREAS, Customer and Liberty wish to further amend the Agreement by executing this Amendment No. 2 to the Agreement to reflect the agreement of the parties as to a new definition of Transition Services, an earlier Services Starting Date, a delayed conversion to Liberty Software, and certain other provisions of the Agreement relating to those changes; and

     WHEREAS, this Amendment No. 2 contains amendments to certain provisions of the Agreement to reflect the agreement of the parties as to a new definition of Transition Services, an earlier Services Starting Date, a delayed conversion to Liberty Software, and certain other provisions of the Agreement relating to those changes.

     NOW, THEREFORE, for and in consideration of the agreements of the parties set forth below, the parties, intending to be legally bound, hereby agree as follows:

     Section 1. Definitions. Unless otherwise defined in this Amendment No. 2, terms defined in this Amendment No. 2 have the same meanings as defined in the Agreement. Each reference to “hereof”, “hereunder”, “herein”, and “hereby” and each other similar reference, and each reference to “this Agreement” and each other similar reference contained in this Amendment No. 2 to the Agreement shall, from and after the Amendment No. 2 Effective Date, refer to the Agreement, as amended by prior Amendment No. 1 and by this Amendment No. 2.

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A new definition, “Workable Contract History” shall be added to Article 1 as Section 1.57.

“1.57. “Workable Contract History” means Contract History that is stored on an Administrative System or on the Liberty Software and that the Administrative System or Liberty Software can use to automatically recalculate Contract values in the event that corrective processing, death claims, or other backdated transactions must be applied to a particular Contract. Any changes made to Workable Contract History will generate new financial records and transactions, or cancel existing financial records and transactions, as of the effective date of the change and as of all dates subsequent to the effective date of the change.”

As of the Amendment No. 2 Effective Date, Workable Contract History, as defined herein, is contained only on the Administrative Systems listed in Section 1.4 of the Agreement.

     Section 2. Amendment To Definition Section 1.54 “Transition Services”. As of the Amendment No. 2 Effective Date, the definition of “Transition Services” shall be amended to reflect the agreement of the parties that Liberty will assume from Customer the responsibility for performing the Services in connection with the Contracts on or around March 14, 2005, which shall be the Services Starting Date. The parties agree that Liberty shall perform the Services on the Services Starting Date using some or all of the Customer Software and Third Party Software that is being used by Customer to administer the Contracts on the day prior to the Services Starting Date. Liberty shall complete a full conversion of all Contracts to the Liberty Software (the “Conversion Plan”) no later than July 31, 2006, but only if Customer shall have provided to Liberty, no later than May 2, 2005, all of the following completed documents, formally signed by an officer of Customer: (1) complete final product specifications for the Contracts; (2) complete description of the variances between Customer’s current Administrative Systems and its current policies and procedures and the final product specifications for the Contracts; (3) written directives to Liberty on how to handle such variances identified in subsection (2) in the conversion process; (4) a description of any planned changes to Customer’s software and information systems that are interconnected with the Administrative Systems, and (5) any changes to existing interfaces that will be required by Customer after conversion. These specified documents shall form the basis upon which Liberty’s Conversion Plan is made, and any subsequent changes to those documents by Customer will be handled as Additional Services Requests. Any delays by Customer in delivering all of these specified documents on or before May 2, 2005 will extend the completion date of the conversion on a day-for-day basis for a period of time equal to the delay.

All interface files, used by Customer prior to the Services Starting Date, will be provided by Liberty following the Services Starting Date, and will contain the exact layout and content provided prior to the Services Starting Date. Upon Liberty’s implementation of the Conversion Plan (or Alternate Conversion Plan), all interfaces provided to Customer prior to such implementation shall continue to be provided and will contain the exact layout and content as before such implementation unless otherwise agreed to in writing by Customer.

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Commencing on the Services Starting Date, Liberty may begin to analyze and evaluate alternative approaches to a full conversion of all Contracts to Liberty Software (the “Alternate Conversion Plans”). Any analysis and evaluation of the Conversion Plan or any Alternate Conversion Plans presented to Customer by Liberty will include all of the following: (i) a plan to address the Exhibit 12.1 Systems issues, (ii) an agreed upon plan to include Workable Contract History, and (iii) a timeline for completion of the conversion no later than July 31, 2006. The Client reserves the right to reject any or all suggested alternatives and require Liberty to complete a full conversion of all Contracts to Liberty Software pursuant to the Conversion Plan as required by the Agreement and this Amendment No.2 by July 31, 2006. The acceptance by Customer of the Alternate Conversion Plans will require a further amendment to the Agreement.

     Section 3. Amendment to Section 4.3. As of the Amendment No. 2 Effective Date, the following additional sentence shall be added to the end of Section 4.3: “The costs of any corrective actions taken as a result of the initial Type II SAS 70 report dated 12/31/05 for Customer relating to the Customer’s programs, practices and procedures existing prior to the Services Starting Date, or relating to programs, practices and procedures of Customer’s that Liberty is following based on the Business Requirements Document or other instruction by Customer, or performs at Customer’s direction, will be paid by Customer.”

     Section 4. Amendments To Exhibits 3.1, 3.1.1, 3.2, Subsection L and 3.2.1.

     Exhibit 3.1 is hereby amended to reflect the Services Starting Date as March 14, 2005.

     The third bullet point paragraph of Section III in Exhibit 3.1.1 is hereby amended to read as follows:

“Liberty will balance and reconcile all Data being converted to support the Services subject to testing against Customer’s existing Administrative Systems which shall be provided to Customer. With the exception of explainable differences, 100% of contracts that are being converted to the Liberty Software, the Contract values shown below must be within $1.00 or less of the equivalent values as provided by Customer’s Administrative Systems as of a series of valuation dates. Liberty and Customer must agree in writing on any such explainable differences. Customer may provide Liberty with written approval to exclude certain Contracts from this requirement. Definitions and calculation rules for all values will be provided in the product specifications that will be provided to Liberty by Customer.”

All other language in Exhibit 3.1.1 remains unchanged.

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Exhibit 3.2, Subsection L is hereby amended to read as follows:

“L. Conversion of Contract History

Liberty and Customer agree as follows:

1. As of the Services Starting Date, all Workable Contract History that is available electronically on an Administrative System will remain available on that Administrative System for as long as Liberty uses that Administrative System to administer any portion of the Contracts.

2. As of the date that Liberty begins to administer a Contract on the Liberty Software, a subset of all Workable Contract History will be converted to the Liberty Software for Active Contracts, Lapsed Contracts, and Contracts which were Terminated within 13 months of the date that Liberty first uses the Liberty Software for such Contracts. Such subset shall include all Workable Contract History commencing on December 31, two calendar years prior to the date upon which conversion takes place, through the last business day prior to Liberty first administering such Contracts on the Liberty Software. The Workable Contract History described in this paragraph shall meet the balancing and reconciliation standards contained in the 3rd bullet point paragraph of Section III in Exhibit 3.1.1. as amended by this Amendment No. 2.

3. All other Contract History that is available electronically on an Administrative System or MIPS History Viewer will be stored on an electronic storage medium. Copies of this Contract History will be made available to Customer. Liberty and Customer shall agree upon standards regarding Contract History storage and accessibility before Liberty implements any process to move Contract History from an Administrative System. Such standards will be agreed upon by July 14, 2005.

4. All Contract History that is not available electronically will be stored as a Pass Through Cost by Liberty. Copies of this Contract History will be made available to Customer upon request.

5. Workable Contract History currently available on existing Customer Administrative System(s) which is not being converted to the Liberty Software must be maintained and available to Customer upon request. Non-converted Contract History must contain the following minimum information:

•	Existing transaction history as available on “Transaction Inquiry” screens in existing Customer Administrative System(s).

o	Detail currently available within each historical transaction on the Transaction Inquiry screen in existing Customer Administrative System(s).

o	Policy Value Quote detail for each historical transaction date including all sub-screen detail available on the “Policy Value Quote” screen in existing Customer Administrative System(s).

•	Policy Inquiry detail as available in the “Policy Inquiry” menu in existing Customer Administrative System(s)

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•	SAI (Separate Account Index) return history from inception for all funds and products as available in existing Customer Administrative System(s).

Non-workable Contract History currently available to Customer will be retained by Liberty in its current state beyond conversion to the Liberty Software, scheduled for completion on July 31, 2006. (This includes, MIPS History Viewer, Vantage Fiche, Policy Files etc.) Customer agrees that non-workable Contract History available in paper or microfiche format can be converted to image by Liberty as long as data content remains the same.

     Exhibit 3.2.1 is hereby amended in its entirety and replaced with the attached Amended Exhibit 3.2.1.

     Section 5. Amendment To Exhibit 3.3.1. Exhibit 3.3.1 is hereby amended in its entirety to reflect changes to the computer security guidelines that may result from use of the Customer Software and Third Party Software upon which Liberty will be administering the Contracts on the Services Starting Date and changes, if any, resulting from the new definition of Transition Services and the revised processes and procedures surrounding the Services based on this Amendment No. 2. Amended Exhibit 3.3.1 is attached below.

     Section 6. Amendment to Exhibit 3.5. Exhibit 3.5 to is hereby amended to reflect the Data Recovery Plan and Business Continuity Plan for the Customer Software and Third Party Software upon which Liberty will be administering the Contracts on the Services Starting Date and changes, if any, resulting from the new definition of Transition Services and the revised processes and procedures surrounding the Services based on this Amendment No. 2. Amended Exhibit 3.5 is attached below.

     Section 7. Reaffirmation of Exhibit 6.1. All terms and conditions set forth in Exhibit 6.1 remain unchanged by this Amendment No. 2, except that the estimated date for the end of the Transition Services period is amended to be March 14, 2005.

     Section 8. Amendment to Section 9.1. Section 9.1 is amended to read as follows:

     “9.1 Access to Customer Software and Third Party Software. Customer hereby agrees to use reasonable efforts to obtain for Liberty, at no cost to Liberty, on or before the Effective Date, a non-exclusive, royalty-free, non-transferable right and license to access and use, and copy for backup purposes, any Customer proprietary software on which the Contracts are being administered by Customer, together with any and all associated software documentation (the “Customer Software”) and any Third Party Software on which the Contracts are being administered by Customer, together with any and all associated software documentation, to enable Liberty to perform the Transition Services, and the Services, subject to applicable software license restrictions, and further subject to any restrictions or prohibitions which prevent Customer from transferring or assigning such Third Party Software. To the extent necessary to give rights to Liberty to use and modify the Third Party Software on which the Contracts are being administered as of the Effective Date, Customer shall

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obtain such rights for Liberty from applicable Third Party Software vendors for Third Party Software and media listed in Exhibit 9.1 as transferable. Liberty, at Liberty’s expense, will obtain such rights for Liberty from applicable third party vendors for software and media listed in Exhibit 9.1 that are not transferable or assignable by Customer or designated as assignable with a fee, such fee to be paid by Liberty. Such expense will not be Pass Through Costs to Customer. Upon expiration or termination of this Agreement or the end of Liberty’s need to use portions of the Customer Software or Third Party Software licensed by Customer, the applicable rights granted to Liberty in this Section 9.1 shall immediately revert to Customer, except as necessary for Liberty to carry out its obligations under Section 8.5. When Liberty has fulfilled its obligations under Section 8.5, it shall (i) deliver to Customer a current copy of all the Customer Software or Third Party Software in Liberty’s possession, (ii) destroy or erase all other copies of the Customer Software or Third Party Software originally licensed by Customer in Liberty’s possession, and (iii) certify in writing to Customer that Liberty has complied with the obligations of this Section 9.1. Listings of the Customer Software and Third Party Software to be used in the performance of the Transition Services and Services are attached as Amended Exhibit 9.1. Amended Exhibit 9.1 also contains a list of the software and media that Customer is not transferring or assigning to Liberty.

     Section 9. Effect of Amendment No. 2. Except as expressly set forth in this Amendment No. 2, the amendments contained herein shall not constitute an amendment or waiver of any term or condition of the Agreement, as previously amended by Amendment No. 1, and all other such terms and conditions of the Agreement which are not inconsistent with this Amendment No. 2 or prior Amendment No 1 shall remain unchanged and in full force and effect and are hereby ratified and confirmed in all respects.

     Section 10. Counterparts. This Amendment No. 2 may be executed in any number of counterparts, all of which taken together shall constitute one single agreement between the parties.

     Section 11. Effectiveness. This Amendment No. 2 shall become effective as of the Amendment No. 2 Effective Date when Customer and Liberty shall each have received duly executed counterparts signed by each of the parties (or, in the case of either party as to which an executed counterpart shall not have been received, shall have received telegraphic, telex or other written confirmation from the other party of execution of a counterpart by such party).

     Section 12. WAIVER OF WARRANTIES. THE SYSTEMS LISTED IN SCHEDULE 9.1 (‘THE SYSTEMS”) ARE PROVIDED TO LIBERTY ON AN “AS-IS” AND “AS-AVAILABLE,” BASIS, WITHOUT WARRANTIES OF ANY KIND. CUSTOMER DOES NOT MAKE, AND NEITHER LIBERTY NOR ANY THIRD PARTY HEREBY RECEIVES, ANY WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, NON-INFRINGEMENT, QUIET ENJOYMENT, QUALITY OF INFORMATION, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, CUSTOMER MAKES NO WARRANTY THAT

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THE SYSTEMS AND ANY ASSOCIATED SERVICES PROVIDED UNDER THE INSURANCE ADMINISTRATIVE AGREEMENT, AS AMENDED, SHALL MEET LIBERTY’S REQUIREMENTS, OR THAT THE SYSTEMS SHALL OPERATE ERROR FREE OR THAT USE OF THE SYSTEMS SHALL BE UNINTERRUPTED, OR THAT THE SYSTEMS, ASSOCIATED SERVICES, OR ANY ELEMENTS THEREOF WILL PERFORM IN THE MANNER DESCRIBED OR EXPECTED, OR THAT ANY REVENUE OR PROFIT TO LIBERTY WILL RESULT FROM THE USE OF THE SYSTEMS OR ANY ASSOCIATED SERVICES. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY CUSTOMER OR ANY OF ITS AGENTS SHALL CREATE ANY ADDITIONAL WARRANTIES OR IN ANY WAY INCREASE THE SCOPE OF CUSTOMER’S OBLIGATIONS HEREUNDER. LIBERTY AGREES AND ACKNOWLEDGES THAT THE SYSTEMS AND ASSOCIATED SERVICES ARE NOT INTENDED TO REPLACE LIBERTY’S PROFESSIONAL SKILL AND JUDGMENT.

     CUSTOMER IS CURRENTLY AWARE OF A NUMBER OF ISSUES, ATTACHED AS EXHIBIT 12.1, THAT EXIST TODAY IN THE ADMINISTRATIVE SYSTEM. LIBERTY AGREES THAT THESE EXISTING ISSUES WILL BE ADDRESSED IN ANY CONVERSION PLAN OR ALTERNATIVE PLAN OF CONVERSION IT PRESENTS TO CUSTOMER. COSTS FOR ADDRESSING THESE ISSUES LISTED ON EXHIBIT 12.1 WILL BE BORNE BY LIBERTY. ALL OTHER ISSUES WITH THE ADMINISTRATIVE SYSTEM THAT CUSTOMER IS CURRENTLY AWARE OF THAT REQUIRE FIXES SHALL BE HANDLED AS ADDITIONAL SERVICES REQUESTS.

     Section 13. Support Services. Customer will provide forty-five (45) business days of support for Liberty as part of this Agreement starting on or about March 14th 2005. Merrill Lynch subject matter experts will provide phone support and guidance to assist in the remediation of issues and answer technical questions, and shall be available during this time to travel to Greenville, if necessary, to assist Liberty in the support of the Insurance Administrative Services Agreement. Travel expenses on or after March 14, 2005 that are associated with such requested visits to Greenville by Customer personnel will be paid by Liberty. Any modification to Liberty’s computing and or application environment will be performed by Liberty personnel only.

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Section 14. The first paragraph of Section 5.26 of the Agreement is hereby deleted in its entirety and replaced with the following language:

“Customer agrees to use its reasonable efforts to provide Liberty with Unit Values, whether full or partial, by 9:15 pm ET on Business Days, to enable Liberty to apply prices to the Contracts on the same day. For purposes of this Section 5.26, Unit Values shall mean separate account index as defined in the Contracts. If not received by 9:00 pm ET, Liberty agrees to contact Customer to research delay. If not received by 9:15 pm ET, Customer will provide instructions to Liberty on how to apply prices to Contracts. If Customer instructs Liberty to use prior day’s pricing, Customer agrees to absorb any Breakage that may result from applying prior day’s pricing. Customer also accepts the consequences of failing to provide Liberty with Unit Values by 9:15 pm ET.”

     Subsections (a) and (b) of Section 5.26 remain unchanged.

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IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 signed and delivered by their duly authorized representatives as of the Amendment No. 2 Effective Date first above written.

LIBERTY INSURANCE SERVICES CORPORATION

By:

Printed Name:	Bruce W. Powell

Title:	Senior Vice President, Operations

MERRILL LYNCH LIFE INSURANCE COMPANY

By:

Printed Name:	Amy L. Ferrero

Title:	Senior Vice President, Administration

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AMENDED EXHIBIT 3.2.1

PERFORMANCE STANDARDS

Performance Standards for the Services provided would be as follows, and are measured from the date of receipt of all required and completed documentation to the time the transaction is completed. All references to “days” in this Amended Exhibit 3.2.1 shall mean Business Days.

Merrill Lynch Reportable Transactions

Transactions	1st Tier Performance Standard	2nd Tier Performance Standard
Claims Processing:
Acknowledge Death Claim*	90% completed within 2 Business Days	100% completed within 4 Business Days
Death Claim Payment*	90% completed within 2 Business Days	100% completed within 3 Business Days
Claim Correspondence		100% completed within 5 Business Days
Billing:
Payments*, **		100% completed Same Day
Misc. Billing Processing		100% completed Same Day
Billing Research		100% completed within 5 Business Days
Billing Record Change		100% completed within 2 Business Days
Accounting/Financial Processing:
Loans/Partial Withdrawals*, **		100% processed Same Day 100% of funds disbursed within 4 Calendar Days
Reallocations*, **		95% completed Same Day 100% completed Next Business Day
Surrenders/1035 Exchanges*, **		100% processed Same Day 100% of funds disbursed within 4 Calendar Days
Corrective Processing **		100% completed within 5 Business Days
Loan Wiring Authorization		100% completed within 3 Days
Price Corrections received by 2:00 PM ET (excludes multi-day and/or multi-fund price corrections) *, **		100% completed Same Day (in the case of multi-day and/or multi-fund price corrections, both parties agree to discuss a plan for correction)
Reinstatements		100% completed within 10 Business Days
Reissues		100% completed within 15 Business Days
Settlement Option Quote		100% completed within 10 Business Days

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Transactions	1st Tier Performance Standard	2nd Tier Performance Standard
Mutual Fund Trades (in excess of #1 million) Forecast	Notify Customer same day (by 4:00 pm ET daily)
Open Suspense items-Assigned to Liberty	100% resolved within 45 Business Days	Excludes death claim related suspense items
Misc. research items, including Breakage, open cash/suspense items, reinsurance and death claim related items	100% resolved or provide status of resolution within 5 Business Days of inquiry
Incoming/outgoing wires	100% completed same day (if received by 3:45 pm ET)
Cash Deposits	100% completed same day (if received by 3:45 pm ET)
Non-Financial Processing:
Merrill Lynch Account Number		100% completed within 2 Business Days
Financial Advisor Changes*		100% completed within 3 Business Days
Agent Changes*		100% completed within 7 Business Days
Address Changes*		100% completed within 5 Business Days
Beneficiary/Owner Changes*		100% completed within 7 Business Days
Other Non-Financial Changes		100% completed within 5 Business Days
Policy Informational Letters/Documents:
Inforce Illustrations		100% completed within 5 Business Days
Reg. 60 Illustrations*		100% completed within 5 Business Days
Duplicate Policies		100% completed within 5 Business Days
Telephone Correspondence		100% completed within 5 Business Days
Policy or Loan History		100% completed within 15 Business Days
Performance Data		100% completed within 5 Business Days
Surrender Packet		100% completed within 4 Business Days
Written Correspondence*		100% completed within 7 Business Days
Tax:
1099 Corrections or Duplicates		100% completed within 2 Business Days
Form 712		100% completed within 5 Business Days

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AMENDED EXHIBIT 3.2.1 (Continued)

Transactions	1st Tier Performance Standard	2nd Tier Performance Standard
Complaints:
Transfer Oral Customer Complaints*		100% completed within 2 Business Days
Transfer Written Customer Complaints*		100% completed within 1 Business Day
Call Center:
800 line calls received*		• 97% of total calls answered • 80% of total calls answered within 30 seconds

*ONLY THESE ASTERISKED TRANSACTIONS ARE SUBJECT TO SECTION 3.7 PENALTIES FOR FAILURE TO MEET PERFORMANCE STANDARDS

** If Liberty fails to meet these Performance Standards as a result of a delayed or missing transmission from Customer to Liberty, the missed Performance Standards will not be aggregated for penalties described in Section 3.7.

Note that any transaction which requires Customer actuarial calculations or support will be forwarded to Customer within the above prescribed timeframe and “Pended for Special Handling” while Liberty is awaiting a response from Customer. When forwarding a transaction to Customer, Liberty will include all information (current and historical Contract values, transaction history, date of original receipt, etc.) required to complete the actuarial calculation or support. The request from Liberty should also clearly indicate the specific transaction that has been requested. Once the transaction is returned to Liberty from Customer it will restart the performance standard period for the remaining days based on the above prescribed timeframes. In the event that the request is financial in nature, Liberty will process the transaction effective the date of original receipt in the Liberty Service Center unless otherwise instructed by Customer. Customer is responsible for any Breakage associated with transactions pended for special handling in this manner. All communications or contact with Contract owners, beneficiaries, or agents will be made solely by Liberty and not by Customer’s actuarial staff.

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AMENDED EXHIBIT 3.3.1

CUSTOMER INFORMATION SECURITY
TERMS AND CONDITIONS.

Liberty shall comply with the following rules (“applicable Information and Security Provisions”) when providing goods and/or services under this Agreement to Customer.

A. General

☐     Employs staff whose responsibilities include Information Security and Privacy and Information Risk Management.

Establishes and implements information security policies, processes, and procedures that govern:

a.	appropriate use of the Internet, electronic mail, voice mail, and facsimile machines by Liberty staff,

b.	Liberty staff remote access to Liberty-owned and operated networks and systems (both with user-level privileges and administrator-level privileges),

c.	Liberty personnel management (including procedures to be followed when a staff member leaves Liberty’s employ),

d.	backup, recovery, and archival of Liberty-owned and Customer-owned information,

e.	secure operating system and software application configuration and management,

f.	access to, processing, and disposal of Customer information,

g.	computer security incident response and investigation,

h.	security vulnerability notification and remediation,

i.	protection against malicious code and viruses,

j.	business continuity and disaster recovery,

k.	change management, and

l.	physical security;

☐     Will not post any information or inquiry to any public forum including, but not limited to, Internet Newsgroups, for which said information can be traced or related to Customer or the services provided under this Agreement;

☐     Use commercially reasonable efforts to monitor, on a regular basis, reputable sources of computer security vulnerability information such as FIRST, CERT/CC, and Liberty mailing lists, and take appropriate measures to obtain, thoroughly test, apply and provide to Customer relevant service packs, patches, upgrades, and workarounds.

☐     Test, on at least an annual basis, the implementation of its information security measures through the use of network, system, and application vulnerability scanning tools and/or penetration testing. High level results of each test, including vulnerability severity and counts, and a timeline for resolving any problems discovered, will be completed and provided to Customer within seven (7) Business Days of the completion of the test. Detailed results of any such test will be maintained by Liberty as confidential and will not be shared with any other parties, including Customer, to reduce exposure to potential exploitation. Reports will be provided to IS&P (Information Security and Protection) Team at Customer.

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☐     Maintain, for a period of at least 90 calendar days (or such longer period as may be required by law or contract) detailed logs files concerning all activity on Liberty’s systems associated with Services provided to Customer including, without limitation:

a.	All sessions to the secured site will be established

b.	Information related to the reception of specific information from a user or another system

c.	Failed user authentication attempts

d.	Unauthorized attempts to access resources (software, data, processes, etc.)

e.	Administrator actions

f.	Events generated (e.g., commands issued) to make changes in security profiles, permission levels, application security configurations, and/or system resources.

g.	All Log files should be protected against unauthorized access, modification, or deletion.

☐     Upon conclusion or termination of this Agreement, provide Customer with copies of all Customer information maintained under this Agreement. Liberty will remove all Customer information from the Liberty production and test systems, and will notify Customer when this is complete.

☐     Upon conclusion or termination of this Agreement, use mutually agreed upon data destruction processes (as approved and certified by each party’s information technology processes) to eliminate all Customer information from Liberty systems and applications

☐     Establish and implement a training and awareness program to communicate these policies, processes, and procedures to all staff members.

☐     Liberty further agrees to follow a documented management approval process to handle exceptions to the policies and processes defined in Section A above,

☐     Upon request, Liberty agrees to provide copies of relevant policy, process, and procedure documents to Customer.

☐     Adhere to a software design, development, testing, and deployment “life cycle” methodology for all software releases, and to integrate information security and information risk management into all phases of the methodology.

☐     Permit Customer to request and/or perform, at the expense of Customer, up to two additional security assessments per year, including but not limited to, review of policies, processes, and procedures, on-site assessment of physical security arrangements. Such assessments will be conducted at a time mutually agreed upon between Liberty and Customer, and the results will be provided to Liberty by Customer.

☐     At the time of initial user sign-on to any system, device, and/or application used to provide services under this Agreement, the system, device, and/or application must display a message advising users that the system they are accessing is for authorized use only. The message should also include content that advises prospective users that unauthorized and/or malicious use of the system is prohibited and violators may be prosecuted to the fullest extent of the local and international law and that by logging on, the user has read and understood these terms. The following is solely for example purposes:

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EXAMPLE OF US BASED LANGUAGE

**********************************************WARNING****************************************************************

You have accessed a private computer system. This system is for authorized use only and user activities are monitored and recorded by company personnel. Unauthorized access to or use of this system is strictly prohibited and constitutes a violation of federal and state criminal and civil laws, including Title 18, Section 1030 of the United States Code and applicable international laws. Violators will be prosecuted to the fullest extent of the law. By logging on you certify that you have read and understood these terms and that you are authorized to access and use this system.

B. Network and Communications Security

☐     At the Hosting Facility site, deploy multiple layers of defense, specifically firewalls, host/network-based intrusion detection and proxy services to increase the effort required to compromise network(s), system(s) or application(s) and to increase the probability that such attempts will be detected.

☐     Configure firewalls, network routers, switches, load balancers, name servers, mail servers, and other network components in accordance with commercially reasonable industry standards.

☐     Minimize the potential for external unauthorized access to Liberty Software systems through the use of firewalls, filtering routers, or other similar network segmentation devices.

☐     All security monitoring systems including, but not limited to, firewalls and intrusion detection systems must be monitored 24 hours per day, 365 days per year.

C. Infrastructure Platforms, Services, and Operations Security

☐     Configure all infrastructure platforms and services (operating systems, web servers, database servers, firewalls, routers, etc.) used to provide services under this Agreement and authentication mechanisms according to industry best practices.

☐     Ensure that all remote administrative access to production systems is performed over encrypted connections (i.e., SSH, SCP, SSL-enabled web-management interfaces, and VPN solutions).

☐     Restrict user accounts on each system used to provide services under this Agreement to those Liberty staff members with a job-related need to access the system.

☐     Use commercially reasonable efforts to ensure that the authentication mechanisms used to control access to each system used to provide services under this Agreement are configured to prevent the use of trivial and predictable authenticators. Strong authentication, such as token-based authentication, should be applied to users with remote access to systems and/or network devices. Liberty network authentication passwords must be at least six characters and include at least three of the following four categories:

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•	Upper case letters

•	Lower case letters

•	Numbers

•	Extended characters such as: () * & ^ % $# @ ! <> ? :; “ ] [ = +

Additional authorization controls to applications should be applied to users with access to critical business applications, sensitive information, or special access privileges, including password complexity as per the Liberty Password Requirements Table attached to this Amended Exhibit 3.3.1.

☐     Maintain logically separate development, quality assurance, test, and production operating environments as it relates to services provided under this agreement.

☐     Except for access required to diagnose problems, ensure that developers do not have access to production systems or production data. Lead programmers have access to production systems for emergency fixes only. This access is controlled using a profile with elevated privileges that is monitored by the information security staff.

D. Application Security

☐     Permit only authenticated and authorized users to view, create, modify, or delete information managed by applications used in connection with providing services under this Agreement.

☐     Ensure that web browser cookies that store confidential data will be encrypted using a public and widely accepted encryption algorithm.

☐     “Time out” and terminate system communication sessions after a period of user inactivity as per the Liberty Password Requirements Table attached as part of this Amended Exhibit 3.3.1. After this timeout, the user must re-authenticate to the network before any further work may be performed.

☐     Terminate any active sessions interrupted by power failure, system “crash,” network problem, or other anomaly, or when the connection is interrupted by the user as per the Liberty Password Requirements Table attached as part of this Amended Exhibit 3.3.1.

☐     Require each user of the application to be uniquely and unambiguously identified through the use of an identifier such as a user-id.

E. Data Security

☐     Transmit all Customer information classified “Confidential” or above between Liberty Software systems and Customer Software systems, or to an external user using the Secure Sockets Layer or Transport Layer Security protocols with no less than 128-bit keys. Under no

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circumstances shall Liberty permit this information to be transmitted unencrypted.

☐     When database storage is required, secure all Customer information classified “Confidential” or above with appropriate access controls or logical partitioning of data.

☐     Limit access to all Customer information processed under this Agreement to those Liberty Personnel with a job-related need, and require all such Liberty Personnel to sign and agree to be bound by a confidentiality agreement.

☐     Maintain separate and distinct development, test and staging, and production databases to ensure that production information is not accidentally altered or destroyed.

☐     Testing should be done only with test data; production files and data must never be impacted by the development process. If access to production data is required, such access must be limited to read only.

F. Physical Security

☐     Maintain all workstations, servers, and network equipment used to provide services under this Agreement in secure facilities owned, operated, or contracted for by Liberty.

☐     Limit access to these secure facilities to authorized Liberty staff members with job-related needs.

☐     Monitor access to these secure facilities through the use of security guards, surveillance cameras, authorized entry systems, or similar methods capable of recording entry and exit information.

☐     Maintain all backup and archival media containing Customer information, or other information used to provide services under this Agreement, in secure, environmentally-controlled storage areas owned, operated, or contracted for by Liberty.

☐     Limit access to backup and archival media storage areas and contents to authorized Liberty staff members with job-related needs.

☐     Ensure that, upon termination pursuant to the terms of Article 8, employee(s)’ physical and logical access to any services performed under this Agreement Customer will be removed and/or disabled within 24 hours of Customer’s request.

☐     Maintain a documented policy and procedure for handling the removal of non- personal property removed from secured areas (e.g., a Property Removal Pass). Authorizations by Liberty management must precede any equipment, information or software being taken off-site.

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☐     Liberty must implement appropriate physical and environmental controls. Physical access controls must include those that restrict and monitor entry to Liberty’s facility (e.g. data or network operations centers, telecommunications rooms, or ancillary areas (i.e. generator or UPS storage rooms), and should be implemented as follows:

a.	Access will be limited to a ‘need-to-know/use’ basis, and will be kept to a minimum;

b.	The Liberty or building custodian will review physical access privileges on a semi-annual basis;

c.	Physical entry to sensitive areas (data or network operations centers, UPS areas, etc.) must be minimally controlled by electronic card access locks.

☐     Dispose of Confidential Information as follows;

a.	Paper – Confidential Information contained on hard copy will be disposed of by shredding.

b.	Non-Paper Storage Media (e.g. tapes, computer discs, microfilm and microfiche) – using a mutually agreed upon method of destruction.

c.	Computer Hardware – Extreme caution will be taken when disposing or repairing of PC’s, laptops or other devices used to store confidential information. These devices must be cleared of all confidential information before they are destroyed, sent to a vendor to be repaired or refurbished, or donated to charity.

d.	A disk wipe utility or physical device must be used to fully erase all Liberty and all Customer information prior to disposal or transfer of any equipment containing a hard drive, removable media, or any media with data storage capabilities.

e.	Leased systems must be completely cleared of Liberty and all Customer information (data records) before being returned to the leasing company. A third party service may be used to perform disk wipes prior to return of equipment to the leasing company.

G. Malicious Code and Virus Protection

☐     Use the latest, commercially available industry acceptable virus and malicious code detection and protection product(s) on all workstations and servers used to provide services under this Agreement.

☐     Maintain installed virus and malicious code detection and protection product(s) at the latest available signature levels.

☐     Report all occurrences of viruses and malicious code, not handled by deployed detection and protection measures, on any workstation or server used to provide services under this Agreement, to Customer within 2 hours of discovery, if such occurrence causes a breach in security affecting Customer Data or Services. This report must be made by calling the Merrill Lynch Client Relationship Manager and 1-800 MER HELP (637 4357). The attendant will input a trouble ticket and route it to the Merrill Lynch IS&P queue.

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H. Business Continuity and Recovery

☐     Perform backups of all systems, applications, and data used to provide services under this agreement in a manner consistent with the business resumption specified elsewhere in this Agreement.

☐     Transfer backup media to a secure off-site storage facility as noted in Amended Exhibit 3.5

☐     Have a detailed, documented plan for responding to a prolonged disruption in services caused by power failure, system failure, natural disaster, or other unforeseen circumstances that includes processes and procedures for resuming operations within a mutually agreed upon time period.

☐     If the scope of the services provided under this agreement call for any level of Business Continuity, Liberty will provide Customer with a copy of their Business Continuity Plan for review.

☐     Test, on at least a twelve month basis, the implementation of this plan as stated in Amended Exhibit 3.5. The results of each test, and a plan for resolving any problems discovered in a timely manner, will be documented and such documentation provided to Customer within five business days of the completion of the test.

☐     Report the activation of this plan to Customer within one (1) hour of activation, and provide regular status updates, at mutually agreed upon times throughout the day, for the duration of the recovery period; This report must be made by calling the Merrill Lynch Client Relationship Manager and 1-800 MER HELP (637 4357). The attendant will input a trouble ticket and route it to the Merrill Lynch IS&P queue.

I. Computer Security Incident Response

     ☐     Have a detailed, documented plan for responding to computer security incidents that includes processes and procedures for assessing the severity of the incident, identifying the cause of the incident, repairing the cause of the incident, restoring normal operations, and documenting the results of the response

     ☐     Report the detection of any computer security incident involving the networks, systems, or applications used to provide services under this Agreement to Customer within 2 hours of discovery, if such incident jeopardizes Customer security or Data confidentiality, and provide regular status updates at four-hour intervals (or at mutually agreed upon times throughout the day) for the duration of the incident. This report must be made by calling the

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Merrill Lynch Client Relationship Manager and 1-800 MER HELP (637 4357). The attendant will input a trouble ticket and route it to the Merrill Lynch IS&P queue.

☐     Provide Customer, within five (5) Business Days of the closure of the incident, with a written report describing the incident, actions taken during the response, and plans for future actions to prevent a similar incident from occurring in the future.

         ☐     Follow industry best practices, when collecting and preserving evidence during an incident investigation.

J. Other

☐     At some time before the implementation/go live date, Customer will be permitted to perform a risk assessment and security review of any systems and applications that requires access to Customer information.

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AMENDED EXHIBIT 3.5

DATA RECOVERY PLAN AND BUSINESS CONTINUITY PLAN

Liberty will leverage its enterprise Disaster/Recovery (DRP) and Business Continuity Plans (BCP) for safeguarding and restoration of operations and Service Center services.

From the Services Starting Date, the Administrative System and the System will be backed up in their entirety (full system back-up) weekly. Definition of full system backup (“Full System Backup”) includes all of the following:

• Operating System and System Files	• All Database Dumps (SQL & Oracle)
• System Registry	• All Application Source Code
• System State information	• All Application Data
• All User files	• Systems Libraries

Incremental backups are performed daily following completion of batch cycle processing (“Incremental Backup”). Incremental Backup files contain information identical to the Full System Backup files, excepting only changes since the last Full System Backup or Incremental Backup.

Logs for all Full System Backup and Incremental Backup processes are checked daily for errors. In the event of a Full System Backup failure, the Full System Backup process is re-run at the next available opportunity (typically the evening following discovery of the failure).

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AMENDED EXHIBIT 3.5 (Continued)

All Weekly Full System Backups are sent to a secure, off-site location on the following Business Day. All Daily Incremental Backups are sent to a secure, off-site location on the following Business Day.

Quarter-end Full System Backups and Year-end Full System Backups are sent, no later than the following Business Day, to a secure off-site location.

Each such backups are stored with a defined retention period noted below.

Back-up File Retention

Daily Incremental Backups	-	Last 10 generations

Weekly Full System Backups	-	Last 5 generations

Quarter-end Full System Backups	-	Last 5 generations

Year-end Full System Backups	-	Last 7 generations

Liberty is committed to provide services to Customer for all days defined as a Business Day in this Agreement. Liberty has classified Business Continuity/Disaster-Recovery requirements as follows for Business Days.

Level of Severity	Severity Description	Systems Recovery Time
Level 1 Severity	Generally defined as Building and Systems are operational but not accessible to most employees (generally due to unsafe weather)	All Systems are available same day by 8:00 a.m. ET
Level 2 Severity	Systems, Network, and Telephony components are operational; however Business Process areas are inaccessible.	All Systems are available within 8 hours from declaration of disaster level.
Level 3 Severity	Business Process areas (and personnel) are accessible; however all or parts of certain Liberty Software / Customer Software are not.	Priority 1 Systems as defined in the Business Continuity Plan are available within 24 hours from declaration of disaster level.

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AMENDED EXHIBIT 3.5 (Continued)

Level of Severity	Severity Description	Systems Recovery Time
Level 4 Severity	Neither Business Process areas or Systems are available	Priority 1 Systems as defined in the Business Continuity Plan are available within 48 hours from declaration of disaster level

Declaration of disaster level is made by committee as defined in Liberty’s Disaster Recovery plan.

Liberty has contracted for recovery services for its computing platforms. This recovery services contract includes warm site services as well as ongoing review and testing of recovery procedures. The recovery procedures have been fully documented and the documentation is updated as changes occur. The recovery procedure is tested, including a complete restoration of all the systems at the warm site on an annual basis. Liberty’s data center and Quality Assurance areas monitor the conduct and results of the recovery test.

A copy of Liberty’s Business Continuity Plan has been provided to Customer. Updates to Liberty’s Business Continuity Plan will be made available to Customer upon request. A comparable Business Continuity Plan will be maintained for as long as the Contracts are being administered by Liberty.

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AMENDED EXHIBIT 9.1

ML System	Description	Status

Alus
CASSYS
CATS
CD
CDREINS
CHGCTL
CIR
CLAIMS
COBRA
COMPUSET
CRCP-Clients
CRCP-System
ESTI
ESTATE Inforce Illus
FID
FLEX
FLEX Inforce Illus
GEOTAX
GL
IC
JV
MIPS
MIPSHIST
MIPS Inforce Illus
ONYX
PAC
PS58
QUINTET
RPS
SAMS
Single Point
SCHED
TAX
VB POLLER
Citrix MetaFrame XPe
Microsoft Windows 2000 Advance Svr
Oracle Database 8.17 Enterprise Ed.
Edify IVR Software
Microsoft SQL 2000 Enterprise Ed.	Alpha Name Look-up
Cashiering
Chart of Accounts
Cash Disbursement
Reinsurance Cash Disbursement
Program Change Control
Current Interest Rate (onyx)
Death Claims
Commissions and Broker System
Compuset Poller
Client System
Core Program Functions
Estate Administration
Estate Inforce Illustrations
Fidelity Administration
Flex Administration
Flex Inforce Illustrations
Geographic Tax Identifier(doesn’t work)
General Ledger
Inventory Control
Journal Voucher
MIPS Administration
MIPS History Viewer
MIPS Inforce Illustration
ONYX Administration
Pre-authorized Checks
PS58 Tax Reporting
Client Letters
Repetitive Payment System
Suspense Account Monitoring System
Product/process documentation
Sched Administration
Tax Reporting
Application Mall Polling
Citrix Application Server
File / Terminal Server
Oracle Database System
IVR Software
SQL Server	Transferring
Transferring
Transferring
Transferring
Transferring
Transferring
Transferring
Transferring
Transferring
Assignable with a fee
Transferring
Transferring
Transferring
Transferring
Transferring
Transferring
Transferring
Transferring
Transferring
Not Transferring
Transferring
Transferring
Transferring
Transferring
Transferring
Transferring
Transferring
Transferring
Transferring
Transferring
Transferring
Transferring
Transferring
Transferring
Not Transferring
Not Transferring
Not Transferring
Not Transferring
Not Transferring

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Amended Exhibit 9.1 (Continued)

ML System	Description	Status

Microsoft IIS Server Citrix Web Interface(Nfuse) Windows Client Desktop Licenses (XP)	Web Server Citrix Web Client Host Desktop Operating Systems	Not Transferring Not Transferring Not Transferring

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EXHIBIT 12.1

Known System Issues That Exist in the Administrative System

The following issues currently exist for specified policies in Customer’s Administrative Systems. Each issue is being resolved and will require adjustments to policy values and/or other policy details when the resolution is complete. No system modifications or Customer funding are required as only these specific contracts are impacted and functionality exists within the Administrative Systems to make these changes. All changes to the 7 Contracts below will be implemented post Services Starting Date and prior to conversion date.

System/ Product
Issue	Description	Impacted	Scope
Incorrect Tax Status	Contract reflects as a Non-Mec but should be a MEC. As a result, when a loan was taken in 2001 it was not taxed. The client needs to be notified, the tax status on-line needs to be changed, policy values need to be validated and tax reporting needs to be done. This Contract will terminate 4/16/08 per over loan letter.	Flex	1 Contract
Face Amount Overstated	The face amount on this contract did not change properly after last PPP was made. It needs to be manually recalculated and adjusted on the admin system.	Flex	3 Contracts
Face Amount Overstated	The face amount did not change properly after an underwriting change on was made on 1 contract and after PPPs were applied on 2 other contracts. The face amounts need to be manually recalculated and adjusted on the admin system.	Sched	3 Contracts

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EXHIBIT 12.1 (Continued)

The following issues currently exist in Customer’s Administrative Systems. Customer has analyzed each issue and determined that modifications to Customer’s existing Administrative Systems will not be required prior to conversion to the Liberty Software. Such conversion is scheduled for completion by July 31, 2006. Liberty is financially responsible for correcting these issues.

System/Product
Issue	Description	Impacted	Scope
Initial Contract Load	Initial load does not match those provided in the product specification.	Flex	116 contracts
Target Loan Amount Formula	Target loan amounts available formula may be inconsistent with preferred loan verbiage in the prospectus.	Flex	Unknown at this time
Overloan Logic	Systematic overloan processing does not exist.	Flex, Sched, Fidelity	N/A
Maturity Logic	No maturity logic in systems.	All but MIPS	N/A
Financial Transactions After Market Close	The administrative systems do not prevent the user from processing financial transactions after market close. Currently a daily report is validated to ensure late trading does not occur.	All systems	N/A
Guarantee Period Expiring	There is no systematic termination of contracts when the policy’s guarantee period expires and there is no cash value in the policy.	All systems	N/A
Vanishing Premium	The vanishing premium concept on Priority One contracts cannot be exercised systematically.	Onyx	N/A
Tabular Value Discrepancy	Tabular values for this contract do not match and should be fixed with conversion.	Legacy Power	1 contract
Tabular Value Discrepancy	The tabular value amount on the admin system corresponds to a value one quarter ahead. Tabular value at issue should equal net premium amount.	Legacy Power	N/A
Face Amount Change with Partial Withdrawal	Flex screens show change in face immediately for policies electing partial withdrawals however the change should take effect on the next policy processing date.	Flex	N/A
New Contract Issuance	New contracts cannot be produced and maintained on the administrative system without developer intervention.	All	N/A
Face Amount Adjustment	Face amount is not adjusting down when taking a partial withdrawal and guarantee period is less than life.	Flex	30 contracts currently. Can potentially grow to several hundred.

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EXHIBIT 12.1 (Continued)

System/ Product
Issue	Description	Impacted	Scope
Non-Mec Partial Withdrawals	System does not allow for partial withdrawal processing on a non-mec contract.	Onyx	Potentially high volume.
GID NSP Factor Recalculation	GID NSP factor recalculation does not occur for premium payments on anniversary	Flex	Currently impact is very low but potentially could grow. Thousands possible.
Premium Payments on Policy Anniversary without GID	If a premium is processed on an anniversary for a Prime Plan VI or Prime Plan 7 contract without GID, the COI charge on the next quarterversary does not match product specs.	Flex	Large number of potential contracts. PAC or CMA clients more likely impacted.
Onyx Cost of Insurance	Cost of Insurance logic has not been coded.	Onyx	7,000-8,000 contracts
Premium Loan Payoff	Premium loan payoff calculation in the admin system is inconsistent with the prospectus wording.	Flex	N/A
Cash Value	The quarterly administrative charge is not interpolated between processing dates.	PP VI & Captain Flex	N/A

The following issues currently exist in Customer’s Administrative Systems. Customer has analyzed each issue and determined that modifications to Customer’s existing Administrative Systems will not be required prior to conversion to the Liberty Software. Such conversion is scheduled for completion by July 31, 2006. However, because of the immediate increased financial risk to Customer due to these issues, an interim manual solution for addressing these issues will be defined by Customer no later than May 2, 2005 and implemented by Liberty no later than June 30, 2005. Liberty is financially responsible for correcting these issues.

System/ Product
Issue	Description	Impacted	Scope
DL2 Plan C drop in face amount	Contractual drop in face for DL2 Plan C policies is not occurring.	Sched	Potentially several hundred
Year 15 auto drop in face amount.	Auto drop in face in year 15 for contracts with partial withdrawals taken is not working	Fidelilty	200 contracts

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EXHIBIT 12.1 (Continued)

The following issues currently exist in Customer’s Administrative Systems. Manual procedures are utilized by Customer to allow for processing within the specified Service Level Agreement for each impacted transaction. Liberty has been provided with these manual procedures. In addition, Service Level Agreements impacted by these manual processes have been modified in this Amendment #2. Although Customer is not requiring Liberty to systematically correct these issues prior to or with conversion to the Liberty Software, the original Service Level Agreement as defined in this Agreement will be in effect when conversion is complete. If Liberty chooses to modify Customer’s existing Administrative Systems to allow for systematic processing, Liberty will be financially responsible for those changes.

System/ Product
Issue	Description	Impacted	Scope
Total Investment Base Reallocation	Total investment base reallocation cannot be processed systematically.	Flex, Sched, Estate, Fidelity	N/A

Invalid MLA Numbers.	Inactive MLA numbers exist on the administrative systems.	All	Potentially thousands.

Change Fund Expenses	Fund expense changes in the illustration system require developer intervention.	Flex & MIPS Illustrations	N/A

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